Exhibit 10.1

EXECUTION VERSION

FOURTH AMENDMENT TO

REVOLVING CREDIT AND SECURITY AGREEMENT

THIS FOURTH AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT, dated as of August 21, 2024 (the “Amendment”), is made pursuant to that certain Revolving Credit and Security Agreement dated as of October 30, 2020 (as amended by that certain (i) First Amendment to Revolving Credit and Security Agreement and Omnibus Amendment to Facility Documents, dated as of July 1, 2021, (ii) Second Amendment to Revolving Credit and Security Agreement, dated as of May 10, 2022, and (iii) Third Amendment to Revolving Credit and Security Agreement, dated as of October 20, 2022, and as may be further amended, restated, modified or supplemented from time to time, the “Agreement”), among CAPITALA BUSINESS LENDING, LLC, a Delaware limited liability company, as borrower (together with its permitted successors and assigns, the “Borrower”); MOUNT LOGAN MANAGEMENT LLC, a Delaware limited liability company (“Mount Logan”), as the collateral manager (in such capacity, together with its permitted successors and assigns, the “Collateral Manager”); the LENDERS from time to time party hereto; KEYBANK NATIONAL ASSOCIATION, as administrative agent for the Secured Parties (as hereinafter defined) (in such capacity, together with its successors and assigns, the “Administrative Agent”); and U.S. BANK NATIONAL ASSOCIATION, as custodian (in such capacity, together with its successors and assigns, the “Custodian”). Capitalized terms defined in the Agreement have the same meanings when used herein.

W I T N E S S E T H :

WHEREAS, the Borrower, the Collateral Manager, the Lenders, the Administrative Agent and the Custodian have previously entered into and are currently party to the Agreement;

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders make certain amendments to the Agreement and the Administrative Agent and the Lenders are willing to do so under the terms and conditions set forth in this Amendment;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1. Amendments. Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Agreement shall be, and it hereby is, amended with text marked in underline indicating additions to the Agreement and with text marked in ~~strikethrough~~ indicating deletions to the Agreement as set forth in Exhibit A attached hereto.

Section 2. Conditions Precedent. The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

2.1. The Administrative Agent, the Borrower, the Collateral Manager, the Lenders and the Custodian shall have executed and delivered this Amendment.

2.2. Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Administrative Agent and its counsel.

Section 3. Representations of the Borrower and Collateral Manager. The Borrower hereby represents and warrants to the parties hereto that, after giving effect to this Amendment, each of its representations and warranties contained in Article IV of the Agreement and any other Facility Documents to which it is a party are true and correct in all material respects as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date).

Section 4. Agreement in Full Force and Effect. Except as specifically amended herein, the Agreement shall continue in full force and effect in accordance with its original terms and the liens created and provided for by the Facility Documents remain in full force and effect and continue to secure, among other things, the performance of all of the Borrower’s Obligations under the Facility Documents and the Agreement as amended hereby. Reference to this specific Amendment need not be made in the Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.

Section 5. Execution in Counterparts. This Amendment may be executed and delivered in any number of counterparts (including by facsimile or electronic transmission (including .pdf file, .jpeg file or any electronic signature complying with the U.S. federal ESIGN Act of 2000, including Orbit, Adobe Sign, DocuSign, or any other similar platform identified by Borrower or Collateral Manager and reasonably available at no undue burden or expense to the Administrative Agent)), each of which shall be deemed an original, and all of which together constitute one and the same agreement. Delivery of an executed counterpart signature page of this Amendment by facsimile or any such electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment and shall have the same legal validity and enforceability as a manually executed signature to the fullest extent permitted by applicable law. Any electronically signed document delivered via email from a person purporting to be an authorized officer shall be considered signed or executed by such authorized officer on behalf of the applicable person. The Administrative Agent shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

Section 6. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICT OF LAW PRINCIPLES, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

Section 7. Direction to Execute. Each of the Borrower, the Collateral Manager, the Lenders and the Administrative Agent hereby direct the Custodian to execute this Amendment and acknowledge and agree that the Custodian shall be duly protected in relying upon the foregoing direction.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to Revolving Credit and Security Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

CAPITALA BUSINESS LENDING, LLC, as Borrower

By:	/s/ Brandon Satoren

Name:	Brandon Satoren
Title:	Authorized Signatory

MOUNT LOGAN MANAGEMENT, LLC, as Collateral Manager

By:	/s/ Brandon Satoren

Name:	Brandon Satoren
Title:	Authorized Signatory

[Signature Page to Fourth Amendment to Revolving Credit and Security Agreement]

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:	/s/ Richard Andersen

Name:	Richard Andersen
Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as Custodian

By:	/s/ Ralph J. Creasia, Jr.

Name:	Ralph J. Creasia, Jr.
Title:	Senior Vice President

[Signature Page to Fourth Amendment to Revolving Credit and Security Agreement]

EXHIBIT A TO FOURTH AMENDMENT TO

REVOLVING CREDIT AND SECURITY AGREEMENT

[ATTACHED]

~~EXECUTION VERSION~~

CONFORMED THROUGH ~~THIRD~~FOURTH	AMENDMENT DATED AS OF ~~OCTOBER 20~~AUGUST 21, ~~2022~~2024

REVOLVING CREDIT AND SECURITY AGREEMENT

among

CAPITALA BUSINESS LENDING, LLC,

as Borrower,

MOUNT LOGAN MANAGEMENT, LLC,

as Collateral Manager

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

KEYBANK NATIONAL ASSOCIATION,

as Administrative Agent

KEYBANK NATIONAL ASSOCIATION,

as Lead Arranger

AND

U.S. BANK NATIONAL ASSOCIATION,

as Custodian

DATED AS OF OCTOBER 30, 2020

i

Section 5.05	Certain Undertakings Relating to Separateness	97

ARTICLE VI EVENTS OF DEFAULT		99

Section 6.01	Events of Default	99
Section 6.02	Remedies upon an Event of Default	101
Section 6.03	Collateral Manager Termination Events	103
Section 6.04	Remedies upon a Collateral Manager Termination Event	105

ARTICLE VII PLEDGE OF COLLATERAL; RIGHTS OF THE ADMINISTRATIVE AGENT		105

Section 7.01	Grant of Security	107
Section 7.02	Release of Security Interest	106
Section 7.03	Rights and Remedies	107
Section 7.04	Remedies Cumulative	107
Section 7.05	Related Documents	108
Section 7.06	Borrower Remains Liable	108
Section 7.07	Protection of Collateral	108

ARTICLE VIII ACCOUNTS, ACCOUNTINGS AND RELEASES		109

Section 8.01	Collection of Money	109
Section 8.02	Collection Account	110
Section 8.03	The Revolving Reserve Account; Fundings	111
Section 8.04	Covered Account Details	112
Section 8.05	Delivery of Report, Notices, Etc.	112
Section 8.06	Accountings	112
Section 8.07	Release of Collateral	113
Section 8.08	Reports by Independent Accountants	114

ARTICLE IX APPLICATION OF MONIES		115

Section 9.01	Disbursements of Monies from Collection Account	115

ARTICLE X SALE OF COLLATERAL LOANS; PURCHASE OF ADDITIONAL LOANS		118

Section 10.01	Sales of Collateral Loans	118
Section 10.02	Purchase or Origination of Additional Loans	119
Section 10.03	Substitution and Transfer of Loans	120
Section 10.04	Conditions Applicable to All Sale, Origination, Substitution and Purchase Transactions	121
Section 10.05	Additional Equity Contributions	122

ARTICLE XI ADMINISTRATION AND SERVICING OF CONTRACTS		122

Section 11.01	Designation of the Collateral Manager	122
Section 11.02	Duties of the Collateral Manager	122
Section 11.03	Liability of the Collateral Manager; Indemnification of the Collateral Manager Persons	125
Section 11.04	Authorization of the Collateral Manager	126
Section 11.05	Realization Upon Defaulted Loans	126

Section 14.09	Return of Related Documents	159
Section 14.10	Access to Certain Documentation and Information Regarding the Collateral; Audits	159
Section 14.11	Representations and Warranties of the Custodian	160
Section 14.12	Covenants of the Custodian	160

SCHEDULES

SCHEDULE 1	Initial Commitments and Percentages
SCHEDULE 2	Forms of Monthly Report
SCHEDULE 3	Initial Collateral Loans
SCHEDULE 4	Moody’s Industry Classifications
SCHEDULE 5	Notice Information
SCHEDULE 6	Covered Account Details
SCHEDULE 7	Risk Rating
SCHEDULE 8	Investment Policies
SCHEDULE 9	Approved Pricing Services
SCHEDULE 10	Prohibited Assignees

EXHIBITS

EXHIBIT A	Form of Notice of Borrowing (with attached form of Borrowing Base Calculation)
EXHIBIT B	Form of Notice of Prepayment
EXHIBIT C	Form of Assignment and Acceptance
EXHIBIT D	Form of Account Control Agreement
EXHIBIT E	Form of Release of Related Documents
EXHIBIT F	Form of Facility Amount Increase Request
EXHIBIT G	Reserved
EXHIBIT H	Form of Closing Certificate
EXHIBIT I	Form of U.S. Tax Compliance Certificate
EXHIBIT J	Form of Compliance Certificate
EXHIBIT K	Form of Custodial Certificate

REVOLVING CREDIT AND SECURITY AGREEMENT

REVOLVING CREDIT AND SECURITY AGREEMENT dated as of October 30, 2020 among CAPITALA BUSINESS LENDING, LLC, a Delaware limited liability company, as borrower (together with its permitted successors and assigns, the “Borrower”); MOUNT LOGAN MANAGEMENT, LLC, a Delaware limited liability company (“Mount Logan Management”), as the collateral manager (in such capacity, together with its permitted successors and assigns, the “Collateral Manager”); the LENDERS from time to time party hereto; KEYBANK NATIONAL ASSOCIATION, as administrative agent for the Secured Parties (as hereinafter defined) (in such capacity, together with its successors and assigns, the “Administrative Agent”); and U.S. BANK NATIONAL ASSOCIATION, as custodian (in such capacity, together with its successors and assigns, the “Custodian”).

RECITALS:

The Borrower desires that the Lenders make advances on a revolving basis to the Borrower on the terms and subject to the conditions set forth in this Agreement; and

Each Lender is willing to make such advances to the Borrower on the terms and subject to the conditions set forth in this Agreement.

In consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the meanings indicated:

“Account Bank” means (a) KeyBank National Association or (b) another Qualified Institution reasonably acceptable to the Administrative Agent.

“Account Control Agreement” means an agreement in substantially the form of Exhibit D.

“Adjusted Term SOFR Rate” means for any Interest Accrual Period with respect to a Term SOFR Advance, the greater of (a) the Floor and (b) the forward-looking term rate for a one-month tenor based on SOFR that is published by CME Group Benchmark Administration Ltd (“CBA”) (“Term SOFR”) and displayed on CME’s Market Data Platform (or other commercially available source providing such quotations as may be selected by the Administrative Agent from time to time), at approximately 11:00 a.m. New York City time, two Business Days (the “Lookback Day”) prior to the commencement of such Interest Accrual Period (and rounded to the nearest 1/16th of 1%); provided that if by 5:00 pm (New York City time) on any Lookback Day, Term SOFR for such day has not been published, then such Term SOFR for such day will be such Term SOFR as published in respect of the first preceding SOFR Business Day for which such rate was published; provided, further, that any Term SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of such Term SOFR for no more than three (3) consecutive SOFR Business Days.

“Administrative Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Administrative Agent Fee Letter” means that certain “Amended and Restated Administrative Agent Fee Letter”, dated as of the date hereof, by and between the Administrative Agent and the Borrower.

“Administrative Agent Indemnified Liabilities” has the meaning assigned to such term in Section 12.04.

“Administrative Expense Cap” means, for any rolling 12-month period, an amount equal to $200,000.

“Administrative Expenses” means the fees and expenses (including indemnities) and other amounts of the Borrower due or accrued with respect to any Payment Date and payable, on a pro rata basis, to:

(a) the Independent Accountants, agents (other than the Collateral Manager) and counsel of the Borrower for fees and expenses related to the Collateral and the Facility Documents;

(b) any rating agency for fees and expenses in connection with the rating of (or provision of credit estimates in respect of) any Collateral Loans; and

(c) any other Person (other than the Lenders) in respect of any other fees or expenses permitted under or incurred pursuant to the Facility Documents and other amounts payable by the Borrower under any Facility Document.

provided that, for the avoidance of doubt, amounts that are expressly payable to any Person under the Priority of Payments in respect of an amount that is stated to be payable as an amount other than as Administrative Expenses (including, without limitation, interest and principal, other amounts owing in respect of the Advances and the Commitments, fees due to the Administrative Agent pursuant to the Administrative Agent Fee Letter, and the Collateral Management Fees) and expenses paid on the Closing Date and the Second Amendment Closing Date shall not constitute Administrative Expenses.

“Advance Rate” means, with respect to any Loan or any portion of any Loan on any date of determination (including on the date of each Advance, if applicable), the advance rate across from the applicable “Leverage Tier” for each portion of a Loan that falls within the applicable Leverage Tier below as determined by the following schedule; provided that, in respect of any Loan whose non-compliance with the Eligible Loan definition is waived by the Administrative Agent, the Administrative Agent shall assign an Advance Rate to such Loan in its sole discretion:

Leverage Tier	Advance Rate

Tier 1, First Lien Loan	65.0%
Tier 2, First Lien Loan	50.0%
Tier 3, First Lien Loan	30.0%
Tiers 1 and 2, Second Lien Loan	50.0%
Tier 3, Second Lien Loan	30.0%

For the avoidance of doubt, an individual Loan may have multiple applicable Advance Rates for different portions of such Loan. Any portion of a Loan that has EBITDA Leverage applicable to a Tier 1 Loan shall have an Advance Rate based on a Tier 1 First Lien Loan or Tier 1 Second Lien Loan, as applicable, as set forth above and any portion of a Loan that constitutes a Tier 2 Loan shall have an Advance Rate based on a Tier 2 First Lien Loan or Tier 2 Second Lien Loan, as applicable, as set forth above.

“Advance” has the meaning assigned to such term in Section 2.01.

“Affected Person” means (a) each Lender and each of its Affiliates and (b) any assignee or participant of any Lender (unless the benefit of any particular provision hereof to any such Affected Person is otherwise expressly excluded herein).

“Affiliate” means, in respect of a referenced Person, another Person Controlling, Controlled by or under common Control with such referenced Person; provided that a Person shall not be deemed to be an “Affiliate” of an Obligor solely because it is under the common ownership or control of the same financial sponsor or affiliate thereof as such Obligor (except if any such Person or Obligor provides collateral under, guarantees or otherwise supports the obligations of the other such Person or Obligor).

“Agent’s Account” means the account maintained at KeyBank National Association, ABA #021300077, Account number: 329953020917, Attn: SFS Operations, Ref: Capitala Business Lending, LLC.

“Aggregate Funded Spread” means, as of any date, in the case of each Collateral Loan, (a)(i) in the case of each Floating Rate Obligation, the excess of the sum of the spread over the applicable index (including any London interbank offered rate based index or SOFR) and such index over Term SOFR as then in effect and (ii) in the case of each Fixed Rate Obligation, the stated coupon applicable to such Fixed Rate Obligation minus Term SOFR as then in effect (which spread or excess may be expressed as a negative percentage) multiplied by (b) the Principal Balance of such Collateral Loan.

“Aggregate Loan Balance” means, when used with respect to all or a portion of the Eligible Loans, the sum of the Loan Balances of all or of such portion of the Eligible Loans.

“Agreement” means this Revolving Credit and Security Agreement.

“Amortization Period” means the period beginning on the day immediately following the Commitment Termination Date to and including the Final Maturity Date, unless otherwise extended as requested by the Borrower and agreed to in the sole discretion of the Administrative Agent and each Lender.

“Anti-Corruption Laws” means, with respect to any Person, the United States Foreign Corrupt Practices Act of 1977 and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders applicable to such Person.

“Anti-Money Laundering Laws” means any Applicable Law in any jurisdiction in which any Credit Party or any of its Subsidiaries are located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Law” means any Law of any Governmental Authority, including all Federal and state banking or securities laws, to which the Person in question is subject or by which it or any of its assets or properties are bound.

“Applicable Margin” means (a) during the Reinvestment Period, ~~2.90~~2.80% per annum and (b) during the Amortization Period, ~~3.25~~3.20% per annum.

“Appraisal” means with respect to any Loan, an appraisal of such Loan that is conducted by an Approved Appraisal Firm, which may be in the form of an update or reaffirmation by an Approved Appraisal Firm of an appraisal of such Loan previously performed by an Approved Appraisal Firm.

“Approved Appraisal Firm” means (a) Lincoln International, Valuation Research Company and Murray Devine, (b) another independent appraisal firm recognized as being experienced in conducting valuations of secured loans or (c) another independent financial adviser of recognized standing retained by the Borrower, the Collateral Manager or the agent or lenders under any Loan, in each case of clauses (b) and (c), as consented to by the Administrative Agent.

“Approved Dealer” means a broker-dealer registered under the Exchange Act of nationally recognized standing or an Affiliate thereof.

“Approved Pricing Service” means a pricing or quotation service as set forth in Schedule 9 or any other pricing or quotation service approved by the Collateral Manager and designated in writing to the Administrative Agent.

“Asset Coverage Ratio” means the ratio of gross assets (less all liabilities and indebtedness not represented by senior securities) (all as determined pursuant to the Investment Company Act) to the aggregate amount of senior securities representing indebtedness.

“Assigned Interests” has the meaning assigned to such term in Exhibit C.

“Assignment and Acceptance” means an Assignment and Acceptance in substantially the form of Exhibit C, entered into by a Lender, an assignee, the Administrative Agent and, if applicable, the Borrower.

“Assignor” has the meaning assigned to such term in Exhibit C.

“Assumption Date” has the meaning assigned to such term in Section 11.09(b).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Accrual Period pursuant to this Agreement, or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Accrual Period” pursuant to Section 2.17(b)(iv).

“Bankruptcy Code” means the United States Bankruptcy Code, as amended.

“Base Rate” means, on any date, a fluctuating rate of interest per annum equal to the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) the one-month Term SOFR rate plus 1.00%. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of the Administrative Agent or any Lender. Interest calculated pursuant to this definition will be determined based on a year of 360 days and actual days elapsed.

“Base Rate Advance” means each Advance bearing interest at a rate that is based upon the Base Rate.

“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.17(b).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for the then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement Benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in Dollars at such time and (b) the related Benchmark Replacement Adjustment, if any; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Facility Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), if any, that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day,” or “SOFR Business Day”, the definition of “Interest Accrual Period” or any similar or analogous definition (or the addition of a concept of “interest accrual period”), the timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, and other technical, administrative or operational matters) that the Administrative Agent decides (with the prior consent of the Borrower (not to be unreasonably withheld or delayed)) may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent (with the prior consent of the Borrower (not to be unreasonably withheld or delayed)) decides is reasonably necessary in connection with the administration of this Agreement and the other Facility Documents).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (A) if the event giving rise to the Benchmark Replacement Date for any Benchmark occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such Benchmark and for such determination and (B) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, with respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Facility Document in accordance with Section 2.17 and (b) ending at the time that a Benchmark

Replacement has replaced such Benchmark for all purposes hereunder and under any Facility Document in accordance with Section 2.17(b).

“Beneficial Owner” means, with respect to the Borrower, (a) each individual, if any, who, directly or indirectly, owns 10% or more of the equity interests in the Borrower and (b) a single individual with significant responsibility to control, manage, or direct the Borrower and its management.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Blended Advance Rate” means, as of any date of determination with respect to any Eligible Loan, the number obtained by summing the products for each portion of such Eligible Loan obtained by multiplying:

The Advance Rate at such time applicable to all or a portion of such Eligible Loan	X	The corresponding portion of the Loan Balance attributable to such Eligible Loan to which such Advance Rate applies and dividing such sum by:

The Loan Balance of such Eligible Loan as of such date of determination.

“Borrower” has the meaning assigned to such term in the introduction to this Agreement.

“Borrower Information” has the meaning assigned to such term in Section 13.09.

“Borrower LLC Agreement” means the amended and restated limited liability company agreement of the Borrower, dated as of May 10, 2022.

“Borrowing” has the meaning assigned to such term in Section 2.01.

“Borrowing Base” means, at any time, the sum of (a) the product of (i) (A) the Aggregate Loan Balance minus (B) the Excess Concentration Amount minus (C) the Unfunded Exposure Equity Amount and (ii) the lesser of (x) the Maximum Facility Advance Rate and (y) the Weighted Average Advance Rate and (b) all amounts deposited in the Collection Account or Revolving Reserve Account that constitute Principal Proceeds.

“Borrowing Base Calculation Statement” means a statement in substantially the form attached as Schedule I to the form of Notice of Borrowing attached hereto as Exhibit A, as such form of Borrowing Base Calculation Statement may be modified by the Administrative Agent (in consultation with the Borrower) from time to time to the extent such form does not, in the good faith discretion of the Administrative Agent, accurately reflect the calculation of the Borrowing Base required hereunder.

“Borrowing Date” means the date of a Borrowing.

“Business Day” means (a) any day other than a Saturday or Sunday, on which banks are not required or authorized to be closed in New York, New York, Boston, Massachusetts, Charlotte, North Carolina, Chicago, Illinois, Minneapolis, Minnesota or Florence, South Carolina and (b) with respect to any matters relating to Term SOFR Advances, a SOFR Business Day.

“Cash” means Dollars immediately available on the day in question.

“CBA” has the meaning provided in the definition of “Adjusted Term SOFR Rate.”

“Certificate of Beneficial Ownership” means, with respect to the Borrower, a certificate certifying, among other things, the Beneficial Owner of the Borrower, delivered on the Closing Date, as the same may be updated or amended from time to time in accordance with this Agreement.

“Certificated Security” has the meaning specified in Section 8-102(a)(4) of the UCC.

“Change of Control” means, at any time, the occurrence of one of the following events: (1) Logan Ridge shall cease to own, directly or indirectly, at least 100% of the equity interests of the Borrower free and clear of all Liens other than Permitted Liens at any time; or (2) Mount Logan Management, LLC or an Affiliate thereof fails to direct the management and policies of Logan Ridge.

“Clearing Corporation” means each entity included within the meaning of “clearing corporation” under Section 8-102(a)(5) of the UCC.

“Clearing Corporation Security” means securities which are in the custody of or maintained on the books of a Clearing Corporation or a nominee subject to the control of a Clearing Corporation and, if they are Certificated Securities in registered form, properly endorsed to or registered in the name of the Clearing Corporation or such nominee.

“Closing Date” means October 30, 2020.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

“Collateral” has the meaning assigned to such term in Section 7.01(a).

“Collateral Interest Amount” means, as of any date of determination, the sum of (A) the aggregate amount of “Interest Proceeds” calculated solely pursuant to clause (a) of the definition of “Interest Proceeds” that have been received according to the payment schedule(s) under the Related Documents during the Collection Period ending on such Determination Date plus (B) all interest and other income that is accrued but unpaid during such Collection Period on the Collateral Loans (excluding any such amounts with respect to Ineligible Loans).

“Collateral Loan” means a Loan that is owned by the Borrower and included as part of the Collateral.

“Collateral Management Fees” means the monthly fee, accruing from the Closing Date, payable in arrears on each Payment Date for the related Interest Accrual Period, in an amount equal to 0.50% per annum (calculated on the basis of a 360 day year and the actual number of days elapsed) of the aggregate Principal Balance of all Collateral Loans as of the last day of the related Collection Period. For the avoidance of doubt, the Collateral Manager may waive the right to receive the Collateral Management Fees on any Payment Date.

“Collateral Management Standard” means, with respect to any Loan included in the Collateral, to service and administer such Collateral Loan in accordance with the Related Documents and all customary and usual servicing practices (a) which are consistent with the higher of: (i) the customary and usual servicing practices that a prudent loan investor or lender would use in servicing loans like the Collateral Loans for its own account, and (ii) the same care, skill, prudence and diligence with which the Collateral Manager services and administers loans for its own account or for the account of others; (b) to the extent not inconsistent with clause (a), with a view to maximize the value of the Collateral Loans; and (c) without regard to: (i) any relationship that the Collateral Manager or any Affiliate of the Collateral Manager may have with any Obligor or any Affiliate of any Obligor, (ii) the Collateral Manager’s obligations to incur servicing and administrative expenses with respect to a Collateral Loan, (iii) the Collateral Manager’s right to receive compensation for its services hereunder or with respect to any particular transaction, (iv) the ownership by the Collateral Manager or any Affiliate thereof of any retained interest or one or more loans of the same class as any Collateral Loans, (v) the ownership, servicing or management for others by the Collateral Manager of any other loans or property by the Collateral Manager, or (vi) any relationship that the Collateral Manager or any Affiliate of the Collateral Manager may have with any holder of other loans of the Obligor with respect to such Collateral Loans.

“Collateral Manager” has the meaning assigned to such term in the introduction of this Agreement.

“Collateral Manager Breach” has the meaning assigned to such term in Section 11.03(a).

“Collateral Manager Expense Cap” means, for any rolling twelve-month period, an amount equal to $300,000 or such greater amount as approved by the Administrative Agent in writing in its sole discretion.

“Collateral Manager Person” has the meaning assigned to such term in Section 11.03(a).

“Collateral Manager Termination Event” means the occurrence of any of the events, acts or circumstances set forth in Section 6.03.

“Collateral Manager’s Certificate” has the meaning assigned to such term in Section  5.03(j)(~~i~~ii ).

“Collateral Quality Test” means each of (a) the Weighted Average Spread Test, (b) the Weighted Average Life Test, (c) the Weighted Average Loan to Enterprise Value Test, (d) the Weighted Average Senior Debt Ratio Test and (e) the Weighted Average Total Debt Ratio Test.

“Collateral Sale Notice Date” has the meaning assigned to such term in Section 6.02(b).

“Collection Account” means account number 359681599643 in the name of the Borrower maintained at KeyBank National Association.

“Collection Period” means, with respect to any Payment Date, the period commencing immediately following the prior Collection Period (or on the Closing Date, in the case of the Collection Period relating to the first Payment Date) and ending on the last day of the month prior to the month in which such Payment Date occurs or, in the case of the final Collection Period preceding the Final Maturity Date or the final Collection Period preceding an optional prepayment in whole of the Advances, ending on the day preceding the Final Maturity Date or the date of such prepayment, respectively.

“Collections” means (a) all cash collections, distributions, payments and other amounts received, and to be received by the Borrower, from any Person in respect of any Collateral, including all principal, interest, fees, distributions and redemption and withdrawal proceeds payable to the Borrower under or in connection with any such Collateral and all Proceeds from any sale or disposition of any such Collateral and (b) all interest earnings in the Collection Account and any other related transaction accounts.

“Commitment” means, as to each Lender, the obligation of such Lender to make, on and subject to the terms and conditions hereof, Advances to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding for such Lender up to but not exceeding the amount set forth opposite the name of such Lender on Schedule 1 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable, as such amount may be reduced from time to time pursuant to Section 2.06 or increased or reduced from time to time pursuant to assignments effected in accordance with Section 13.06(a).

“Commitment Reduction Fee” has the meaning assigned to such term in the Lender Fee Letter.

“Commitment Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date of the termination of the Commitments in whole pursuant to Section 2.06(b) (c) the date of the termination of the Commitments pursuant to Section 6.02~~.~~ and (d) the date selected by the Required Lenders following an occurrence of any Early Amortization Event.

“Concentration Limitations” means, as of any date of determination, the following limitations applied to the Aggregate Loan Balance of the Eligible Loans owned (or, in relation to a proposed acquisition of a Loan, proposed to be owned) by the Borrower, and calculated as a percentage of the Concentration Test Amount (unless otherwise specified below):

(a) not more than (i) ~~25.0~~30.0% consists of Eligible Loans with Obligors in the largest Moody’s Industry Classification (measured as the Moody’s Industry Classification with the largest percentage of the Aggregate Loan Balance) and (ii) 67.5% collectively consists of Eligible Loans the Obligors of which are in the four largest Moody’s Industry Classifications (measured as the Moody’s Industry Classifications with the 1st, 2nd, 3rd and 4th largest percentage of the Aggregate Loan Balance);

(b) not more than (i) 15.0% consists of Eligible Loans of the Obligor which, together with any Affiliates thereof, is the Obligor of the largest percentage of the Aggregate Loan Balance, (ii) 12.0% consists of Eligible Loans of the Obligor which, together with any Affiliates thereof, is the Obligor of the 2nd largest percentage of the Aggregate Loan Balance and (iii) at such time as there are at least ten (10) Obligors in respect of Collateral Loans, not more than 40.0% consists collectively of Eligible Loans of the Obligors which, together with any Affiliates thereof, are the Obligors of the 1st, 2nd, 3rd and 4th largest percentage of the Aggregate Loan Balance;

(c) not more than 15.0% consists of Loans whose Obligors are organized or incorporated outside of the United States;

(d) not more than 20.0% consists of Eligible Loans that have an Obligor with a TTM EBITDA of less than $10,000,000;

(e) not more than ~~25~~30.0% consists of First Lien Loans with a Senior Debt Ratio of more than 5.25x;

(f) not more than ~~15~~20.0% consists of First Lien Loans with a Senior Debt Ratio of more than 6.00x;

(g) ~~(i) from the Second Amendment Closing Date through and including the one-year anniversary of the Second Amendment Closing Date,~~ not more than 20.0% consists of Second Lien Loans ~~and (ii) thereafter, not more than 15% consists of Second Lien Loans~~or Subordinated Notes;

(h) not more than ~~15~~15.0% consists collectively of Revolving Loans and Delayed Drawdown Loans;

(i) not more than 15.0% consists of Fixed Rate Obligations;

(j) not less than 20.0% consists of Eligible Loans with a Risk Rating of 3 or worse;

(k) not more than 10.0% consists of Qualifying Covenant-Lite Collateral Loans; and

(l) not more than 10.0% consists of Restructured Loans.

“Concentration Test Amount” means, as of any date of determination, the Aggregate Loan Balance.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means in respect of any Person, the certificate or articles of formation or organization, the limited liability company agreement, operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement, similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Continued Errors” has the meaning assigned to such term in Section 11.09(f).

“Control” means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through ownership, by contract, arrangement or understanding, or otherwise. “Controlled” and “Controlling” have the meaning correlative thereto.

“Control Position Loan” means an instrument that otherwise qualifies as a Collateral Loan, with respect to which (a) there is a warrant or other similar instrument that may be converted or exchanged for an Equity Security (other than Margin Stock) and (b) upon the exercise of such warrant or similar instrument by the Borrower, the Collateral Manager or other Affiliated holder thereof such holder thereof would have (i) more than 25% of the equity interests of the Obligor, (ii) the right to appoint a majority of the board of directors (or similar governing body) of the Obligor, or (iii) other rights that would constitute having “Control” of the Obligor.

“Covenant-Lite Loan” means a Loan the Related Documents for which do not require the Obligor to comply with at least one of the following financial covenants during each reporting period applicable to such Collateral Loan, whether or not any action by, or event relating to, the Obligor has occurred: maximum leverage, maximum senior leverage, minimum fixed charge coverage, minimum tangible net worth, minimum net worth, minimum debt service coverage, minimum interest coverage, maximum capital expenditures, minimum EBITDA, or other customary financial covenants; provided that a Loan shall not constitute a Covenant-Lite Loan if the Related Documents contain a cross-default or cross-acceleration provisions to, or such Loan is pari passu with another loan of the Obligor that requires the Obligor to comply with one or more of the aforementioned financial covenants.

“Coverage Test” means each of (a) the Maximum Advance Rate Test and (b) the Interest Coverage Ratio Test.

“Covered Account” means the Collection Account and the Revolving Reserve Account.

“Credit Agreement” has the meaning assigned to such term in Exhibit A.

“Credit Parties” has the meaning assigned to such term in Section 13.19.

“Credit Protection Laws” means all federal, state and local laws in respect of the business of extending credit to borrowers, including without limitation, the Truth in Lending Act (and Regulation Z promulgated thereunder), Equal Credit Opportunity Act, Fair Credit Reporting Act,

Fair Debt Collection Practices Act, Gramm-Leach-Bliley Financial Privacy Act, Real Estate Settlement Procedures Act, Home Mortgage Disclosure Act, Fair Housing Act, anti-discrimination and fair lending laws, laws relating to servicing procedures or maximum charges and rates of interest, privacy laws and other similar laws, each to the extent applicable, and all applicable rules and regulations in respect of any of the foregoing.

“Custodial Certificate” is defined in Section 14.02(b)(i).

“Custodian” means U.S. Bank National Association, and any successor thereto appointed under this Agreement, including without limitation in its capacity as custodian hereunder and as the context may require.

“Custodian Facilities” means the office of the Custodian specified on Schedule 5.

“Custodian Fee Letter” means the Custodian Fee Letter setting forth the fees payable by the Borrower to, among other parties, the Custodian in connection with the transactions contemplated by this Agreement.

“Custodian Termination Notice” is defined in Section 14.05.

“Damages” has the meaning assigned to such term in Section 11.03(a).

“Data File” has the meaning assigned to such term in Section 8.06.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, liquidation, winding-up or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event which, with the passage of time, the giving of notice, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Default Ratio” means, as of any date determination, the annualized ratio, expressed as a percentage and rounded to the nearest 1/100 of one percent (1%), computed as of the last day of each Collection Period by dividing (a) the Aggregate Loan Balance of all Collateral Loans that became Defaulted Loans during such Collection Period by (b) the Aggregate Loan Balance of all Collateral Loans as of the last day of the immediately preceding Collection Period.

“Defaulted Loan” means any Loan as to which any of the following occurs:

(a) a default as to all or any portion of one or more payments of principal and/or interest has occurred with respect to such Loan (after giving effect to any grace period applicable thereto but in no event exceeding five (5) Business Days past the applicable Due Date);

(b) a default other than a payment default described in clause (a) above (after giving effect to any grace period applicable thereto) and for which the Borrower (or the administrative agent or required lenders pursuant to the Related Documents, as applicable) has elected to exercise any of its rights and remedies under such Related Documents (including, without limitation, acceleration or foreclosure on collateral, but excluding (i) the imposition of default pricing if such default, in the good faith business judgment of the Collateral Manager, did not arise for credit-related reasons or (ii) the exercise of any rights to receive reports or conduct audits);

(c) the related Obligor of such Loan is the subject of an Insolvency Event unless such Loan is a DIP Loan;

(d) any principal amount or interest (other than any default interest) due under such Loan is reduced or forgiven by the Borrower;

(e) the Collateral Manager has reasonably determined in accordance with the Collateral Management Standard or the Investment Policies that such Collateral Loan shall be placed on “non-accrual” status or “not collectible”;

(f) a Material Modification (subject to the proviso contained in the definition thereof) has occurred with respect to such Loan; or

(g) such Loan is subject to a mandatory repurchase as a Warranty Loan under the Related Documents; or

provided that any Defaulted Loan that subsequently becomes a Restructured Loan shall no longer constitute a Defaulted Loan hereunder.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two (2) Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, at any time after the Closing Date (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest or demonstrable error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Delayed Drawdown Loan” means a Loan that (a) requires the Borrower to make one or more future advances to the Obligor under the Related Documents, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the Obligor thereunder, provided that any such loan will be a Delayed Drawdown Loan only to the extent of undrawn commitments and solely until all commitments by the Borrower to make advances on such loan to the Obligor under the Related Documents expire or are terminated or are reduced to zero.

“Delinquency Ratio” means, as of any date determination, the annualized ratio, expressed as a percentage and rounded to the nearest 1/100 of one percent (1%), computed as of the last day of each Collection Period by dividing (a) the aggregate Loan Balance of all Collateral Loans that are Delinquent Loans during such Collection Period by (b) the Aggregate Loan Balance of all Collateral Loans as of the last day of the immediately preceding Collection Period.

“Delinquent Loan” means any Loan as to which a default as to all or any portion of one or more payments of principal or interest has occurred with respect to such Loan for more than thirty (30) days but less than ninety (90) days past the applicable Due Date.

“Deliver” or “Delivered” or “Delivery” means the taking of the following steps:

(a) in the case of each Certificated Security (other than a Clearing Corporation Security), Instrument and Participation Interest in which the Participation Interest or the Collateral Loan is represented by an Instrument:

(i) causing the delivery of such Certificated Security to the Administrative Agent and any Instrument to the Custodian or the Account Bank, as applicable, and by registering the same in the name of the Administrative Agent or its affiliated nominee or by indorsing the same to the Administrative Agent or in blank;

(ii) causing the Administrative Agent or the Custodian, as applicable, to indicate continuously on its books and records that such Certificated Security or Instrument is credited to the applicable Covered Account; and

(iii) causing the Administrative Agent or the Custodian, as applicable, to maintain (on behalf of the Administrative Agent for the benefit of the Secured Parties) continuous possession of such Certificated Security or Instrument;

(b) in the case of each Uncertificated Security (other than a Clearing Corporation Security), unless covered by clause (e) below:

(i) causing such Uncertificated Security to be continuously registered on the books of the issuer thereof to the Administrative Agent; and

(ii) causing the Administrative Agent to indicate continuously on its books and records that such Uncertificated Security is credited to the applicable Covered Account;

(c) in the case of each Clearing Corporation Security:

(i) causing the relevant Clearing Corporation to credit such Clearing Corporation Security to the securities account of the Administrative Agent, and

(ii) causing the Administrative Agent to indicate continuously on its books and records that such Clearing Corporation Security is credited to the applicable Covered Account;

(d) in the case of each security issued or guaranteed by the United States of America or agency or instrumentality thereof and that is maintained in book-entry records of a Federal Reserve Bank (“FRB”) (each such security, a “Government Security”):

(i) causing the creation of a Security Entitlement to such Government Security by the credit of such Government Security to the securities account of the Administrative Agent at such FRB; and

(ii) causing the Administrative Agent to indicate continuously on its books and records that such Government Security is credited to the applicable Covered Account;

(e) in the case of each Security Entitlement not governed by clauses (a) through (d) above:

(i) causing a Securities Intermediary to receive a Financial Asset from a Securities Intermediary or to acquire the underlying Financial Asset, and in either case, accepting it for credit to the Administrative Agent’s securities account,

(ii) causing such Securities Intermediary to make entries on its books and records continuously identifying such Security Entitlement as belonging to the Administrative Agent on behalf of the Secured Parties and continuously indicating on its books and records that such Security Entitlement is credited to the securities account of such Securities Intermediary, on behalf of the Administrative Agent on behalf of the Secured Parties, and

(iii) causing the Administrative Agent to indicate continuously on its books and records that such Security Entitlement (or all rights and property of the Administrative Agent representing such Security Entitlement) is credited to the applicable Covered Account;

(f) in the case of Cash or Money:

(i) causing the delivery of such Cash or Money to the Account Bank,

(ii) causing the Account Bank to credit such Cash or Money to a deposit account maintained as a sub-account of the applicable Covered Account, and

(iii) causing the Account Bank to indicate continuously on its books and records that such Cash or Money is credited to the applicable Covered Account; and

(g) in the case of each account or general intangible (including any Participation Interest in which neither the Participation Interest nor the underlying loan is represented by an Instrument), causing the filing of a Financing Statement in the office of the Secretary of State of the State of Delaware.

In addition, the Collateral Manager on behalf of the Borrower will obtain any and all consents required by the Related Documents relating to any Instruments, accounts or general intangibles for the transfer of ownership and/or pledge hereunder (except to the extent that the requirement for such consent is rendered ineffective under Section 9-406 of the UCC).

“Determination Date” means the last day of each calendar month; provided that for purposes of the Interest Coverage Ratio Test, the Determination Date will be the last day of each calendar quarter.

“DIP Loan” means an obligation:

(a) obtained or incurred after the entry of an order of relief in a case pending under Chapter 11 of the Bankruptcy Code,

(b) to a debtor in possession as described in Chapter 11 of the Bankruptcy Code or a trustee (if appointment of such trustee has been ordered pursuant to Section 1104 of the Bankruptcy Code),

(c) on which the related Obligor is required to pay interest and/or principal on a current basis, and

(d) approved by a Final Order or Interim Order of the bankruptcy court so long as such obligation is (A) fully secured by a lien on the debtor’s otherwise unencumbered assets pursuant to Section 364(c)(2) of the Bankruptcy Code, (B) fully secured by a lien of equal or senior priority on property of the debtor estate that is otherwise subject to a lien pursuant to Section 364(d) of the Bankruptcy Code or (C) is secured by a junior lien on the debtor’s encumbered assets (so long as such loan is fully secured based on the most recent current valuation or appraisal report, if any, of the debtor).

“Discount Collateral Loan” means any Loan having a purchase price of less than 92% of the outstanding principal amount of such Loan.

“Dollars” and “$” mean the lawful money of the United States of America.

“Due Date” means each date on which any payment is due on a Loan in accordance with its terms.

“Early Amortization Event” means any of the following events or conditions:

(i) as of the last day of any fiscal quarter, the six-month average Default Ratio is greater than 5.00%; or

(ii) at any time, the aggregate amount of unencumbered assets that are readily saleable, unencumbered cash and cash equivalents of Logan Ridge and the Borrower and the Maximum Available Amount (on a pro forma basis, including newly originated or acquired Eligible Loans) and any other committed capital facilities of Logan Ridge and the Borrower does not exceed (x) the Principal Balance of the single largest Eligible Loan multiplied by (y) the applicable Advance Rate.

“Early Opt-in Election” means the occurrence of:

(i) a determination by the Administrative Agent that Dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.17 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Adjusted Term SOFR Rate; and

(ii) the election by the Administrative Agent to declare that an Early Opt-in Election has occurred and the provision by the Administrative Agent of written notice of such election to the Borrower and the Lenders.

“EBITDA” means earnings before interest, taxes, depreciation and amortization (determined by the Collateral Manager for any Loan, in the manner provided in the Related Documents). In any case that “EBITDA” or such comparable definition is not defined in such Related Documents, an amount, for the related Obligor and any of its parents or Subsidiaries that are obligated with respect to such Loan pursuant to its Related Documents (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus interest expense, income taxes, depreciation and amortization and, to the extent determined by the Collateral Manager in accordance with the Collateral Management Standard, any other costs and expenses reducing earnings and other extraordinary non-recurring costs and expenses for such period (to the extent deducted in determining earnings from continuing operations for such period).

“EBITDA Leverage” means, with respect to any Loan, as of any date of calculation, the ratio of (i) the aggregate amount of indebtedness of the applicable Obligor as of the date of determination, excluding any indebtedness of such Obligor that ranks below the applicable Loan (or portion of the Loan) in lien and payment priority or that is non-recourse indebtedness of such Obligor minus the unrestricted cash of such Obligor as of such date to (ii) the EBITDA of such Obligor for the most recent twelve fiscal months, as calculated by the Borrower and Collateral Manager in good faith.

“Effective Date” means the later of the Closing Date and the date on which the conditions precedent set forth in Section 3.01 are satisfied.

“Eligible Assignee” means a Person that (a) is not a natural Person, (b) is not a Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary of a Defaulting Lender, (c) is not the Borrower, the Collateral Manager, Logan Ridge or any Affiliate of any of the foregoing, (d) is a Qualified Purchaser and QIB and (e) unless such Person is a Permitted Assignee, has obtained the written consent of the Administrative Agent and, if applicable, the Borrower, prior to any assignment pursuant to Section 13.06.

“Eligible Investments” means any one or more of the following types of investments:

(a) marketable obligations of the United States, the full and timely payment of which are backed by the full faith and credit of the United States, that are denominated in Dollars and that have a maturity of not more than 30 days from the date of acquisition;

(b) marketable obligations, the full and timely payment of which are directly and fully guaranteed by the full faith and credit of the United States, that are denominated in Dollars and that have a maturity of not more than 30 days from the date of acquisition;

(c) bankers’ acceptances and certificates of deposit and other interest-bearing obligations (in each case having a maturity of not more than 30 days from the date of acquisition) denominated in Dollars and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000, the short-term obligations of which are rated A-1 by S&P and P-1 by Moody’s;

(d) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (a), (b) and (c) above entered into with any bank of the type described in clause (c) above;

(e) commercial paper rated at least A-1 by S&P and P-1 by Moody’s that is denominated in Dollars;

(f) demand deposits, time deposits or certificates of deposit (having original maturities of no more than 30 days) of depository institutions or trust companies incorporated under the laws of the United States or any state thereof (or domestic branches of any foreign bank) and subject to supervision and examination by federal or state banking or depository institution authorities that are denominated in Dollars; provided, however that at the time such investment, or the commitment to make such investment, is entered into, the short-term debt rating of such depository institution or trust company shall be at least A-2 by S&P and P-2 by Moody’s;

(g) Cash; and

(h) demand and time deposits held in a demand deposit account 100% of the deposits in which are insured by the FDIC, which is backed by the full faith and credit of the United States.

“Eligible Loan” means a Loan that meets each of the following criteria at all times (unless otherwise indicated below) unless otherwise waived by the Administrative Agent at the time of acquisition or origination thereof by the Borrower (or its binding commitment to acquire the same):

(a) is a First Lien Loan or a Second Lien Loan;

(b) was originated, underwritten and closed or acquired in all material respects in accordance with the Investment Policies;

(c) permits assignment to the Borrower and the pledge of such Loan to the Administrative Agent;

(d) such Loan and the Related Documents related thereto do not contravene in any material respect any Applicable Laws (including, without limitation, laws, rules and regulations relating to usury, Credit Protection Laws, privacy laws, OFAC, PATRIOT Act and applicable anti-money laundering law) and, to the knowledge of the Borrower, no party to the Related Documents related thereto is in material violation of any such Applicable Laws;

(e) is denominated and payable in Dollars and is not convertible by the related Obligor into debt denominated in any other currency;

(f) is an obligation of an Eligible Obligor; provided that, for the avoidance of doubt, a guarantor may be organized or incorporated outside of the countries identified in the definition of “Eligible Obligor”;

(g) is not an Equity Security and does not provide for mandatory or optional conversion or exchange into an Equity Security by the related Obligor; provided that the acquisition of an instrument that otherwise qualifies as an Eligible Loan, together with a warrant or other similar instrument that may be converted or exchanged for an Equity Security (other than Margin Stock), will not cause the former instrument to lose its eligibility as an Eligible Loan;

(h) such Loan does not represent a consumer obligation (including, without limitation, a mortgage loan, auto loan, credit card loan or personal loan);

(i) as of the date of acquisition thereof, is not the subject of an offer and has not been called for redemption;

(j) is not a bond or a letter of credit or, to the Borrower’s knowledge, any other extension of credit that would constitute a security or derivative under the Volcker Rule;

(k) does not constitute Margin Stock and no part of the proceeds of such Loan or any other extension of credit made thereunder will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock;

(l) does not subject the Borrower to withholding tax unless the Obligor is required to make “gross-up” payments constituting 100% of such withholding tax;

(m) except in the case of a Restructured Loan that has not been subject to a subsequent Material Modification, has not been the subject of a Material Modification after the date of the acquisition by the Borrower (or its binding commitment to acquire the same);

(n) is not a Defaulted Loan;

(o) is not a Non-Cash Paying PIK Loan;

(p) is not an obligation pursuant to which any future advances or payments to the Obligor may be required to be made by the Borrower (other than a Revolving Loan or Delayed Drawdown Loan);

(q) is not a Structured Finance Obligation, a finance lease or chattel paper;

(r) (i) provides for regular scheduled payments of interest no less frequently than quarterly and (ii) if such Loan is a First Lien Loan, is not an interest only security and provides for regular scheduled payments of principal with the full principal balance to be payable in cash at or prior to its maturity;

(s) as of the date of acquisition thereof, (i) if such Loan is a First Lien Loan, has a remaining term to maturity of not more than seven (7) years and (ii) if such Loan is a Second Lien Loan, has a remaining term to maturity of not more than eight (8) years;

(t) as of the date of acquisition thereof, is not subject to material non-credit related risk (such as a Loan the payment of which is expressly contingent upon the non-occurrence of a catastrophe) as determined by the Collateral Manager in its reasonable discretion;

(u) the Related Documents with respect to such Loan are governed by the laws of the United States (or any state or territory thereof) or Canada (or any province thereof);

(v) will not cause the Borrower or the pool of assets to be required to be registered as an investment company under the Investment Company Act;

(w) is not primarily secured by real estate;

(x) is, together with any agreement pursuant to which related property is pledged to secure such Collateral Loan and each Related Document, the legal, valid and binding obligation of the related Obligor and is enforceable in accordance with its terms, except as such enforcement may be limited by Debtor Relief Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

(y) unless such Loan is a Noteless Loan, is in registered form within the meaning of Sections 881(c)(2)(B)(i) and 163(f) of the Code and Section 5f.103-1(c) of the United States Treasury Regulations and issued after July 18, 1984;

(z) unless such Loan is a Noteless Loan, is evidenced by a note or other instrument and such note or other instrument (together with the applicable assignment agreement or transfer document) with respect to such Loan has been delivered to the Custodian in accordance with Article XIV;

(aa) has an Obligor with (i) a Senior Debt Ratio of less than 6.5x and (ii) a Total Debt Ratio of less than 8.00x.

(bb) has a loan (including all Loans and any other debt senior to or pari passu with such Loan) to total Enterprise Value ratio of not greater than 65% as calculated by the Collateral Manager in good faith;

(cc) (i) as of the date of acquisition thereof, has a Risk Rating of 2 or better and (ii) thereafter, has a Risk Rating of 3 or better;

(dd) as of the date of origination thereof, has an Obligor with (i) TTM Revenue of at least $15,000,000 and (ii) TTM EBITDA of at least $6,000,000;

(ee) has an Obligor (or an agent on its behalf) that is required to make payments or have any payments made by such Obligor transferred directly via wire or ACH into an account of the Borrower over which the Administrative Agent has a perfected security interest and no other Person’s assets are commingled in such account;

(ff) is not a Control Position Loan;

(gg) is not a Zero Coupon Obligation;

(hh) is not a Covenant-Lite Loan (unless such Loan constitutes a Qualifying Covenant-Lite Loan);

(ii) is not a Participation Interest in a Loan (which for the avoidance of doubt shall not include any Participation Interests in Loans acquired on the Closing Date or the Second Amendment Closing Date and approved by the Administrative Agent);

(jj) as of the date of acquisition thereof, no payment of interest or principal on such Loan is or was more than thirty (30) days past the applicable Due Date within the previous twelve-month period; and

(kk) if acquired after the Second Amendment Closing Date, is a Floating Rate Obligation.

The determination of the total Enterprise Value for purposes of clause (bb) of this definition shall be based on both (x) an Appraisal or other valuation (including an internal valuation performed by the Collateral Manager) performed on a consistent basis with other loans on or about the date of acquisition by the Borrower, and (y) the Collateral Manager’s judgment at the time the Loan originated.

“Eligible Obligor” means, on any day, any Obligor that satisfies each of the following requirements:

(a) such Obligor is organized or incorporated in the United States (or any state, territory or possession thereof), Canada or the United Kingdom;

(b) such Obligor is not an Affiliate of the Collateral Manager or the Borrower;

(c) such Obligor (or guarantor thereof, if applicable) is not engaged in any of the following: (i) assault weapons or firearms manufacturing, (ii) consumer and commercial lending, payday lending, pawn shops, or adult entertainment, (iii) the gaming industry (other than hospitality and/or resorts development or management thereof), or (iv) the sale or cultivation of marijuana or related businesses; and

(d) such Obligor is not (a) the United States or any department, agency, or instrumentality of the United States, (b) any state (or province) of the United States or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof or (c) the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof.

“Enterprise Value” means the measure of a company’s total value which is calculated by total equity value or market capitalization plus debt plus preferred stock minus excess cash.

“Equity Interests” means, as to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Security” means any stock or similar security, certificate of interest or participation in any profit sharing agreement, preorganization certificate or subscription, transferable share, voting trust certificate or certificate of deposit for an equity security, limited partnership interest, interest in a joint venture, or certificate of interest in a business trust; any security future on any such security; or any security convertible, with or without consideration into such a security, or carrying any warrant or right to subscribe to or purchase such a security; or any such warrant or right.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty day notice requirement is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA); (c) the filing pursuant to Section 412(c) of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (e) the incurrence by the Borrower or any member of its ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) (i) the receipt by the Borrower or any member of its ERISA Group from the PBGC of a notice of determination that the PBGC intends to seek termination of any Plan or to have a trustee appointed for any Plan, or (ii) the filing by the Borrower or any member of its ERISA Group of a notice of intent to terminate any Plan; (g) the incurrence by the Borrower or any member of its ERISA Group of any liability (i) with respect to a Plan pursuant to Sections 4063 and 4064 of ERISA, (ii) with respect to a facility closing pursuant to Section 4062(e) of ERISA, or (iii) with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (h) the receipt by the Borrower or any member of its ERISA Group of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered status or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA or is or is expected to be insolvent or in reorganization, within the meaning of Title IV of ERISA; or (i) the failure of the Borrower or any member of its ERISA Group to make any required contribution to a Multiemployer Plan.

“ERISA Group” means each corporation or other trade or business (whether or not incorporated) under common control that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code with the Borrower.

“Erroneous Payment” has the meaning assigned to it in Section 12.08(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it Section 12.08(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 12.08(d).

“Errors” has the meaning assigned to such term in Section 11.09(f).

“E-SIGN” has the meaning assigned to such term in Section 1.02.

“ESRA” has the meaning assigned to such term in Section 1.02.

“Event of Default” means the occurrence of any of the events, acts or circumstances set forth in Section 6.01.

“Excess Concentration Amount” means, at any time in respect of which any one or more of the Concentration Limitations are exceeded, the sum of the amounts (calculated by the Collateral Manager without duplication) of each Eligible Loan that cause such Concentration Limitations to be exceeded.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Excluded Amount” means (a) any amount received in the Collection Account with respect to any Collateral Loan, which amount is attributable to the reimbursement of payment by the Borrower of any Tax, fee or other charge imposed by any Governmental Authority on such Collateral Loan or any related Collateral, (b) any reimbursement of insurance premiums paid by the Borrower, (c) any escrows relating to Taxes, insurance and other amounts in connection with Collateral Loans which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under the Related Documents, (d) any amount deposited into the Collection Account in error, and (e) any amount received in the Collection Account with respect to any Collateral Loan that is replaced by a Substitute Loan, or that is otherwise sold or transferred by the Borrower pursuant to Section 10.03, to the extent such amount is attributable to a time after the effective date of such replacement or sale.

“Excluded Collateral” has the meaning assigned to such term in Section 7.01(b).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 13.06(f)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 13.03, amounts with respect to such

Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in an Advance or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 13.03(g) and (j) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Facility Amount” means (a) on or prior to the Commitment Termination Date, $75,000,000 (as such amount may be reduced from time to time pursuant to Section 2.06) and (b) following the Commitment Termination Date, the outstanding principal balance of all the Advances; provided that the Facility Amount may be increased by the Borrower from time to time in accordance with Section 2.15 hereof.

“Facility Amount Increase” means an increase in the Facility Amount pursuant to Section 2.15 hereof.

“Facility Amount Increase Request” is defined in Section 2.15 hereof.

“Facility Documents” means this Agreement, the Purchase and Contribution Agreement, the Account Control Agreement, the Custodian Fee Letter, the Administrative Agent Fee Letter, the Lender Fee Letter, and any other security agreements and other instruments entered into or delivered by or on behalf of the Borrower pursuant to Section 5.01(c) to create, perfect or otherwise evidence the Administrative Agent’s security interest.

“Fair Value” means, with respect to any Loan, on any date of determination, the fair market value of such Loan as required by, and in accordance with, the Investment Company Act. The Fair Value of each Loan shall be determined in good faith by the Logan Ridge’s board of directors, or by the Collateral Manager pursuant to policies and procedures approved by the Logan Ridge’s board of directors, on a quarterly basis or any other time when the Fair Value is required in accordance with Logan Ridge’s Investment Policies. Notwithstanding the foregoing, the Administrative Agent, individually or at the request of the Required Lenders, shall at any time have the right to request any Loan included in the Borrowing Base to be independently tested by an independent valuation provider.

“FATCA” means Code Sections 1471 through 1474, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the IRS thereunder as a precondition to relief or exemption from taxes under such provisions), any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any law, rules or practices implementing an intergovernmental agreement or approach thereto.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that, if at any time a Lender is borrowing overnight funds from a Federal Reserve Bank that day, the Federal Funds Rate for such Lender for such day shall be the average rate per annum at which such overnight borrowings are made on that day as promptly reported by such Lender to the Borrower and the Administrative Agent in writing. Each determination of the Federal Funds Rate by a Lender pursuant to the foregoing proviso shall be conclusive and binding except in the case of manifest error.

“Final Maturity Date” means the earlier of (a) the second anniversary of the Commitment Termination Date (or such later date as may be agreed by the Borrower and each of the Lenders and notified in writing to the Administrative Agent) and (b) the date of the termination of the Commitments and the acceleration of the Advances pursuant to Section 6.02.

“Final Order” means an order, judgment, decree or ruling the operation or effect of which has not been stayed, reversed or amended and as to which order, judgment, decree or ruling (or any revision, modification or amendment thereof) the time to appeal or to seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.

“Financing Documents” has the meaning set forth in Section 14.02(b)(vii).

“Financing Statements” has the meaning specified in Section 9-102(a)(39) of the UCC.

“First Lien Loan” means any Loan that:

(i) is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any other obligation for borrowed money of the Obligor of such Loan;

(ii) is secured by a valid first priority perfected security interest or lien in, to or on substantially all of the assets of the Obligor other than (x) Purchase Money Liens that attach only to specifically financed assets that are not part of an unrelated, stand-alone working capital or revolving facility, (y) other customary Liens for taxes or regulatory charges not then due and payable and (z) Liens that are not described above that are other permitted liens under the Related Documents; provided that, in the case of this clause (z), such permitted Liens do not directly secure indebtedness for borrowed money;

(iii) is secured pursuant to such first priority perfected security interest or Lien by collateral having a value (determined as set forth below) not less than the outstanding principal balance of such loan; and

(iv) is not a Loan which is secured solely or primarily by the common stock of its Obligor or any of its Affiliates.

The determination as to whether clause (iii) of this definition is satisfied shall be based on both (x) an Appraisal or other valuation (including an internal valuation performed by the

Collateral Manager and including enterprise value) performed on or about the date of acquisition by the Borrower or of the most recent restructuring of such loan, and (y) the Collateral Manager’s judgment (calculated in good faith in accordance with its policies) at the time the loan is acquired by the Borrower. The determination as to whether clause (iv) of this definition is satisfied shall be based on the Collateral Manager’s judgment (calculated in good faith in accordance with the Investment Policies) at the time the loan is acquired by the Borrower. The limitation set forth in clause (iv) above shall not apply with respect to a Loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a lien on its own property would (1) in the case of a subsidiary that is not part of the same consolidated group as such parent entity for U.S. federal income tax purposes, result in a deemed dividend by such subsidiary to such parent entity for such tax purposes, (2) violate law or regulations applicable to such subsidiary (whether the obligation secured is such loan or any other similar type of indebtedness owing to third parties) or (3) cause such subsidiary to suffer adverse economic consequences under capital adequacy or other similar rules, in each case, so long as (x) the Related Documents limit the incurrence of indebtedness by such subsidiary and (y) the aggregate amount of all such indebtedness is not material relative to the aggregate value of the assets of such subsidiary. For purposes of this Agreement, a DIP Loan shall constitute a “First Lien Loan”.

“Fixed Rate Obligation” means any Collateral Loan that bears a fixed rate of interest.

“Floating Rate Obligation” means any Collateral Loan that bears a floating rate of interest.

“Floor” means 0.40%.

“ Fourth Amendment Closing Date” means August 21, 2024.

“FRB” has the meaning assigned to such term in the definition of “Deliver.”

“Fundamental Amendment” means any amendment, modification, waiver or supplement of or to this Agreement that would (a) increase or extend the term of the Commitments (other than an increase in the Commitment of a particular Lender or addition of a New Lender hereunder agreed to by the relevant Lender(s) pursuant to the terms of this Agreement) or change the Final Maturity Date, (b) extend the date fixed for the payment of principal of or interest on any Advance or any fee hereunder, (c) reduce the amount of any such payment of principal or interest, (d) reduce the rate at which interest is payable thereon or any fee is payable under the Facility Documents, (e) release any material portion of the Collateral, except in connection with dispositions permitted hereunder, (f) alter the terms of Section 6.01, Section 9.01, or Section 13.01(b) or any related definitions or provisions in a manner that would alter the effect of such Sections, (g) modify the definition of the term “Required Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, (h) modify the definition of the terms “Borrowing Base”, “Collateral Quality Test”, “Coverage Test”, “Eligible Loan”, “Fundamental Amendment”, “Interest Coverage Ratio Test”, “Interest Spread Test”, “Maximum Advance Rate Test”, “Maximum Available Amount”, “Minimum Equity Amount”, “Weighted

Average Spread Test”, “Weighted Average Life Test”, “Weighted Average Loan to Enterprise Value Test”, “Weighted Average Senior Debt Ratio Test”, “Weighted Average Total Debt Ratio Test”, or any defined term used therein, in each case in a manner which would have the effect of making more credit available to the Borrower, be adverse to the interests of Lenders or less restrictive on the Borrower in any other material fashion, or (i) extend the Reinvestment Period.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“Government Security” has the meaning assigned to such term in the definition of “Deliver.”

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, quasi-regulatory authority, administrative tribunal, central bank, public office, court, arbitration or mediation panel, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government, including the SEC, the stock exchanges, any Federal, state, territorial, county, municipal or other government or governmental agency, arbitrator, board, body, branch, bureau, commission, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other entity of any of the foregoing, whether domestic or foreign.

“Governmental Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Governmental Authorities.

“Governmental Filings” means all filings, including franchise and similar tax filings, and the payment of all fees, assessments, interests and penalties associated with such filings with all Governmental Authorities.

“Indemnified Party” has the meaning assigned to such term in Section 13.04(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under this Agreement or any other Facility Document and (b) to the extent not otherwise described in clause (a) hereof, Other Taxes.

“Independent Accountants” has the meaning assigned to such term in Section 8.09(a).

“Independent Manager Criteria” has the meaning assigned to such term in Section 5.01(o).

“Ineligible Loan” means, at any time, a Loan, or any portion thereof, that fails to satisfy any criteria of the definition of “Eligible Loan” (unless approved by the Administrative Agent in its sole discretion).

“Insolvency Event” means with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Instrument” has the meaning specified in Section 9-102(a)(47) of the UCC.

“Interest” means, for each day during an Interest Accrual Period and each Advance outstanding by a Lender on such day, the sum of the products (for each day during such Interest Accrual Period) of:

where:

IR	=	the Interest Rate for such Advance on such day;

P	=	the outstanding principal amount of such Advance on such day; and

D	=	360.

“Interest Accrual Period” means, (a) with respect to the first Payment Date, the period from and including the Closing Date to and including the Determination Date immediately preceding the first Payment Date and (b) with respect to any subsequent Payment Date, the period commencing on the last Determination Date in the previous Interest Accrual Period and ending on the Determination Date immediately preceding such Payment Date; provided, that the final Interest Accrual Period shall end on and include the day prior to the payment in full of the Advances hereunder.

“Interest Coverage Ratio” means, as of any date of determination, the percentage equal to:

(a) an amount equal to the applicable Collateral Interest Amount for the Collection Period then ended and for the two immediately preceding Collection Periods; divided by

(b) the aggregate amount payable (or expected as of the date of determination to be payable) under Section 9.01(a)(i)(A) through (D) on the Payment Date immediately succeeding such Collection Period and on the two immediately preceding Payment Dates.

“Interest Coverage Ratio Test” means a test that will be satisfied on any date of determination occurring after the first anniversary of the Closing Date if the Interest Coverage Ratio is greater than or equal to 200%.

“Interest Expense” means the total consolidated interest expense in respect of indebtedness (including capitalized interest expense and interest expense attributable to capital lease obligations) of the Borrower.

“Interest Proceeds” means, with respect to any Collection Period or the related Determination Date, without duplication, the sum of:

(a) all payments of interest received by the Borrower during such Collection Period on the Collateral Loans (including Ineligible Loans), including the accrued interest received in connection with a sale thereof during such Collection Period;

(b) all principal and interest payments received by the Borrower during such Collection Period on Eligible Investments purchased with Interest Proceeds;

(c) all amendment and waiver fees, late payment fees (including compensation for delayed settlement or trades), and all protection fees and other fees and commissions received by the Borrower during such Collection Period, unless the Collateral Manager notifies the Administrative Agent before such Determination Date that the Collateral Manager in its sole discretion has determined that such payments are to be treated as Principal Proceeds;

(d) commitment fees, facility fees, anniversary fees, ticking fees and other similar fees received by the Borrower during such Collection Period unless the Collateral Manager notifies the Administrative Agent before such Determination Date that the Collateral Manager in its sole discretion has determined that such payments are to be treated as Principal Proceeds; and

(e) all Cash contributions to the Borrower, which are designated as “Interest Proceeds” by the Collateral Manager pursuant to Section 10.05.

provided that:

(1) solely after the Reinvestment Period, as to any Defaulted Loan (and only so long as it remains a Defaulted Loan), any amounts received in respect thereof will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all Collections in respect thereof since it became a Defaulted Loan equals the outstanding principal balance of such Defaulted Loan at the time as of which it became a Defaulted Loan and all amounts received in excess thereof will constitute Interest Proceeds;

(2) solely after the Reinvestment Period, all payments received in respect of Equity Securities will constitute Principal Proceeds; and

(3) all Cash received as equity contributions from Logan Ridge will constitute Principal Proceeds unless specified by the Collateral Manager pursuant to Section 10.05.

“Interest Rate” means, subject to Sections 2.09 and 2.17, a rate equal to (a) the Adjusted Term SOFR Rate plus (b) the Applicable Margin.

“Interest Spread Test” means a test as of any date on which Advances are outstanding, with respect to any Collection Period, calculated as of the end of such Collection Period, which shall be satisfied if ((A-B)/C) x 12 exceeds 6% on a rolling three Collection Period basis (provided, that for the first Collection Period occurring after the Closing Date, such test shall be calculated by reference to the calculation for such Collection Period only, and for the second Collection Period occurring after the Closing Date, shall be calculated by reference to the calculation for the first two Collection Periods) where:

A	=	the amount of Interest Proceeds on the Aggregate Loan Balance during such Collection Period;

B	=

the sum for such Collection Period of (i) all Interest accrued during such Collection Period, (ii) the Collateral Management Fee, (iii) all fees due and owing to the Administrative Agent during such Collection Period, and (iv) all fees due and owing to the Lenders during such Collection Period; and

C	=	the daily average Aggregate Loan Balance during such Collection Period.

“Interim Order” means an order, judgment, decree or ruling entered after notice and a hearing conducted in accordance with Bankruptcy Rule 4001(c) granting interim authorization, the operation or effect of which has not been stayed, reversed or amended.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Policies” means Logan Ridge’s written policies, procedures and guidelines utilized in the origination (and portfolio management) of Loans, specifically including underwriting, documentation, portfolio management and financial policies, procedures and guidelines over collateral and financial analysis, business and asset valuation (including appraisals), auditing, collection activities, renewal, extension, modification, recognition, accrual, non-accrual and write-off policies, and the use of the approved forms with respect to the origination, funding and servicing of Loans, all in the form delivered to Administrative Agent and approved by Administrative Agent on or prior to the Closing Date and attached hereto as Schedule 8, as amended from time to time; provided, however, that no material change to the approved forms or the Investment Policies as in effect on the Closing Date shall be effective unless (a) Administrative Agent has received at least ten (10) Business Days prior written notice of such change and (b) such change has the prior written approval of Administrative Agent, provided further that, notwithstanding the forgoing, in no event shall changes to the Investment Policies made in reliance on or in connection with Rule 2a-5 under the Investment Company Act be deemed to be material and/or require the approval of Administrative Agent for the purposes hereof.

“IRS” means the U.S. Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Law” means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, treaty, rule of public policy, settlement agreement, statute, or writ, of any Governmental Authority, or any particular section, part or provision thereof.

“Lender Fee Letter” means that certain “Second Amended and Restated Lender Fee Letter”, dated as of the ~~Second~~Fourth Amendment Closing Date, by and among the Lenders, the Borrower and the Collateral Manager.

“Lenders” means the Persons listed on Schedule 1 and any other Person that shall have become a party hereto in accordance with the terms hereof pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Liabilities” has the meaning assigned to such term in Section 13.04(b).

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien or security interest (statutory or other), or preference, priority or other security agreement, charge or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing authorized by the Borrower of any financing statement under the UCC or comparable law of any jurisdiction).

“Loan” means a loan, debt obligation or Participation Interest.

“Loan Balance” means, for any Loan (other than Ineligible Loans and Discount Collateral Loans) as of any date of determination, (i) the Fair Value of such Loan, not to exceed par and (ii) for Discount Collateral Loans (other than Ineligible Loans), the lesser of (a) the Fair Value with respect to such Loan as of such date and (b) the purchase price of such Loan; and (c) for Ineligible Loans, zero.

“Loan Checklist” means an electronic (or hard copy, as applicable) checklist delivered by or on behalf of the Borrower to the Custodian, for each Collateral Loan, of all Related Documents to be included within the respective loan file including, but not limited to, an assignment agreement, funding memo, loan or credit agreement, security agreement, promissory note or other instrument and the related transfer document (or specify if such Collateral Loan is a Noteless Loan) and which shall specify in each case whether such Related Document is an original or a copy.

“Logan Ridge” means Logan Ridge Finance Corporation, a Maryland corporation.

“Lookback Day” has the meaning assigned to such term in the definition of “Adjusted Term SOFR Rate.”

“LTV” means, as of any date of measurement with respect to any Eligible Loan, the number, expressed as a percentage, of (a) the aggregate principal balance of all the Eligible Loans included as part of the Collateral with the same Obligor, plus all other outstanding balances of secured and unsecured loans of such Obligor (including revolving credit facilities assumed to be fully drawn) that are senior to or pari passu with the Loans minus the unrestricted cash of such Obligor as of such date, divided by (b) the “Obligor enterprise value,” as determined in accordance with the Investment Policies which percentage shall be updated no less frequently than quarterly.

“Management Agreement” means that certain Investment Advisory Agreement, dated as of July 1, 2021, by and among Logan Ridge and the Collateral Manager, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition, operations or performance of the Borrower or the Collateral Manager, both individually or taken as a whole, (b) the validity, enforceability or collectability of this Agreement or any other Facility Document or the validity, enforceability or collectability of the Collateral Loans generally or any material portion of the Collateral Loans, (c) the rights and remedies of the Administrative Agent, the Lenders and the Secured Parties with respect to matters arising under this Agreement or any other Facility Document taken as a whole, (d) the ability of each of the Borrower or the Collateral Manager to perform its obligations under any Facility Document to which it is a party, or (e) the status, existence, perfection, priority or enforceability of the Administrative Agent’s lien on the Collateral.

“Material Modification” means, with respect to any Loan, any amendment, waiver, consent or modification of a Related Document with respect thereto executed or effected after the date on which such Loan is acquired by the Borrower, that:

(a) reduces or waives or postpones one or more interest payments (other than any payment of default interest) or permits any interest due with respect to such Loan in cash to be deferred or capitalized and added to the principal amount of such Loan (other than any deferral or capitalization already expressly permitted by the terms of its Related Documents as of the date such Loan was acquired by the Borrower or with respect to any PIK Loan) or extends one or more interest payments with respect to such Loan for more than 93 days in the aggregate during any 12 month successive period;

(b) except for Permitted Liens, contractually or structurally subordinates such Loan by operation of a priority of payments, turnover provisions or the transfer of assets in order to limit recourse to the related Obligor (other than as expressly permitted by the Related Documents as of the date such Loan was acquired by the Borrower);

(c) substitutes or releases the underlying assets securing such Loan (other than as expressly permitted by the Related Documents as of the date such Loan was acquired by the Borrower), and such substitution or release materially and adversely affects the value of such Loan (as determined by the Administrative Agent in its commercially reasonable discretion);

(d) waives, extends or postpones any date fixed for any scheduled payment or mandatory prepayment of principal on such Loan for more than 30 days or more than once in any twelve-month period; or

(e) reduces or forgives any principal amount of such Loan;

provided that any Loan subject to a Material Modification which subsequently becomes a Restructured Loan shall no longer be considered to have been subject to a Material Modification hereunder unless such Loan is subject to a subsequent Material Modification provided, further that for the avoidance of doubt, the Borrower (or the Collateral Manager on its behalf) may effectuate a Material Modification with respect to any Ineligible Loan.

“Maximum Advance Rate Test” means a test that will be satisfied at any time if (a) the aggregate outstanding principal balance of the Advances at such time is less than or equal to (b) the Maximum Available Amount at such time.

“Maximum Available Amount” means, at any time, the least of:

(a) the Facility Amount at such time minus the Unfunded Exposure Amount;

(b) the Borrowing Base; or

(c) the Aggregate Loan Balance minus the Minimum Equity Amount.

“Maximum Facility Advance Rate” means 62.0%.

“Measurement Date” means, (i) the Closing Date, (ii) the Second Amendment Closing Date, (iii) each Borrowing Date and (iv) each Determination Date.

“Minimum Equity Amount” means, as of any date of determination, (i) from the Second Amendment Closing Date until the earlier to occur of (a) the date on which the Aggregate Loan Balance exceeds $125,000,000 and (b) the six-month anniversary of the Second Amendment Closing Date, the greater of (x) $45,000,000 and (y) the portion of the Aggregate Loan Balance of all Eligible Loans owned (or, in relation to a proposed acquisition of a Loan, proposed to be acquired) by the Borrower which consist of obligations of any Obligor which, together with its Affiliates, is an Obligor with the 1st, 2nd, 3rd, 4th or 5th largest percentage of the Aggregate Loan Balance and (ii) thereafter, the greater of (x) $45,000,000 and (y) the portion of the Aggregate Loan Balance of all Eligible Loans owned (or, in relation to a proposed acquisition of a Loan, proposed to be acquired) by the Borrower which consist of obligations of any Obligor which, together with its Affiliates, is an Obligor with the 1st, 2nd, 3rd, 4th, 5th or 6th largest percentage of the Aggregate Loan Balance.

“Money” has the meaning specified in Section 1-201(24) of the UCC.

“Monthly Report” has the meaning specified in Section 8.06.

“Monthly Reporting Date” means the date that is two Business Days prior to each Payment Date (or if such day is not a Business Day, on the next succeeding Business Day).

“Moody’s” means Moody’s Investors Service, Inc., together with its successors.

“Moody’s Industry Classification” means the industry classifications set forth in Schedule 4, as such industry classifications shall be updated at the option of the Collateral Manager if Moody’s publishes revised industry classifications. The determination of which Moody’s Industry Classification to which an Obligor belongs shall be made in good faith by the Collateral Manager.

“Mount Logan Management” has the meaning assigned to such term in the introduction to this Agreement.

“Multiemployer Plan” means an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“New Lender” has the meaning assigned to such term in Exhibit F.

“Non-Cash Paying PIK Loan” means, at any time, a PIK Loan that is deferring all of the cash interest that is due at such time or that, at such time, has any capitalized interest unless, in addition to capitalized interest, such PIK Loan requires interest to be paid in cash at a rate of at least (x) if such PIK Loan is a Floating Rate Obligation, the Benchmark plus 4.5% per annum, or any balance of due and unpaid cash interest, outstanding and (y) if such PIK Loan is a Fixed Rate Obligation, 6.0% per annum.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 13.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-U.S. Lender” has the meaning specified in Section 13.03(g).

“Noteless Loan” means a Loan with respect to which the Related Documents either (i) do not require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Loan or (ii) require execution and delivery of such a promissory note only upon the request of any holder of the indebtedness created under such Loan, and as to which the Borrower has not requested a promissory note from the related Obligor.

“Notice of Borrowing” has the meaning assigned to such term in Section 2.02(a).

“Notice of Prepayment” has the meaning assigned to such term in Section 2.05(a).

“Obligations” means all indebtedness, whether absolute, fixed or contingent (other than contingent obligations that are unknown), at any time or from time to time owing by the Borrower to any Secured Party or any Affected Person under or in connection with this Agreement, the Administrative Agent Fee Letter or any other Facility Document, all amounts payable by the Borrower in respect of the Advances, with interest thereon, and all amounts payable hereunder.

“Obligor” means, in respect of any Loan, the Person obligated to make payments pursuant to or with respect to such Loan, including, solely only to the extent required in order to satisfy the eligibility criteria for an Eligible Loan, any guarantor thereof; provided that any Obligor which is an affiliate of another Obligor shall be treated as the same Obligor.

“OFAC” has the meaning assigned to such term in Section 4.01(f).

“Operating Account” means the DDA account number 104796896421 to be credited to the operating account in the name of the Borrower (account number 197759-200) maintained at U.S. Bank N.A.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Facility Document, or sold or assigned an interest in any Advance or Facility Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Facility Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made at the request of the Borrower).

“Parent” means Mount Logan Capital Inc.

“Participant” means any Person to whom a participation is sold as permitted by Section 13.06(c)(i).

“Participant Register” has the meaning specified in Section 13.06(c)(ii).

“Participation Interest” means a participation interest in a loan or other obligation that would, at the time of acquisition, or the Borrower’s commitment to acquire the same, constitute a Collateral Loan.

“PATRIOT Act” has the meaning assigned to such term in Section 13.16.

“Payment Date” means (a) the 22nd day of each calendar month; provided that, if any such day is not a Business Day, then such Payment Date shall be the next succeeding Business Day and (b) the Final Maturity Date.

“Payment Notice” has the meaning assigned to it in Section 12.08(b).

“Payment Recipient” has the meaning assigned to it in Section 12.08(a).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

“Percentage” of any Lender means, (a) with respect to any Lender party hereto on the date hereof, the percentage set forth opposite such Lender’s name on Schedule 1, as such amount is reduced by any Assignment and Acceptance entered into by such Lender with an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor, or (b) with respect to a Lender that has become a party hereto pursuant to an Assignment and Acceptance, the percentage set forth therein as such Lender’s Percentage, as such amount is reduced by an Assignment and Acceptance entered into between such Lender and an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor.

“Permitted Agent” means, in connection with the Loans, (a) administrative agents, collateral agents, arrangers, trustees and similar agents (and any sub-agents) appointed under the Related Documents, (b) financial and restructuring advisors, appraisers and evaluators, (c) foreign agents retained for foreign perfection purposes or other local law requirements, (d) back-office operations providers and (e) legal counsel.

“Permitted Assignee” means a Person that is both a Qualified Purchaser and a QIB that is (a) an Affiliate of any Lender that has a short-term unsecured debt rating or certificate of deposit rating of “A-2” or better by S&P or “P-2” or better by Moody’s, and (b) any Person who is a Lender immediately prior to any assignment, and which, in the case of clause (a) and at the time of the related assignment, does not require the Borrower to pay any additional or increased costs or is otherwise approved by the Borrower.

“Permitted Liens” means: (a) Liens created in favor of the Administrative Agent hereunder or under the other Facility Documents for the benefit of the Secured Parties; and (b) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person; (c) customary rights of setoff and liens upon (i) deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (ii) cash and Financial Assets held in securities accounts in favor of banks and other financial institutions with which such accounts are maintained in the ordinary course of business and (iii) assets held by a custodian in favor of such custodian in the ordinary course of business, in the case of each of clauses (i) through (iii) above, securing payment of fees, indemnities, charges for returning items and other similar obligations; and (d) with respect to Loans, any permitted liens under the applicable Related Documents for such Loans, including those set forth in “permitted liens” as defined in such Related Documents or such comparable definition if “permitted liens” is not defined therein.

“Permitted Securitization” means any private or public term or conduit securitization transaction undertaken by the Borrower or its Affiliates that is secured, directly or indirectly, by any Loan currently or formerly included in the Collateral or any portion thereof or any interest therein released from the Lien of this Agreement, including, without limitation, any collateralized loan obligation or collateralized debt obligation offering or other asset securitization.

“Person” means an individual or a corporation (including a business trust), partnership, trust, incorporated or unincorporated association, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind.

“PIK Loan” means a Loan that permits the Obligor thereon to defer or capitalize any portion of the accrued interest thereon.

“Plan” means an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Plan Asset Rule” has the meaning specified in Section 4.01(n).

“Potential Collateral Manager Termination Event” means any event which, with the passage of time, the giving of notice, or both, would (if not cured or otherwise remedied during such time) constitute a Collateral Manager Termination Event.

“Predecessor Collateral Manager Work Product” has the meaning specified in Section 11.09(f).

“Prepayment Amount” has the meaning specified in Exhibit B.

“Prime Rate” means the rate announced by KeyBank National Association from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by KeyBank National Association in connection with extensions of credit to debtors. KeyBank National Association may make commercial loans or other loans at rates of interest at, above, or below the Prime Rate.

“Principal Balance” means, with respect to any Loan, as of any date of determination, the outstanding principal amount of such Loan (excluding any capitalized interest).

“Principal Proceeds” means, with respect to any Collection Period or the related Determination Date, all amounts received by the Borrower during such Collection Period that do not constitute Interest Proceeds, including unapplied proceeds of the Advances and any Cash equity contributions (unless specified by the Collateral Manager to constitute Interest Proceeds in accordance with Section 10.05).

“Priority of Payments” has the meaning specified in Section 9.01(a).

“Private Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Persons (other than Governmental Authorities).

“Proceeds” has, with reference to any asset or property, the meaning assigned to it under the UCC and, in any event, shall include, but not be limited to, any and all amounts from time to time paid or payable under or in connection with such asset or property.

“Professional Independent Manager” means an individual who is employed by a nationally-recognized company that provides professional independent directors or independent managers and other corporate services in the ordinary course of its business for special purpose entities created with the purpose of being “bankruptcy remote” and whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness.

“Prohibited Assignee” means any (a) so-called “vulture fund”, “loan-to-own fund”, distressed debt fund or other fund that is similar to the foregoing, in each case, whose primary business is distressed investing; (b) entity set forth in Schedule 10, (c) business development company under the Investment Company Act (or entity which has filed with the Securities and Exchange Commission to become a business development company under the Investment Company Act as of such date), hedge fund, non-bank asset manager, credit opportunities fund or specialty finance company, in each case, that directly and routinely competes with Logan Ridge’s senior debt business and which derives substantially all of its revenue from lending to and making investments in middle market companies; or (d) any Affiliate of any entity described under clauses (b) or (c) above.

“Prohibited Transaction” means a non-exempt prohibited transaction described in Section 406(a) of ERISA.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase and Contribution Agreement” means that certain Purchase and Contribution Agreement dated as of October 30, 2020 between Logan Ridge, as seller, and the Borrower, as purchaser.

“Purchase Money Lien” means a Lien that secures indebtedness (including under a capital lease) for borrowed money so long as (a) substantially all of the proceeds of the indebtedness for borrowed money (including under a capital lease) that is the subject of such Lien was used to acquire, construct or improve the asset(s) that are the subject of such Lien, and (b) such Lien does not attach to assets other than those acquired, constructed or improved with such proceeds.

“QIB” has the meaning specified in Section 13.06(e).

“Qualified Institution” means a depository institution or trust company organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) (a) that has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (b) the parent corporation of which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (c) is otherwise acceptable to the Administrative Agent and (ii) the deposits of which are insured by the Federal Deposit Insurance Corporation.

“Qualified Purchaser” means (i) with respect to KeyBank National Association, a person that is a “qualified purchaser” as that term is defined in and under the Investment Company Act and (ii) with respect to any other Person, a “qualified purchaser” as that term is defined in and under the Investment Company Act that meets each of the following conditions: (a) the person was not formed, reformed, capitalized, recapitalized or operated for the purpose of acquiring the interest or asset to be acquired; (b) the person is not a company (as that term is defined in the Investment Company Act) formed before April 30, 1996 that would be an investment company under the Investment Company Act but for the exception provided in either Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act; (c) the value (as that term is defined in the Investment Company Act) of interest or asset to be acquired by such person, if a company, constitutes less than 40% of the value of the person’s total assets and, as applicable, less than 40% of the person’s committed capital (measured at the time of acquisition and thereafter at all times while such interest or other asset held); (d) the shareholders, partners or other holders of equity or beneficial interests in the person, if a company: (i) are not able to decide individually whether to participate, or the extent of their participation, in the company’s acquisition of the asset to be purchased or otherwise acquired; (ii) participate in all of the company’s investments or other assets such that profits and losses from the asset to be acquired are shared by such holders in the same proportions as all other assets of the company; (iii) do not use the company as a device for facilitating individual investment decisions of such holders; and (iv) did not and will not contribute additional capital (other than previously committed capital) for the purpose of effecting the purchase or other acquisition of the interest or other asset to be acquired. Qualified Purchaser also means a company each beneficial owner of which is itself a “qualified purchaser” within the meaning of the Investment Company Act and which meets all of the conditions set out above (except that with respect to condition (c) above, each such beneficial owner’s interest in the company constitutes less than 40% of such owner’s total assets and, as applicable, less than 40% of such owner’s committed capital (measured at the time of the purchaser’s acquisition of the relevant asset to be acquired and thereafter at all times while such interest or other asset is held by the company).

“Qualifying Covenant-Lite Loan” means a Covenant-Lite Loan which (a) is a First Lien Loan, (b) the Obligor of which has a TTM EBITDA of at least $50,000,000 and (c) the market value of which is determined by either (x) the bid price of at least one (1) Approved Dealer, (y) if such Loan is traded on an exchange, the closing price most recently posted on such exchange or (z) a price designated by an Approved Pricing Service.

“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark, 11:00 a.m., New York City time, on the day that is two SOFR Business Days preceding the date of such setting.

“Register” has the meaning specified in Section 13.06(d).

“Registered Investment Adviser” means a Person duly registered as an investment adviser (including by being identified as a “relying adviser” in Section 1.B., Schedule D of its related “filing adviser’s” Form ADV) in accordance with and pursuant to Section 203 of the Investment Advisers Act of 1940, as amended.

“Regulation T”, “Regulation U” and “Regulation X” mean Regulation T, Regulation U and Regulation X, respectively, of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulatory Change” has the meaning specified in Section 2.09(a)(ii).

“Reinvestment Period” means the period from and including the Closing Date to and including the Commitment Termination Date.

“Related Documents” means, with respect to any Loan, all agreements or documents evidencing, guaranteeing, securing, governing or giving rise to such Loan (including those identified on the Loan Checklist).

“Related Party” has the meaning assigned to such term in Section 13.04(b)(x).

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto including without limitation the Alternative Reference Rates Committee.

“Requested Amount” has the meaning assigned to such term in Section 2.02(a).

“Required Lenders” means, as of any date of determination, one or more Lenders having aggregate Percentages more than 50%; provided, however that at any time there are two (2) or more unaffiliated Lenders, “Required Lenders” must include at least two (2) Lenders (who are not Affiliates of each other). To the extent provided in the last paragraph of Section 13.01(c), the Percentage of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” means (a) in the case of a corporation, partnership or limited liability company that, pursuant to its Constituent Documents, has officers, any chief executive officer, chief financial officer, chief administrative officer, president, senior vice president, vice president, assistant vice president, treasurer, director or manager, and, in any case where two Responsible Officers are acting on behalf of such entity, the second such Responsible Officer may be a secretary or assistant secretary, (b) in the case of a limited partnership, the Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner, (c) in the case of a limited liability company that does not have officers, any Responsible Officer of the sole member, managing member or manager, acting on behalf of the sole member, managing member or manager in its capacity as sole member, managing member or manager, (d) in the case of a trust, the Responsible Officer of the trustee, acting on behalf of such trustee in its capacity as trustee, (e) in the case of the Administrative Agent, a vice president, assistant vice president, secretary, assistant secretary or officer of the Administrative Agent and (f) in the case of the Custodian, a vice president, assistant vice president, secretary, assistant secretary or other officer of the Custodian, duly authorized to act on such person’s behalf and in each case responsible for the administration of this Agreement.

“Restricted Payments” means the declaration of any distribution or dividends or the payment of any other amount (including in respect of redemptions permitted by the Constituent Documents of the Borrower) to any shareholder, partner, member or other equity investor in the Borrower on account of any share, membership interest, partnership interest or other equity interest in respect of the Borrower, or the payment on account of, or the setting apart of assets for a sinking or other analogous fund for, or the purchase or other acquisition of any class of stock of or other equity interest in the Borrower or of any warrants, options or other rights to acquire the same (or to make any “phantom stock” or other similar payments in the nature of distributions or dividends in respect of equity to any Person), whether now or hereafter outstanding, either directly or indirectly, whether in cash, property (including marketable securities), or any payment or setting apart of assets for the redemption, withdrawal, retirement, acquisition, cancellation or termination of any share, membership interest, partnership interest or other equity interest in respect of the Borrower.

“Restructured Loan” means:

(a) with respect to any Defaulted Loan, after the date on which such Loan became a Defaulted Loan, (i) it is current on all required payments for a period of three months (if such Loan pays monthly) or two quarters (if such Loan pays quarterly) and (ii) it would satisfy the definition of Eligible Loan if originated or acquired at such time; and

(b) with respect to any Loan which has been the subject of a Material Modification, either (i) after the date on which such Loan became the subject of a Material Modification, (A) it is current on all required payments for a period of three months (if such Loan pays monthly) or two quarters (if such Loan pays quarterly) and (B) it would satisfy the definition of Eligible Loan if originated or acquired at such time, or (ii) the Administrative Agent has consented in writing (including by email acknowledgement) to such Loan no longer constituting a Loan which has been the subject of a Material Modification hereunder.

“Review Criteria” is defined in Section 14.02(b)(i).

“Review Period” is defined in Section 14.02(b)(i).

“Revolving Loan” means any Loan other than a Delayed Drawdown Loan (including, without limitation, revolving loans, including funded and unfunded portions of revolving credit lines and letter of credit facilities, unfunded commitments under specific facilities and other similar loans and investments) the terms of which may require one or more future advances to be made to the Obligor by the Borrower; provided that any such Loan will be a Revolving Loan only until all commitments to make revolving advances to the Obligor expire or are terminated or irrevocably reduced to zero.

“Revolving Reserve Account” means the account established pursuant to Section 8.03.

“Risk Rating” means, for any Collateral Loan, the rating assigned thereto by the Collateral Manager under the five-level numeric rating system used by the Collateral Manager to rate the credit profile on Collateral Loans, as described in the Investment Policies, applied consistently and in good faith.

“S&P” means S&P Global Ratings, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country or territory that is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person Controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargos administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Distribution” means, with respect to any Loan, for each Due Date, the scheduled payment of principal and/or interest and/or fees due on such Due Date with respect to such Loan.

“Scheduled Termination Date” means the later of (a) ~~the third (3rd) anniversary of the Second Amendment Closing Date~~August 21, 2027 and (b) such later date as requested by the Borrower not less than 90 days prior to the Scheduled Termination Date and agreed to in the sole discretion of the Administrative Agent and each Lender.

“SEC” means the Securities and Exchange Commission or any other governmental authority of the United States of America at the time administrating the Securities Act, the Investment Company Act or the Exchange Act.

“Second Amendment” means that certain Second Amendment to Revolving Credit and Security Agreement, dated as of the Second Amendment Closing Date, among the Borrower, the Collateral Manager, the Lenders, the Administrative Agent and the Custodian.

“Second Amendment Closing Date” means May 10, 2022.

“Second Lien Loan” means a Loan or a Subordinated Note that:

(a) is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any other obligation for borrowed money of the Obligor of such Loan (excluding customary terms applicable to a second lien lender under customary intercreditor provisions, such as subordination in right to payment to a first lien lender following an event of default under the related first lien credit agreement with respect to the liquidation of the Obligor or of specified collateral);

(b) is secured by a valid second priority perfected security interest or Lien in, to or on specified collateral securing the Obligor’s obligations under such Loan (whether or not such Loan is also secured by any higher or lower priority security interest or lien on other collateral);

(c) is secured, pursuant to such second priority perfected security interest or Lien, by collateral having a value not less than the outstanding principal balance of such loan plus the aggregate outstanding principal balances of all other loans of equal or higher seniority secured by a first or second Lien or security interest in the same collateral; and

(d) is not a Loan which is secured solely or primarily by the common stock of its Obligor or any of its Affiliates.

The limitation set forth in clause (d) above shall not apply with respect to a Loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a lien on its own property would (1) in the case of a subsidiary that is not part of the same consolidated group as such parent entity for U.S. federal income tax purposes, result in a deemed dividend by such subsidiary to such parent entity for such tax purposes, (2) violate law or regulations applicable to such subsidiary (whether the obligation secured is such loan or any other similar type of indebtedness owing to third parties) or (3) cause such subsidiary to suffer adverse economic consequences under capital adequacy or other similar rules, in each case, so long as (x) the Related Documents limit the incurrence of indebtedness by such subsidiary and (y) the aggregate amount of all such indebtedness is not material relative to the aggregate value of the assets of such subsidiary.

“Secured Parties” means the Administrative Agent, the Account Bank, the Custodian, the Collateral Manager and the Lenders and their respective permitted successors and assigns.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, all as from time to time in effect.

“Securities Intermediary” has the meaning assigned to it in Section 8-102(a)(14) of the UCC.

“Security Entitlement” has the meaning specified in Section 8-102(a)(17) of the UCC.

“Senior Debt Ratio” means, with respect to any Loan, the ratio of Senior Total Funded Debt to TTM EBITDA of the related Obligor.

“Senior Total Funded Debt” means, with respect to any Obligor at any time the same is to be determined, (a) the meaning of “Senior Total Funded Debt” or a comparable term set forth in the Related Documents for such Collateral Loan, or (b) in the case of any Collateral Loan with respect to which the Related Documents do not include a definition of “Senior Total Funded Debt” or a comparable term, the ratio obtained by the sum (but without duplication) of (i) all indebtedness for borrowed money (whether secured or unsecured) of such Obligor and its consolidated Subsidiaries to the Borrower, (ii) all indebtedness for borrowed money of the Obligor and its consolidated Subsidiaries, whether secured or unsecured (other than any indebtedness for borrowed money, whether secured or unsecured, which is subordinated in right of payment of the Collateral Loan to such Obligor) to any other creditor and (iii) all indebtedness for borrowed money of any other Person, whether secured or unsecured, which is directly or indirectly guaranteed by the Obligor or any of its consolidated Subsidiaries.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Solvent” means, with respect to any Person, that as of the date of determination, both (i) (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and will not be unreasonably small with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) such Person has not incurred debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term under the Bankruptcy Code, Section 271 of the Debtor and Creditor Law of the State of New York and applicable laws relating to fraudulent transfers under the Bankruptcy Code and New York State law. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

“Structured Finance Obligation” means any debt obligation owing by a finance vehicle that is secured directly and primarily by, primarily referenced to, and/or primarily representing ownership of, a pool of receivables or a pool of other assets, including collateralized debt obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other asset-backed securities, “future flow” receivable transactions and other similar obligations; provided that loans to financial service companies, factoring businesses, health care providers and other genuine operating businesses do not constitute Structured Finance Obligations.

“Subject Laws” has the meaning assigned to such term in Section 4.01(f)(x).

“ Subordinated Note” means any obligation that: (a) constitutes borrowed money, (b) is in the form of, or represented by, a bond, note (other than any note evidencing a loan), certificated debt security or other debt security, (c) has EBITDA Leverage less than 5.5x, (d) has LTV less than 65% and (e) has TTM EBITDA greater than $15,000,000.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, trust, or other Person (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or (b) that is directly or indirectly controlled by such Person within the meaning of control under Section 15 of the Securities Act of 1933, as amended.

“Substitute Loan” has the meaning specified in Section 10.03(a).

“Successor Collateral Manager” has the meaning assigned to such term in Section 11.09(a).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” has the meaning provided in the definition of “Adjusted Term SOFR Rate”.

“Term SOFR Advance” means each Advance bearing interest at a rate based upon the Adjusted Term SOFR Rate.

“Third Party Expense Cap” means, for any rolling twelve-month period, an amount equal to $150,000.

“Tier 1” means an Eligible Loan with EBITDA Leverage up to, but not in excess of, 4.~~0~~5x.

“Tier 2” means an Eligible Loan with EBITDA Leverage in excess of 4.~~0~~5x and up to, but not in excess of, ~~5.0x~~5.25x.

“Tier 3” means an Eligible Loan with EBITDA Leverage in excess of ~~5.0x~~5.25x and up to, but not in excess of, 6.5x.

“Total Debt Ratio” means, with respect to any Loan, the ratio of Total Funded Debt to TTM EBITDA of the related Obligor, calculated in accordance with the corresponding amount or ratio in the underlying Related Documents for such Loan utilizing the most recently delivered financial results for the related Obligor.

“Total Funded Debt” means, with respect to any Obligor, at any time the same is to be determined, the sum (but without duplication) of (a) all indebtedness for borrowed money

(whether secured or unsecured) of such Obligor and its Subsidiaries to the Borrower, (b) all indebtedness for borrowed money of the Obligor and its Subsidiaries, whether secured or unsecured, to any other creditor and (c) all indebtedness for borrowed money of any other Person which is directly or indirectly guaranteed by the Obligor.

“TTM EBITDA” means, at any time the same is to be determined with respect to any Obligor of a Loan, the trailing twelve-month EBITDA of such Obligor as determined by the Collateral Manager in accordance with the underlying Related Documents.

“TTM Revenue” means, at any time the same is to be determined with respect to any Obligor, the trailing twelve-month revenue of such Obligor calculated in accordance with the corresponding amount or ratio in the underlying Related Documents for such Loan utilizing the most recently delivered financial results for the related Obligor.

“UCC” means the Uniform Commercial Code, as from time to time in effect in the State of New York; provided that if, by reason of any mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of the security interests granted to the Administrative Agent pursuant to this Agreement are governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States of America other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of such perfection, effect of perfection or non-perfection or priority.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uncertificated Security” has the meaning specified in Section 8-102(a)(18) of the UCC.

“Unfunded Exposure Amount” means the aggregate unfunded amounts in respect of all Revolving Loans and Delayed Drawdown Loans at such time.

“Unfunded Exposure Equity Amount” means the product of (a) the Unfunded Exposure Amount multiplied by (b) the difference of (i) 100% minus (ii) the Weighted Average Advance Rate at such time.

“Unused Fees” has the meaning assigned to such term in the Lender Fee Letter.

“U.S. Person” has the meaning specified in Section 13.03(g).

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Warranty Loan” has the meaning specified in the Purchase and Contribution Agreement.

“Weighted Average Advance Rate” means, as of any date of determination with respect to all Eligible Loans, the number obtained by summing the products obtained by multiplying:

The Blended Advance Rate at such time applicable to each Eligible Loan	X	The portion of the Aggregate Loan Balance attributable to each such Eligible Loan and dividing such sum by:

The Aggregate Loan Balance of all Eligible Loans as of such date of determination.

“Weighted Average Life” means, with respect to the Eligible Loans owned by the Borrower as of any date of determination, the number (rounded to the nearest one-tenth (1/10th)) equal to (a) the sum of the products for each such Eligible Loan of (i) the remaining term to maturity (expressed in months and rounded to the nearest month) of such Eligible Loan multiplied by (ii) the Loan Balance of such Eligible Loan divided by (b) Aggregate Loan Balance at such time.

“Weighted Average Life Test” means a test that is satisfied at any such time if the Weighted Average Life as calculated on the date of determination is less than five (5) years.

“Weighted Average Loan to Enterprise Value Ratio” means, with respect to the Eligible Loans owned by the Borrower as of any date of determination, the number (rounded to the nearest one-tenth (1/10th) of one percent (1%)) equal to (a) the sum of the products for each such Eligible Loan of (i) the Enterprise Value of such Eligible Loan multiplied by (ii) the Loan Balance of such Eligible Loan divided by (b) Aggregate Loan Balance at such time.

“Weighted Average Loan to Enterprise Value Test” means a test that is satisfied at any such time if the Weighted Average Loan to Enterprise Value Ratio as calculated on the date of determination is less than 55.00%; provided, however, that for purposes of determining the foregoing, with respect to each Eligible Loan, the Weighted Average Loan to Enterprise Value Ratio shall be calculated in accordance with the corresponding amount or ratio in the underlying Related Documents for such Eligible Loan using the most recently delivered financial results for the related Obligor.

“Weighted Average Senior Debt Ratio” means, as of any date of determination with respect to the Eligible Loans owned by the Borrower as of any date of determination, the number (rounded to the nearest one-tenth (1/10th)) equal to (a) the sum of the products for each such Eligible Loan of (i) the Senior Debt Ratio rating of such Eligible Loan multiplied by (ii) the Loan Balance of such Eligible Loan divided by (b) Aggregate Loan Balance at such time.

“Weighted Average Senior Debt Ratio Test” means a test that is satisfied at any such time if the Weighted Average Senior Debt Ratio as calculated on the date of determination is less than 4.5x; provided, however, that for purposes of determining the foregoing, (i) in the case of an Obligor that has acquired a business (whether through an asset acquisition, a merger or otherwise), the TTM EBITDA ratio(s) shall be calculated based on the TTM EBITDA figures for the consolidated business, after giving pro forma effect to the transactions resulting in such acquisition, plus the results of any portion of such trailing twelve-month period elapsing after the date of such acquisition; and (ii) for any Eligible Loan, the Weighted Average Senior Debt Ratio shall be calculated in accordance with the corresponding amount or ratio in the underlying

Related Documents for such Eligible Loan using the most recently delivered financial results for the related Obligor.

“Weighted Average Spread” means, as of any date of determination, the number obtained by dividing:

(a) the Aggregate Funded Spread paid in Cash, by

(b) the Aggregate Loan Balance of all Collateral Loans as of such date.

“Weighted Average Spread Test” means, as of any date of determination, a test that is satisfied at any such time if the Weighted Average Spread as calculated on the date of determination is greater than 6.0%.

“Weighted Average Total Debt Ratio” means, with respect to the Eligible Loans owned by the Borrower as of any date of determination, the number (rounded to the nearest one-tenth (1/10th)) equal to (a) the sum of the products for each such Eligible Loan of (i) the Total Debt Ratio of such Eligible Loan multiplied by (ii) the Loan Balance of such Eligible Loan divided by (b) Aggregate Loan Balance at such time.

“Weighted Average Total Debt Ratio Test” means a test that is satisfied at any such time if the Weighted Average Total Debt Ratio as calculated on the date of determination does not exceed 5.0x.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Zero Coupon Obligation” means a Loan that does not provide for periodic payments of interest in Cash or that pays interest only at its stated maturity.

Section 1.02 Rules of Construction. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires (a) singular words shall connote the plural as well as the singular, and vice versa (except as indicated), as may be appropriate, (b) the words “herein,” “hereof” and “hereunder” and other words of similar import used in this Agreement refer to this Agreement as a whole and not to any particular article, schedule, section, paragraph, clause, exhibit or other subdivision, (c) the headings, subheadings and table of contents set forth in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect the meaning, construction or effect of any provision hereof, (d) references in this Agreement to “include” or “including” shall mean include or including, as applicable, without limiting the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned, (e) any definition of or reference to any Facility Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions set forth herein or in any other applicable agreement), (g) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (h) unless otherwise provided herein, each reference to any time means New York, New York time and (i) any reference to “execute”, “executed”, “sign”, “signed”, “signature” or any other like term hereunder shall include execution by electronic signature (including, without limitation, any .pdf file, .jpeg file, or any other electronic or image file, or any “electronic signature” as defined under the U.S. Electronic Signatures in Global and National Commerce Act or the New York Electronic Signatures and Records Act, which includes any electronic signature provided using Orbit, Adobe Fill & Sign, Adobe Sign, DocuSign, or any other similar platform identified by the Borrower and reasonably available at no undue burden or expense to the Administrative Agent or the Custodian and acceptable to the Administrative Agent in its reasonable discretion together with any requested certificate of completion or other evidence of authentication), except to the extent the Administrative Agent or the Custodian requests otherwise. Any such electronic signatures shall be valid, effective and legally binding as if such electronic signatures were handwritten signatures and shall be deemed to have been duly and validly delivered for all purposes hereunder.

Section 1.03 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” both mean “to but excluding”. Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed.

Section 1.04 Collateral Value Calculation Procedures. In connection with all calculations required to be made pursuant to this Agreement with respect to Scheduled Distributions on any Collateral Loans, or any payments on any other assets included in the Collateral, with respect to the sale of and reinvestment in Collateral Loans, and with respect to the income that can be earned on Scheduled Distributions on such Collateral Loans and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.04 shall be applied. The provisions of this Section 1.04 shall be applicable to any determination or calculation that is covered by this Section 1.04, whether or not reference is specifically made to Section 1.04, unless some other method of calculation or determination is expressly specified in the particular provision.

(a) All calculations with respect to Scheduled Distributions on the Collateral Loans shall be made on the basis of information as to the terms of each such Collateral Loan and upon reports of payments, if any, received on such Collateral Loans that are furnished by or on behalf of the Obligor of such Collateral Loans and, to the extent they are not manifestly in error, such information or reports may be conclusively relied upon in making such calculations.

(b) For purposes of calculating the Coverage Tests, except as otherwise specified in the Coverage Tests, such calculations will not include (i) scheduled interest and principal payments on Ineligible Loans unless or until such payments are actually made and (ii) ticking fees in respect of Collateral Loans, and other similar fees, unless or until such fees are actually paid.

(c) For each Collection Period and as of any date of determination, the Scheduled Distribution on any Collateral Loans (other than Ineligible Loans, which, except as otherwise provided herein, shall be assumed to have Scheduled Distributions of zero) shall be the total amount of payments and collections to be received during such Collection Period in respect of such Collateral Loans.

(d) Each Scheduled Distribution receivable with respect to a Collateral Loan shall be assumed to be received on the applicable Due Date.

(e) References in the Priority of Payments to calculations made on a “pro forma basis” shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments, that precede (in priority of payment) or include the clause in which such calculation is made.

(f) For purposes of calculating all Concentration Limitations, in both the numerator and the denominator of any component of the Concentration Limitations, Ineligible Loans (including any unfunded commitments with respect to such Collateral Loans) will be treated as having a value equal to zero.

(g) Determinations of the Eligible Loans, or portions thereof, that constitute Excess Concentration Amounts will be determined in the way that produces the highest Borrowing Base at the time of determination, it being understood that a Collateral Loan (or portion thereof) that falls into more than one such category of Collateral Loans will be deemed, solely for purposes of such determinations, to fall only into the category that produces the highest such Borrowing Base at such time (without duplication).

(h) Except as otherwise provided herein, Ineligible Loans will not be included in the Collateral Quality Tests.

(i) For purposes of determining the Weighted Average Spread (and related computations of stated interest coupons and Aggregate Funded Spread), capitalized or deferred interest (and any other interest that is not paid in cash) will be excluded until paid in cash.

(j) References in this Agreement to the Borrower’s “acquisition” of a Loan include references to the Borrower’s acquisition of such Loan by way of a sale and/or contribution and the Borrower’s making or acquisition of such Loan. Portions of the same Loan acquired by the Borrower on different dates (whether through purchase, receipt by contribution or the making or acquisition thereof) will, for purposes of determining the purchase price of such Loan, be treated as separate purchases on separate dates (and not a weighted average purchase price for any particular Loan).

(k) For the purposes of calculating compliance with each of the Concentration Limitations and the Default Ratio, all calculations will be rounded to the nearest 0.01%. For purposes of calculating compliance with each of the Collateral Quality Tests, all calculations will be rounded to the nearest 0.1 or 0.1%, as applicable.

(l) Notwithstanding any other provision of this Agreement to the contrary, all monetary calculations under this Agreement shall be in Dollars. For purposes of this Agreement, calculations with respect to all amounts received or required to be paid in a currency other than Dollars shall be valued at zero.

(m) Other than for purposes of determining whether the conditions for each Advance have been satisfied, for purposes of calculating compliance with any test under this Agreement (including, without limitation, the Maximum Advance Rate Test, Interest Coverage Ratio Test, any Concentration Limitation, and any Collateral Quality Test), the trade date (and not the settlement date) with respect to any acquisition or disposition of a Loan shall be used to determine whether and when such acquisition or disposition has occurred; provided that, solely with respect to any acquisition or disposition occurring after the Second Amendment Closing Date, in the event such acquisition or disposition does not settle within 30 days of the trade date, the Administrative Agent may elect that all such tests shall be recalculated based on the date such acquisition or disposition of a Loan actually settles. For the avoidance of doubt, for purposes of calculating compliance with any test under this Agreement to determine whether the conditions for each Advance have been satisfied, the settlement date (and not the trade date) with respect to any acquisition or disposition of a Loan shall be used to determine whether and when such acquisition or disposition has occurred.

(n) Determinations of financial covenants and ratios or other performance metrics with respect to a Collateral Loan (including, but not limited to, loan to total enterprise value ratio) shall be made in accordance with the Related Documents for each such Collateral Loan and updated no less frequently than quarterly.

Section 1.05 Calculation of Borrowing Base. In connection with amounts to be calculated for purposes of determining the Borrowing Base and generally preparing the Borrowing Base Calculation Statement, all amounts shall be expressed in Dollars.

Section 1.06 Divisions. For all purposes under the Facility Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.07 Benchmark Notification. The interest rate on Loans denominated in Dollars may be determined by reference to a benchmark rate that is, or may in the future become, the subject of regulatory reform or cessation. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the administration of, submission of, calculation of or any other matter related to Term SOFR, any component definition thereof or rates referenced in the definition thereof or any alternative, comparable or successor rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, comparable or successor rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Term SOFR or any other Benchmark, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.

ARTICLE II

ADVANCES

Section 2.01 Revolving Credit Facility. On the terms and subject to the conditions hereinafter set forth, including Article III, each Lender severally agrees to make loans in Dollars to the Borrower (each, an “Advance”) from time to time on any Business Day during the period from the Effective Date until the Commitment Termination Date, on a pro rata basis in each case in an aggregate principal amount at any one time outstanding up to but not exceeding such Lender’s Commitment and, as to all Lenders, in an aggregate principal amount up to but not exceeding the Maximum Available Amount as then in effect. Each such borrowing of an Advance on any single day is referred to herein as a “Borrowing”. Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow (and re-borrow) Advances under this Section 2.01 and prepay Advances under Section 2.05.

Section 2.02 Making of the Advances. (j) If the Borrower desires to make a Borrowing under this Agreement, the Borrower, or the Collateral Manager on its behalf, shall give the Administrative Agent a written notice (each, a “Notice of Borrowing”) for such Borrowing (which notice shall be irrevocable and effective upon receipt) not later than 3:00 p.m. on the date that is two (2) Business Days prior to the day of the requested Borrowing; provided, however that notwithstanding anything contained herein to the contrary, no more than one (1) Advance may be made in a calendar week. A Notice of Borrowing received after 3:00 p.m. shall be deemed received on the following Business Day.

Promptly following receipt of a Notice of Borrowing in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amounts of such Lender’s Advance to be made as part of the requested Borrowing. Each Notice of Borrowing shall be substantially in the form of Exhibit A, dated the date the request for the related Borrowing is being made, signed by a Responsible Officer of the Borrower or the Collateral Manager, as applicable, shall attach a Borrowing Base Calculation Statement as of the Borrowing Date after giving effect to the requested Borrowing and shall otherwise be appropriately completed. The proposed Borrowing Date specified in each Notice of Borrowing shall be a Business Day falling on or prior to the Commitment Termination Date, and the amount of the Borrowing requested in such Notice of Borrowing (the “Requested Amount”) shall be equal to at least $1,000,000 or an integral multiple of $100,000 in excess thereof.

(a) Each Lender shall, not later than 1:00 p.m. on each Borrowing Date, make its Percentage of the applicable Requested Amount on each Borrowing Date by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Advances available to the Borrower by promptly crediting the amounts so received, in like funds, to the Operating Account.

Section 2.03 Evidence of Indebtedness. (k) Maintenance of Records by Lender. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to it and resulting from the Advances made by such Lender to the Borrower, from time to time, including the amounts of principal and interest thereon and paid to it, from time to time hereunder, provided that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Advances in accordance with the terms of this Agreement.

(a) Maintenance of Records by Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the amount of each Advance made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(b) Effect of Entries. The entries made in the records maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence, absent obvious error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Advances in accordance with the terms of this Agreement and, in the case of any inconsistency with the records in the Register, the Register shall prevail.

Section 2.04 Payment of Principal and Interest/Unused Fees. The Borrower shall pay principal and Interest on the Advances as follows:

(a) 100% of the outstanding principal amount of all Advances, together with all accrued and unpaid Interest thereon, shall be payable on the Final Maturity Date.

(b) Interest shall accrue on the unpaid principal amount of the Advances outstanding hereunder at the applicable Interest Rate from the date of such Advance until such principal amount is paid in full. The Administrative Agent shall determine the unpaid Interest and Unused Fees payable thereto prior to each Payment Date (using the applicable Interest Rate for each day during the related Interest Accrual Period) to be paid by the Borrower with respect to each Advance on each Payment Date for the related Interest Accrual Period and shall advise the Collateral Manager and the Custodian on the sixth Business Day prior to such Payment Date.

(c) Accrued Interest on each Advance shall be payable in arrears (x) on each Payment Date, and (y) in connection with any prepayment in full of the Advances pursuant to Section 2.05(a); provided that (i) with respect to any prepayment in full of the Advances outstanding, accrued Interest on such amount to but excluding the date of prepayment may be payable on such date or as otherwise agreed to between the Lenders and the Borrower and (ii) with respect to any partial prepayment of the Advances outstanding, unless otherwise required by the Administrative Agent pursuant to Section 2.05(d), accrued Interest on such amount to but excluding the date of prepayment shall be payable following such prepayment on the applicable Payment Date for the Collection Period in which such prepayment occurred.

(d) Subject in all cases to Section 2.04(g), the obligation of the Borrower to pay the Obligations, including the obligation of the Borrower to pay the Lenders the outstanding principal amount of the Advances and accrued Interest thereon, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof (including Section 2.14), under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any other Person may have or have had against any Secured Party or any other Person.

(e) As a condition to the payment of principal of and Interest on any Advance without the imposition of withholding tax, the Borrower or the Administrative Agent may require certification acceptable to it to enable the Borrower and the Administrative Agent to determine their duties and liabilities with respect to any taxes or other charges that they may be required to deduct or withhold from payments in respect of such Advance under any present or future law or regulation of the United States and any other applicable jurisdiction, or any present or future law or regulation of any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements under any such law or regulation.

(f) If applicable, the Borrower shall pay to the Lenders, for their own use and benefit, the any Unused Fees as and when required subject to and in accordance with the Lender Fee Letter.

(g) Notwithstanding any other provision of this Agreement, the obligations of the Borrower under this Agreement are limited recourse obligations of the Borrower payable solely from the Collateral and, following realization of the Collateral, and application of the proceeds thereof in accordance with the Priority of Payments and, subject to Section 2.12, all obligations of and any claims against the Borrower hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive. No recourse or personal liability shall be had against any officer, director, employee, shareholder, Affiliate, member, manager, agent, partner, principal or incorporator of the Borrower or their respective successors or assigns for any amounts payable under this Agreement. It is understood that the foregoing provisions of this clause (g) shall not (i) prevent recourse to the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by this Agreement until such Collateral has been realized. It is further understood that the foregoing provisions of this clause (g) shall not limit the right of any Person to name the Borrower as a party defendant in any proceeding or in the exercise of any other remedy under this Agreement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against the Borrower.

Section 2.05 Prepayment of Advances. (l) Optional Prepayments. The Borrower may, from time to time on any Business Day but no more than twice during any calendar week,

voluntarily prepay Advances in whole or in part, without penalty or premium; provided that the Borrower or the Collateral Manager on behalf of the Borrower shall have delivered to the Administrative Agent and the Custodian written notice of such prepayment (such notice, a “Notice of Prepayment”) in the form of Exhibit B not later than 3:00 p.m. at least two (2) Business Days prior to the day of such prepayment (provided that same day notice may be given to cure any non-compliance with the Maximum Advance Rate Test); provided, further that after giving effect to such prepayment, the total amount of Collections then on deposit in the Collection Account shall be no less than an amount equal to the amounts due under clauses (A) through (D) of Section 9.01(a)(i) that will be required to be paid on the next occurring Payment Date (as estimated in good faith by the Collateral Manager). Each such Notice of Prepayment shall be irrevocable and effective upon receipt and shall be dated the date such notice is being given, signed by a Responsible Officer of the Borrower or the Collateral Manager, as applicable, and otherwise appropriately completed, provided that any such notice may state that prepayment of the Advances is conditioned upon the effectiveness of some identifiable event or condition, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified effective date of termination) if such condition is not satisfied. Each prepayment of any Advance by the Borrower pursuant to this Section 2.05(a) (other than a prepayment made in order to cure any non-compliance with the Maximum Advance Rate Test) shall in each case be in a principal amount of at least $500,000 with integral multiples of $100,000 above such amount or, if less, the entire outstanding principal amount of the Advances of the Borrower. If a Notice of Prepayment is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. The Borrower shall make the payment amount specified in such notice by wire transfer of immediately available funds by 2:00 p.m. to the Agent’s Account. The Administrative Agent promptly will make such payment amount specified in such notice available to each Lender in the amount of each Lender’s Percentage of the payment amount by wire transfer to such Lender’s account. Any funds for purposes of a voluntary prepayment received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next Business Day.

(a) Mandatory Prepayments. The Borrower shall prepay the Advances on each Payment Date in the manner and to the extent provided in the Priority of Payments. The Borrower shall provide, in each Monthly Report, notice of the aggregate amounts of Advances that are to be prepaid on the related Payment Date in accordance with the Priority of Payments.

(b) Additional Prepayment Provisions. Each prepayment pursuant to this Section 2.05 shall be subject to Sections 2.04(c) and 2.10 and applied to the Advances in accordance with the Lenders’ respective Percentages.

(c) Interest on Prepaid Advances. If requested by the Administrative Agent, the Borrower shall pay all accrued and unpaid Interest on Advances prepaid on the date of such prepayment.

Section 2.06 Changes of Commitments. (m) Automatic Reduction and Termination. The Commitments of all Lenders shall be automatically reduced to (i) the aggregate outstanding principal balance of the Advances at 5:00 p.m. on the Scheduled Termination Date or (ii) zero on the date selected by the Required Lenders following acceleration as a result of the occurrence of an Event of Default pursuant to Section 6.02.

(a) Optional Reductions. Prior to the Commitment Termination Date, the Borrower shall have the right to terminate or reduce the unused amount of the Facility Amount at any time or from time to time without any fee or penalty (other than any applicable Commitment Reduction Fee) upon not less than two (2) Business Days’ prior notice to the Custodian, the Lenders and the Administrative Agent of each such termination or reduction, which notice shall specify the effective date of such termination or reduction and the amount of any such reduction; provided that (i) the amount of any such reduction of the Facility Amount shall be equal to at least $2,000,000 or an integral multiple of $100,000 in excess thereof or, if less, the remaining unused portion thereof, and (ii) no such reduction will reduce the Facility Amount below the sum of (x) the aggregate principal amount of Advances outstanding at such time (after giving effect to any payment to be made on such date) and (y) the Unfunded Exposure Equity Amount under all of the outstanding Revolving Loans and Delayed Drawdown Loan determined without giving effect to the proviso in the definition thereof. Such notice of termination or reduction shall be irrevocable and shall be applied pro rata to reduce the respective Commitments of each Lender.

(b) Effect of Termination or Reduction. The Commitments of the Lenders once terminated or reduced may not be reinstated. Each reduction of the Facility Amount pursuant to this Section 2.06 shall be applied ratably among the Lenders in accordance with their respective Commitments.

(c) Payment of Commitment Reduction Fee. If applicable, the Borrower shall pay to the Lenders, for their own use and benefit, the Commitment Reduction Fee in connection with any optional reduction of the Facility Amount, subject to and in accordance with the Lender Fee Letter.

Section 2.07 Maximum Lawful Rate. It is the intention of the parties hereto that the interest on the Advances shall not exceed the maximum rate permissible under Applicable Law. Accordingly, anything herein to the contrary notwithstanding, in the event any interest is charged to, collected from or received from or on behalf of the Borrower by the Lenders pursuant hereto or thereto in excess of such maximum lawful rate, then the excess of such payment over that maximum shall be applied first to the payment of amounts then due and owing by the Borrower to the Secured Parties under this Agreement (other than in respect of principal of and interest on the Advances) and then to the reduction of the outstanding principal amount of the Advances of the Borrower.

Section 2.08 Several Obligations. The failure of any Lender to make any Advance to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Advance on such date, the Administrative Agent shall not be responsible for the failure of any Lender to make any Advance, and no Lender shall be responsible for the failure of any other Lender to make an Advance to be made by such other Lender.

Section 2.09 Increased Costs. (n) If, due to either (i) the introduction of or any change in or in the interpretation, application or implementation of any Applicable Law or GAAP or other applicable accounting policy after the Closing Date, or (ii) the compliance with any guideline or change in the interpretation, application or implementation of any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) after the Closing Date (a “Regulatory Change”), there shall be (x) any increase in the cost (other than Taxes) to any Affected Person of agreeing to make or making, funding or maintaining Advances to the Borrower or (y) any imposition of tax on a Lender (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then the Borrower shall from time to time in accordance with the Priority of Payments, on the Payment Date first occurring following such Affected Person’s demand, pay in accordance with the Priority of Payments such Affected Person such additional amounts as may be sufficient to compensate such Affected Person for such increased cost. A certificate setting forth in reasonable detail the amount of such increased cost, submitted to the Borrower by an Affected Person (with a copy to the Custodian and the Administrative Agent), shall be conclusive and binding for all purposes, absent manifest or demonstrable error; provided that such Affected Person charges such increased costs to borrowers that are substantially similar to the Borrower in financing transactions materially similar to the financing transaction set forth in this Agreement. Notwithstanding anything herein to the contrary, each of (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules and regulations promulgated thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall be deemed to have been introduced after the Closing Date, thereby constituting a Regulatory Change hereunder with respect to the Affected Person as of the Closing Date, regardless of the date enacted, adopted or issued.

(a) If an Affected Person determines that compliance with any Applicable Law, request from any central bank or other Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) or any Regulatory Change, in each case, introduced or made after the Closing Date (i) affects the amount of capital or liquidity required to be maintained by such Affected Person and that the amount of such capital or liquidity is increased by or based upon the existence of such Affected Person’s Commitment under this Agreement or upon such Affected Person’s making, funding or maintaining Advances or (ii) reduces the rate of return of an Affected Person to a level below that which such Affected Person could have achieved but for such compliance (taking into consideration such Affected Person’s policies with respect to capital adequacy and liquidity), then the Borrower shall from time to time, on the Payment Date first occurring following such Affected Person’s demand, pay in accordance with the Priority of Payments such additional amounts which are sufficient to compensate such Affected Person for such increase in capital or liquidity or reduced return. If any Affected Person becomes entitled to claim any additional amounts pursuant to this Section 2.09(b), it shall notify, within a commercially reasonable time, the Borrower (with a copy to the Custodian and the Administrative Agent) of the event by reason of which it has become so entitled. A certificate setting forth in reasonable detail such amounts submitted to the Borrower by an Affected Person shall be conclusive and binding for all purposes, absent manifest or demonstrable error; provided that such Affected Person charges such increased costs to borrowers that are substantially similar to the Borrower in financing transactions materially similar to the financing transaction set forth in this Agreement.

(b) If an Affected Person determines at any time that the making or continuance of any Term SOFR Advance has become unlawful by compliance by such Affected Person in good faith with any Regulatory Change since the Closing Date, or would conflict with any thereof not having the force of law but with which such Lender customarily complies, or has become impracticable as a result of a contingency occurring after the Closing Date that materially adversely affects the availability of Term SOFR, the Affected Person shall notify the Borrower and the Administrative Agent. The Borrower shall (i) if the affected Term SOFR Advance is then being made pursuant to a Borrowing, cancel said Borrowing, or, in the case of any Borrowing, convert the related Notice of Borrowing into one requesting a Borrowing of Base Rate Advances or require the affected Lender to make its requested Loan as a Base Rate Advance, or (ii) if the affected Term SOFR Advance is then outstanding, upon at least one Business Days’ notice to the Administrative Agent, require the Affected Person convert each such Term SOFR Advance into a Base Rate Advance; provided, however, that if more than one Affected Person is affected at any time, then all Affected Persons must be treated the same pursuant to this Section 2.09(c).

(c) Upon the occurrence of any event giving rise to the Borrower’s obligation to pay additional amounts to a Lender pursuant to clauses (a) or (b) of this Section 2.09, such Lender shall (at the request of the Borrower), use reasonable efforts (subject to the customary practices of such Lender) to minimize any increased amounts payable by the Borrower which at first shall include, but not be limited to, designating a different lending office for the funding or the booking of its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment would reduce or obviate the obligations of the Borrower to make future payments of such additional amounts; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.10 Compensation; Breakage Payments. The Borrower agrees to compensate each Affected Person from time to time, on the Payment Dates, following such Affected Person’s written request (which request shall set forth the basis for requesting such amounts), in accordance with the Priority of Payments for all reasonable losses, expenses and liabilities (including any interest paid by such Affected Person to lenders of funds borrowed to make or carry an Advance and any loss sustained by such Affected Person in connection with the re-employment of such funds but excluding loss of anticipated profits), which such Affected Person may sustain: (a) if for any reason (including any failure of a condition precedent set forth in Article III but excluding a default by the applicable Lender) a Borrowing of any Advance by the Borrower does not occur on the Borrowing Date specified therefor in the applicable Notice of Borrowing delivered by the Borrower (other than as a result of a Defaulting Lender’s actions), (b) if any payment, prepayment or conversion of any of the Borrower’s Advances occurs on a date that is not the last day of the relevant Interest Accrual Period or a Payment Date, (c) if any payment or prepayment of any Advance is not made on any date specified in a Notice of Prepayment given by the Borrower or (d) as a consequence of any other default by the Borrower to repay its Advances when required by the terms of this Agreement. A certificate as to any amounts payable pursuant to this Section 2.10 submitted to the Borrower by any Lender (with a copy to the Administrative Agent and accompanied by a reasonably detailed calculation of such amounts and a description of the basis for requesting such amounts) shall be conclusive in the absence of manifest or demonstrable error.

Section 2.11 Reserved.

Section 2.12 Rescission or Return of Payment. The Borrower agrees that, if at any time (including after the occurrence of the Final Maturity Date) all or any part of any payment theretofore made by it to any Secured Party or any designee of a Secured Party is or must be rescinded or returned for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Borrower or any of its Affiliates), the obligation of the Borrower to make such payment to such Secured Party shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence and this Agreement shall continue to be effective or be reinstated, as the case may be, as to such obligations, all as though such payment had not been made.

Section 2.13 Default Interest. Upon the occurrence of an Event of Default, the Administrative Agent, at the direction of the Required Lenders, may increase the Interest Rate then in effect by 2.00% per annum.

Section 2.14 Payments Generally. (o) All amounts owing and payable to any Secured Party, any Affected Person or any Indemnified Party, in respect of the Advances and other Obligations, including the principal thereof, interest, fees, indemnities, expenses or other amounts payable under this Agreement, shall be paid by the Borrower to the Administrative Agent for account of the applicable recipient in Dollars, in immediately available funds, in accordance with the Priority of Payments, and all without counterclaim, setoff, deduction, defense, abatement, suspension or deferment. The Administrative Agent and each Lender shall provide wire instructions to the Borrower, the Custodian and the Administrative Agent (if applicable). Payments must be received by the Administrative Agent for account of the Lenders on or prior to 3:00 p.m. on a Business Day; provided that, payments received by the Administrative Agent after 3:00 p.m. on a Business Day will be deemed to have been paid on the next following Business Day.

(a) Except as otherwise expressly provided herein, all computations of interest, fees and other Obligations shall be made on the basis of a year of 360 days for the actual number of days elapsed in computing interest on any Advance, the date of the making of the Advance shall be included and the date of payment shall be excluded; provided that, if an Advance is repaid on the same day on which it is made, one day’s

Interest shall be paid on such Advance. All computations made by a Lender or the Administrative Agent under this Agreement shall be conclusive absent manifest or demonstrable error.

Section 2.15 Increase in Facility Amount. The Borrower may, on any Business Day prior to the Commitment Termination Date, increase the Facility Amount by delivering a request substantially in the form attached hereto as Exhibit F (each, a “Facility Amount Increase Request”) or in such other form acceptable to the Administrative Agent at least five (5) Business Days prior to the desired effective date of such increase (the “Facility Amount Increase”) identifying an additional Lender that is a Permitted Assignee (or additional Commitments for existing Lender(s) which have consented to such increase), and the amount of its Commitment (or additional amount of its Commitment(s)); provided, however, that (i) the Facility Amount shall not exceed $200,000,000 without the consent of all Lenders, (ii) any increase of the aggregate amount of the Facility Amount shall be in an amount not less than $10,000,000, (iii) no Default or Event of Default shall have occurred and be continuing at the time of the request or the effective date of the Facility Amount Increase, (iv) all representations and warranties contained in Article IV hereof (as the same may be amended from time to time) shall be true and correct in all material respects (except for representations and warranties already qualified by materiality or Material Adverse Effect, which shall be true and correct) at the time of such request and on the effective date of such Facility Amount Increase (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made on such date), and (v) unless such increase is increasing the Commitment of, and with the consent of, an existing Lender, the Administrative Agent shall have provided its written consent to such increase (which consent shall not be unreasonably withheld or delayed). The effective date of the Facility Amount Increase shall be agreed upon by the Borrower and the Administrative Agent. Upon the effectiveness thereof, the New Lender(s) (or, if applicable, existing Lender(s)) shall make Advances in an amount sufficient such that after giving effect to its advance each Lender shall have outstanding its Percentage of Advances. It shall be a condition to such effectiveness that (i) if any Advances are bearing interest at the Adjusted Term SOFR Rate on the date of such effectiveness, such Advances shall be deemed to be prepaid on such date and the Borrower shall pay any amounts owing to the Lenders pursuant to Section 2.10 hereof, provided, however, that if a Facility Amount Increase is made among the existing Lenders and the amount of the increase in each such Lender’s Commitment is on a pro rata basis in accordance with the existing Commitments of such Lenders on the date of such Facility Amount Increase, such Advances bearing interest at the Adjusted Term SOFR Rate shall not be deemed to be prepaid on such date and (ii) the Borrower shall not have terminated any portion of the Commitments pursuant to Section 2.06 hereof. The Borrower agrees to promptly pay any reasonable expenses of the Administrative Agent and the affected Lender(s) relating to any Facility Amount Increase. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to increase its Commitment and no Lender’s Commitment shall be increased without its consent thereto, and each Lender may at its option, unconditionally and without cause, decline to increase its Commitment. For the avoidance of doubt, each Advance made under a Facility Amount Increase shall be subject to the same terms (including pricing) as an Advance under the existing Facility Amount.

Section 2.16 Defaulting Lenders. (p) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with their Percentages of the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any Unused Fees or Commitment Reduction Fees for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held pro rata by the Lenders in accordance with their respective Percentages of the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.17 Inability to Determine Rates. Notwithstanding anything to the contrary herein or in any other Facility Document:

(a) Temporary. If the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Adjusted Term SOFR Rate cannot be determined pursuant to the definition thereof on or prior to the first day of any Interest Accrual Period, the Administrative Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Administrative Agent to the Borrower, (i) any obligation of the Lenders to make or continue an Advance that accrues interest at the Adjusted Term SOFR Rate or to convert an Advance that accrues interest based upon the Base Rate to an Advance that accrues interest at the Adjusted Term SOFR Rate shall be suspended (to the extent of the affected Interest Accrual Periods) until the Administrative Agent revokes such notice and (ii) if such determination affects the calculation of the Base Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate without reference to clause (c) of the definition of Base Rate until the Administrative Agent revokes such notice.

(b) Effect of Benchmark Transition Event.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Facility Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the Adjusted Term SOFR Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of the Adjusted Term SOFR Rate with a Benchmark Replacement pursuant to this Section 2.17(b)(i) will occur prior to the applicable Benchmark Transition Start Date.

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Facility Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders (with a copy to the Custodian) of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.17(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.17(b).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Facility Document, at any time (including in connection with the implementation of a Benchmark Replacement), (x) if any then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Accrual Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (y) if a tenor that was removed pursuant to clause (x) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a

Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Accrual Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term SOFR Borrowing of, conversion to or continuation of Term SOFR Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to an Advance that accrues interest based upon the Base Rate. During any Benchmark Unavailability Period, the component of Base Rate based upon the Adjusted Term SOFR Rate will not be used in any determination of Base Rate.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01 Conditions Precedent to Initial Advances. The obligation of each Lender to make its initial Advance hereunder shall be subject to the conditions precedent that the Administrative Agent shall have received on or before the date of such initial Advance the following, each in form and substance reasonably satisfactory to the Administrative Agent:

(a) each of the Facility Documents duly executed and delivered by the parties thereto, which shall each be in full force and effect;

(b) true and complete copies of the Constituent Documents of the Borrower and the Collateral Manager as in effect on the Closing Date;

(c) true and complete copies certified by a Responsible Officer of the Borrower of all Governmental Authorizations, Private Authorizations and Governmental Filings, if any, required in connection with the transactions contemplated by this Agreement;

(d) a certificate of a Responsible Officer of the Borrower certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action of its managers or members approving this Agreement and the other Facility Documents to which it is a party and the transactions contemplated hereby and thereby, (iii) that its representations and warranties set forth in the Facility Documents to which it is a party are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (iv) no Default or Event of Default has occurred and is continuing, and (v) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party;

(e) a certificate of a Responsible Officer of the Collateral Manager certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action of its board of directors or members approving this Agreement and the other Facility Documents to which it is a party and the transactions contemplated hereby and thereby, (iii) that its representations and warranties set forth in the Facility Documents to which it is a party are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (iv) to the knowledge of the Collateral Manager, no Default or Event of Default has occurred and is continuing, and (v) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party;

(f) a closing certificate from the Borrower substantially in the form set forth on Exhibit H hereto;

(g) copies of UCC Financing Statements, under the UCC with the Secretary of State of the State of Delaware and any other applicable filing office in any applicable jurisdiction that the Administrative Agent deems necessary or desirable in order to perfect the interests in the Collateral contemplated by this Agreement;

(h) Reserved;

(i) Reserved;

(j) evidence reasonably satisfactory to it that all of the Covered Accounts shall have been established; and the Account Control Agreement shall have been executed and delivered by the Borrower, the Administrative Agent and the Custodian, and shall be in full force and effect;

(k) evidence that (x) all fees due and owing to the Administrative Agent, each Lender and the Custodian, on or prior to the Closing Date have been received or will be contemporaneous with closing; and (y) the reasonable and documented accrued fees and expenses of Chapman and Cutler LLP, counsel to the Administrative Agent, and Nixon Peabody LLP, counsel to the Custodian, in its respective capacities hereunder, in connection with the transactions contemplated hereby (to the extent invoiced prior to the Closing Date and required to be paid by the Borrower hereunder), shall have been paid by the Borrower or will be contemporaneous with closing;

(l) delivery of such Collateral (including any promissory note, executed assignment agreements and word or pdf copies of the principal credit agreement for each initial Collateral Loan, to the extent received by the Borrower) in accordance with the provisions of Article XIV shall have been effected;

(m) a certificate of a Responsible Officer of the Borrower, dated as of the Closing Date, to the effect that, in the case of each item of Collateral pledged to the Administrative Agent, on the Closing Date and immediately prior to the delivery thereof on the Closing Date:

(i) the Borrower is the owner of such Collateral free and clear of any liens, claims or encumbrances of any nature whatsoever except for (A) those which are being released on the Closing Date and (B) Permitted Liens;

(ii) the Borrower has acquired its ownership in such Collateral in good faith without notice of any adverse claim, except as described in clause (i) above;

(iii) the Borrower has not assigned, pledged or otherwise encumbered any interest in such Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than interests granted pursuant to this Agreement and with respect to Permitted Liens;

(iv) the Borrower has full right to grant a security interest in and assign and pledge such Collateral to the Administrative Agent; and

(v) upon execution of the Facility Documents and filing of the relevant UCC-1 Financing Statements in the applicable filing offices, the Administrative Agent will have a first priority perfected security interest in the Collateral (subject to Permitted Liens) which may be perfected by filing, except as permitted by this Agreement.

(n) an executed Certificate of Beneficial Ownership and all documentation and other information requested by any such Lender required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and the Administrative Agent shall have received a fully executed IRS Form W-9 (or its equivalent) from the Borrower, the Collateral Manager and Logan Ridge; and

(o) such other instruments, certificates and documents from the Borrower, the Collateral Manager and Logan Ridge as the Administrative Agent or any Lender shall have reasonably requested.

Section 3.02 Conditions Precedent to Each Borrowing. The obligation of each Lender to make each Advance to be made by it (including the initial Advance) on each Borrowing Date shall be subject to the fulfillment of the following conditions; provided that the conditions described in clauses 3.02(e) and (f) (other than a Default or Event of Default described in Sections 6.01(b) or (l) or a Collateral Manager Termination Event described in Section 6.03(e)) below need not be satisfied if the proceeds of the Borrowing are used to fund Revolving Loans or Delayed Drawdown Loans then owned by the Borrower or to settle trades committed to by the Borrower prior to the end of the Reinvestment Period or to fund the Revolving Reserve Account on or prior to the Commitment Termination Date to the extent required under Section 8.03:

(a) the Reinvestment Period shall not have ended;

(b) the Administrative Agent shall have received a Notice of Borrowing with respect to such Advance (including the Borrowing Base Calculation Statement attached thereto, all duly completed) delivered in accordance with Section 2.02;

(c) to the extent that the proceeds of an Advance are not being used to fund the simultaneous origination or acquisition of a Loan, the Borrower shall have delivered to the Custodian each of the Related Documents with respect to such Loan within five (5) Business Days after received by the Borrower;

(d) immediately before and after the making of such Advance on the applicable Borrowing Date, (i) each Coverage Test shall be satisfied, as demonstrated on the Borrowing Base Calculation Statement and attached to such Notice of Borrowing, and (ii) each Collateral Quality Test shall be satisfied (or if any Collateral Quality Test is not satisfied, such test is improved after giving effect to such Advance and any related acquisition and/or concurrent sale of Loans), as demonstrated in reasonably detailed calculations attached to such Notice of Borrowing;

(e) each of the representations and warranties of the Borrower and the Collateral Manager contained in this Agreement shall be true and correct in all material respects (except for representations and warranties already qualified by materiality or Material Adverse Effect, which shall be true and correct) as of such Borrowing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made on such date); and

(f) no Default, Event of Default, Potential Collateral Manager Termination Event, Collateral Manager Termination Event or Early Amortization Event shall have occurred and be continuing at the time of the making of such Advance or shall result upon the making of such Advance.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Borrower. The Borrower represents and warrants to each of the Secured Parties on and as of each Measurement Date (and, in respect of clause (i) below, each date such information is provided by or on behalf of it), as follows:

(a) Due Organization. The Borrower is a limited liability company duly organized and validly existing under the laws of the State of Delaware, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b) Due Qualification and Good Standing. The Borrower is in good standing in the State of Delaware. The Borrower is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent

Documents, requires such qualification, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

(c) Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by the Borrower of, and the performance of its obligations under the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law or (iii) implied covenants of good faith and fair dealing.

(d) Non-Contravention. None of the execution and delivery by the Borrower of this Agreement or the other Facility Documents to which it is a party, the Borrowings or the pledge of the Collateral hereunder, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a material breach or violation of, or constitute a default under its Constituent Documents, (ii) conflict with or contravene (A) any Applicable Law, (B) any indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties or (iii) result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of the giving of notice or the passage of time (or both) would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any contractual obligation or any agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates), except in the case of clauses (ii) and (iii) above, where such conflicts, contravention, breaches, violations or defaults could not reasonably be expected to have a Material Adverse Effect.

(e) Governmental Authorizations; Private Authorizations; Governmental Filings. The Borrower has obtained, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are necessary for it to properly carry out its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and made all material Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party, the Borrowings by the Borrower under this Agreement, the pledge of the Collateral by the Borrower under this Agreement and the performance by the Borrower of its obligations under this Agreement and the other Facility Documents to which it is a party, and no material Governmental Authorization, Private Authorization or Governmental Filing which has not been obtained or made, is required to be obtained or made by it in connection with the execution and delivery by it of any Facility Document to which it is a party, the Borrowings by the Borrower under this Agreement, the pledge of the Collateral by the Borrower under this Agreement or the performance of its obligations under this Agreement and the other Facility Documents to which it is a party.

(f) Compliance with Agreements, Laws, Etc. The Borrower has duly observed and complied in all material respects with all Applicable Laws relating to the conduct of its business and its assets. The Borrower has preserved and kept in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, (x) to the extent applicable, the Borrower is in compliance in all material respects with the regulations and rules promulgated by the U.S. Department of Treasury and/or administered by the U.S. Office of Foreign Asset Controls (“OFAC”), including U.S. Executive Order No. 13224, and other related statutes, laws and regulations (collectively, the “Subject Laws”), (y) the Borrower has adopted, and will enforce, internal controls and procedures designed to ensure its continued compliance in all material respects with the applicable provisions of the Subject Laws and to the extent applicable, will adopt procedures consistent in all material respects with the PATRIOT Act and implementing regulations, and (z) to the knowledge of the Borrower (based on the implementation of its internal procedures and controls), no investor in the Borrower is a Person whose name appears on the “List of Specially Designated Nationals” and “Blocked Persons” maintained by the OFAC.

(g) Location. The Borrower’s chief place of business and its chief executive office are located in the State of New York. The Borrower’s registered office and the jurisdiction of organization of the Borrower is the jurisdiction referred to in Section 4.01(a).

(h) Investment Company Act. Assuming compliance by each of the Lenders and any participant with Section 13.06(e), neither the Borrower nor the pool of Collateral is required to register as an “investment company” under the Investment Company Act. To the Borrower’s knowledge, the transactions contemplated by this Agreement and the other Facility Documents do not result in the Administrative Agent or the Lenders holding an “ownership interest” in a “covered fund” for purposes of the Volcker Rule.

(i) Reports Accurate. All Monthly Reports (if prepared by the Borrower, or to the extent that information contained therein is supplied by the Borrower), Borrowing Base Calculation Statements, written information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Borrower (or the Collateral Manager on behalf of the Borrower) to the Administrative Agent or any Lender in connection with this Agreement or any other Facility Document (other than projections, forward-looking information, general economic data, industry information or information relating to third parties and with respect to any information or documentation prepared by the Collateral Manager or one of its Affiliates for internal use or consideration, statements as to (or the failure to make a statement as to) the value of, collectability of, prospects of or potential risks or benefits associated with a Collateral Loan or Obligor) furnished by the Borrower (or the Collateral Manager on its behalf) to the Administrative Agent, the Lenders, the Account Bank or the Custodian in connection with this Agreement (after taking into account all updates, modifications and supplements to such information) are, as of their date, accurate, true and correct in all material respects when taken as a whole and in the context that such information was provided and no such document or certificate omits to state a material fact or any fact necessary to make the statements contained therein not misleading in any material respect, in each case as of the date so furnished (or, in the case of certificates, notices, reports, financial statements or similar information or records, the stated date thereof); provided that, solely with respect to written or electronic information furnished by the Borrower (or the Collateral Manager on its behalf) which was provided to the Borrower (or Collateral Manager on its behalf) from a third party, such information need only be accurate, true and correct in all material respects to the knowledge of the Borrower.

(j) ERISA. Neither the Borrower nor, except as would not reasonably be expected to have a Material Adverse Effect, any member of the ERISA Group has, or during the past five years had, any liability or obligation with respect to any Plan or Multiemployer Plan.

(k) Taxes. The Borrower has filed all material federal, state and other Tax returns and reports which are required to be filed by it, if any, and has paid all material Taxes required to be shown to be due and payable on such returns and reports, if any, or pursuant to any assessment received by the Borrower, other than any such Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves in accordance with GAAP have been established.

(l) Tax Status. For U.S. federal income tax purposes, the Borrower (i) is and has at all times been disregarded as an entity separate from its owner and (ii) has not made an election under U.S. Treasury Regulation Section 301.7701-3 and is not otherwise treated as a publicly traded partnership or an association taxable as a corporation. The Borrower’s owner is a United States person as defined by Section 7701(a)(30) of the Code, and the Borrower is not subject to any requirement to withhold U.S. federal income tax with respect to payments or income allocable to direct or indirect beneficial owners for U.S. federal income tax purposes.

(m) Collections. The Borrower has instructed, or has caused the Collateral Manager on behalf of the Borrower to instruct all Obligors or the related administrative and paying agents under the Related Documents to remit all Collections directly to the Collection Account. The Borrower has instructed, or has caused the Collateral Manager on behalf of the Borrower to instruct the related administrative and paying agents under the Related Documents to cause all Collections for any Collateral Loan deposited into a payment account maintained by such administrative agent or paying agent that are owed to the Borrower to be identified and deposited into the Collection Account no later than two (2) Business Days after receipt thereof or such longer period for identification and deposit of collections as may be required under the Related Documents for such Collateral Loan.

(n) Plan Assets. The assets of the Borrower are not treated as “plan assets” for purposes of 29 C.F.R. Section 2510.03-101 and Section 3(42) of ERISA (the “Plan Asset Rule”) and the Collateral is not deemed to be “plan assets” for purposes of the Plan

Asset Rule. The Borrower has not taken, or omitted to take, any action which would result in any of the Collateral being treated as “plan assets” for purposes of the Plan Asset Rule or, assuming that the assets of each Lender and the Administrative Agent being used to make the Advances are not deemed to be “plan assets” for the purposes of the Plan Asset Rule, the occurrence of any Prohibited Transaction in connection with the transactions contemplated hereunder.

(o) Solvency. After giving effect to each Advance hereunder, and the disbursement of the proceeds of such Advance, the Borrower is and will be Solvent.

(p) Representations Relating to the Collateral.

(i) it owns and has legal and beneficial title to all Collateral Loans and other Collateral free and clear of any Lien, claim or encumbrance of any Person, other than Permitted Liens;

(ii) other than Permitted Liens and the sale of Collateral permitted hereunder, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral. Other than Permitted Liens, the Borrower has not authorized the filing of and is not aware of any financing statements or any equivalent filing in any applicable jurisdiction against the Borrower that include a description of collateral covering the Collateral other than any financing statement or any equivalent filing in any applicable jurisdiction relating to the security interest granted to the Administrative Agent hereunder or that has been terminated; and the Borrower is not aware of any judgment, PBGC liens or tax lien filings against the Borrower or the Collateral;

(iii) all Covered Accounts constitute “deposit accounts” under Section 9-102(a) of the UCC;

(iv) this Agreement creates a valid, continuing and, upon Delivery of Collateral, filing of the financing statement referred to in clause (vi) and execution of each Account Control Agreement, perfected security interest (as defined in Section 1-201(37) of the UCC) in the Collateral in favor of the Administrative Agent, for the benefit and security of the Secured Parties, which security interest is prior to all other liens, claims and encumbrances (other than Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower;

(v) the Borrower has received all material consents and approvals and delivered any notices, in each case, required by the terms of the Related Documents in respect of such Collateral to the pledge hereunder to the Administrative Agent of its interest and rights in such Collateral;

(vi) with respect to the Collateral that constitutes accounts or general intangibles (as defined in Section 9-102(a)(42) of the UCC), the Borrower has caused or will have caused, on the Closing Date, the filing of (or will have provided to the Administrative Agent in form suitable for filing and authorized the Administrative Agent to file) all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Administrative Agent, for the benefit and security of the Secured Parties, hereunder. Such filing of a financing statement is sufficient to perfect such security interest under Applicable Law (to the extent a security interest may be perfected under the UCC solely by filing of a financing statement); and

(q) Eligibility. Each Collateral Loan included in a Monthly Report or a Borrowing Base Calculation Statement required to be delivered by it under this Agreement as an Eligible Loan was, in fact, an Eligible Loan and not an Ineligible Loan at such time, unless identified as an Ineligible Loan on such Monthly Report or Borrowing Base Calculation Statement, as applicable.

(r) Anti-Corruption Laws and Sanctions. The Borrower and its directors, officers, managers and, to its knowledge, its agents, are in compliance with Anti-Corruption Laws and applicable Sanctions. None of (a) the Borrower or its directors, officers or managers, or (b) to its knowledge, any of its agents that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. No Borrowing, use of proceeds thereof or other transactions hereunder will violate Anti-Corruption Laws or applicable Sanctions.

(s) Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to the Administrative Agent and Lenders on or prior to the Closing Date, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the Closing Date and as of the date any such update is delivered.

(t) Value Given. The Borrower has given fair consideration and reasonably equivalent value to the seller in exchange for the purchase of the Collateral Loans (or any number of them) from Logan Ridge pursuant to the Purchase and Contribution Agreement. No such transfer has been made for or on account of an antecedent debt owed by the Borrower to the seller of a Collateral Loan and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(u) Financial Information. (i) Each of (A) the audited consolidated balance sheet of Logan Ridge dated December 31, 2021, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year ended on that date, and (B) the unaudited consolidated balance sheet of Logan Ridge dated March 31, 2022 and the related unaudited consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year then ended (x) were prepared in accordance with GAAP, in each case, consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited financial statements, normal year-end adjustments and the lack of footnote disclosures; and (y) present fairly in all material respects the consolidated financial condition of Logan Ridge and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

(v) Material Adverse Effect. Since March 31, 2022, there has been no Material Adverse Effect or any event or circumstance which would reasonably be expected to result in a Material Adverse Effect.

(w) No Default. The Borrower is not in default under or with respect to any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement pursuant to which such party has incurred a debt obligation (other than a Facility Document).

(x) Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the actual knowledge of any Responsible Officer of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Borrower, its Affiliates or any of their properties that (i) purport to affect or pertain to this Agreement, any other Facility Document or any of the transactions contemplated hereby or thereby; (ii) would reasonably be expected to result in a Material Adverse Effect; or (iii) seek an injunction or other equitable relief which would reasonably be expected to have a Material Adverse Effect.

(y) Compliance with Investment Policies, Constituent Documents. The Borrower has provided the Administrative Agent and the Lenders with a true and complete copy of the Investment Policies in effect on the Closing Date. There have been no material changes in the Investment Policies from the copy previously provided to the Administrative Agent and the Lenders. The Borrower has at all times complied with the Investment Policies and its Constituent Documents.

(z) Use of Proceeds; Margin Regulations. The proceeds of the Advances are intended to be and shall be used solely for the purposes set forth in and permitted by Section 5.01(f). The Borrower is not engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. As of the Closing Date, the Borrower does not own any Margin Stock.

(aa) Subsidiaries and Affiliates; Investments. The Borrower has no Subsidiaries and is not engaged in any joint venture or partnership with any other Person.

(bb) Intellectual Property. The Borrower owns, or is licensed to use, all intellectual property necessary to conduct its business as currently conducted except for such intellectual property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The conduct and operations of the business of the Borrower does not infringe, misappropriate, dilute or violate any intellectual property owned by any other Person and no other Person has contested any right, title or interest of the Borrower in, or relating to, any intellectual property, other than, in each case, as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.02 Representations and Warranties of the Collateral Manager. The Collateral Manager (and the Borrower, where so indicated) represents and warrants to each of the Secured Parties on and as of each Measurement Date (and in respect of clause (i) below, each date such information is provided by or on behalf of it), as follows:

(a) Due Organization. The Collateral Manager is a limited liability company duly organized and validly existing under the laws of the State of Delaware, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b) Due Qualification and Good Standing. The Collateral Manager is in good standing in the State of Delaware. The Collateral Manager is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents to which it is a party, requires such qualification, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

(c) Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by the Collateral Manager of, and the performance of its obligations under the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law or (iii) implied covenants of good faith and fair dealing.

(d) Non-Contravention. None of the execution and delivery by the Collateral Manager of this Agreement or the other Facility Documents to which it is a party, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents in any material respect, (ii) conflict with or contravene (A) any Applicable Law, (B) any indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties, or (iii) result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of the giving of notice or the passage of time (or both) would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration of, any contractual obligation or any agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates), except in the case of clauses (ii) and (iii) above, where such conflicts, contravention, breaches, violations or defaults could not reasonably be expected to have a Material Adverse Effect.

(e) Governmental Authorizations; Private Authorizations; Governmental Filings. The Collateral Manager has obtained, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are necessary for it to properly carry out its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and made all material Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party, and the performance by the Collateral Manager of its obligations under this Agreement, the other Facility Documents, and no material Governmental Authorization, Private Authorization or Governmental Filing which has not been obtained or made, is required to be obtained or made by it in connection with the execution and delivery by it of any Facility Document to which it is a party or the performance of its obligations under this Agreement and the other Facility Documents to which it is a party.

(f) Compliance with Agreements, Laws, Etc. The Collateral Manager has duly observed and complied in all material respects with all Applicable Laws, including the Securities Act and the Investment Company Act, relating to the conduct of its business and its assets. The Collateral Manager has preserved and kept in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, (x) to the extent applicable, the Collateral Manager is in compliance in all material respects with Subject Laws, (y) the Collateral Manager has adopted internal controls and procedures designed to ensure its continued compliance in all material respects with the applicable provisions of the Subject Laws and to the extent applicable, will adopt procedures consistent in all material respects with the PATRIOT Act and implementing regulations, once such regulations have been finalized, and (z) to the knowledge of the Collateral Manager (based on the implementation of its internal procedures and controls), no investor in the Collateral Manager or Logan Ridge is a Person whose name appears on the “List of Specially Designated Nationals” and “Blocked Persons” maintained by the OFAC.

(g) Location of Records. The Collateral Manager’s chief place of business, its chief executive office and the office in which the Collateral Manager maintains its books and records are located in the State of New York. The Collateral Manager’s registered office and the jurisdiction of organization of the Collateral Manager is the jurisdiction referred to in Section 4.02(a).

(h) Investment Advisers Act. The Collateral Manager is a Registered Investment Adviser.

(i) Anti-Corruption Laws and Sanctions. The Collateral Manager and its Affiliates and their respective directors, officers, managers and, to its knowledge, its agents, are in compliance with Anti-Corruption Laws and applicable Sanctions. None of (a) the Collateral Manager, its subsidiaries or their respective directors, officers or managers, or (b) to their respective knowledge, any of their agents that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person.

(j) Reports Accurate. All Monthly Reports (if prepared by the Collateral Manager), Borrowing Base Calculation Statements, written information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Collateral Manager on behalf of the Borrower to the Administrative Agent or any Lender in connection with this Agreement or any other Facility Document (other than projections, forward-looking information, general economic data, industry information or information relating to third parties and with respect to any information or documentation prepared by the Collateral Manager or one of its Affiliates for internal use or consideration, statements as to (or the failure to make a statement as to) the value of, collectability of, prospects of or potential risks or benefits associated with a Collateral Loan or Obligor) furnished by the Collateral Manager to the Administrative Agent, the Lenders, the Account Bank or the Custodian in connection with this Agreement (after taking into account all updates, modifications and supplements to such information) are, as of their date, accurate, true and correct in all material respects when taken as a whole and in the context that such information was provided and no such document or certificate omits to state a material fact or any fact necessary to make the statements contained therein not misleading in any material respect, in each case as of the date so furnished (or, in the case of certificates, notices, reports, financial statements or similar information or records, the stated date thereof); provided that, solely with respect to written or electronic information furnished by the Collateral Manager which was provided to the Borrower (or Collateral Manager on its behalf) from a third party, such information need only be accurate, true and correct in all material respects to the knowledge of the Collateral Manager.

(k) ERISA. Neither the Collateral Manager nor, except as would not reasonably be expected to have a Material Adverse Effect, any member of the ERISA Group has, or during the past five years had, any liability or obligation with respect to any Plan or Multiemployer Plan.

(l) Taxes. The Collateral Manager has filed all material federal, state and other Tax returns and reports which are required to be filed by it, if any, and has paid all material Taxes required to be shown to be due and payable on such returns and reports, if any, or pursuant to any assessment received by the Collateral Manager, other than any such Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves in accordance with GAAP have been established.

(m) Eligibility. Each Collateral Loan included in a Monthly Report or a Borrowing Base Calculation Statement required to be delivered by it under this Agreement as an Eligible Loan was, in fact, an Eligible Loan and not an Ineligible Loan at such time, unless identified as an Ineligible Loan on such Monthly Report or Borrowing Base Calculation Statement, as applicable.

(n) Solvency. As of the Second Amendment Closing Date, the Collateral Manager is Solvent.

(o) No Default. The Collateral Manager is not in default under or with respect to any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement pursuant to which such party has incurred a debt obligation (other than a Facility Document), except to the extent such default would not reasonably be expected to have a Material Adverse Effect.

(p) Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the actual knowledge of any Responsible Officer of the Collateral Manager, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Collateral Manager or any of its properties that (i) purport to affect or pertain to this Agreement, any other Facility Document or any of the transactions contemplated hereby or thereby; (ii) would reasonably be expected to result in monetary judgment(s) or relief, individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect; or (iii) seek an injunction or other equitable relief which would reasonably be expected to have a Material Adverse Effect.

ARTICLE V

COVENANTS

Section 5.01 Affirmative Covenants of the Borrower. The Borrower covenants and agrees that, until the date that all Obligations have been paid in full, other than contingent indemnification obligations as to which no claim giving rise thereto has been asserted, and all Commitments hereunder have been terminated:

(a) Compliance with Agreements, Laws, Etc. It shall (i) duly observe and comply in all material respects with all Applicable Laws relative to the conduct of its business or to its assets, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (iv) comply in all material respects with the terms and conditions of each Facility Document to which it is a party, its Constituent Documents and each Related Document to which it is a party and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary to carry out its business and the transactions contemplated to be performed by it under the Facility Documents to which it is a party, its Constituent Documents and the Related Documents to which it is a party.

(b) Enforcement. (i) It shall not take any action, and will use commercially reasonable efforts not to permit any action to be taken by others on its behalf, that would release any Person from any of such Person’s material covenants or obligations under any instrument included in the Collateral, except in the case of (A) repayment of Collateral Loans, (B) subject to the terms of this Agreement, (i) amendments to Related Documents that govern Ineligible Loans, (ii) amendments to Collateral Loans in accordance with the provisions hereof, and (iii) actions taken in connection with the work-out or restructuring of any Collateral Loan in accordance with the provisions hereof, and (C) other actions by the Collateral Manager to the extent not prohibited by this Agreement or as otherwise required hereby.

(i) Except as provided for in this Agreement, it will not, without the prior written consent of the Administrative Agent and the Required Lenders, contract with other Persons for the performance of actions and obligations to be performed by the Borrower or the Collateral Manager hereunder. Notwithstanding any such arrangement, the Borrower shall remain primarily liable with respect thereto. The Borrower will punctually perform, and use its commercially reasonable efforts to cause the Collateral Manager and such other Person to perform, all of their obligations and agreements contained in this Agreement or any other Facility Document.

(c) Further Assurances. It shall promptly upon the reasonable request of the Administrative Agent or the Required Lenders (through the Administrative Agent), at the Borrower’s expense, execute and deliver such further instruments and take such further action in order to maintain and protect the Administrative Agent’s first-priority perfected security interest in the Collateral pledged by the Borrower for the benefit of the Secured Parties free and clear of any Liens (other than Permitted Liens). At the reasonable request of the Administrative Agent or the Required Lenders (through the Administrative Agent), the Borrower shall promptly take, at the Borrower’s expense, such further action in order to establish and protect the rights, interests and remedies created or intended to be created under this Agreement in favor of the Secured Parties in the Collateral, including all actions which are necessary to (x) enable the Secured Parties to enforce their rights and remedies under this Agreement and the other Facility Documents, and (y) effectuate the intent and purpose of, and to carry out the terms of, the Facility Documents. Subject to Section 7.02, and without limiting its obligation to maintain and protect the Administrative Agent’s first priority (subject to Permitted Liens) security interest in the Collateral, the Borrower authorizes the Administrative Agent to file or record Financing Statements (including Financing Statements describing the Collateral) and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices and jurisdictions as are necessary to perfect the security interests of the Administrative Agent under this Agreement under each method of perfection required herein with respect to the Collateral, provided, that the Administrative Agent does not hereby assume any obligation of the Borrower to maintain and protect its security interest under this Section 5.01 or Section 7.07.

In addition, the Borrower will take such reasonable action from time to time as shall be necessary to ensure that all assets described in Section 7.01(a) (including all Covered Accounts, but excluding all Excluded Collateral) of the Borrower constitute “Collateral” hereunder. Subject to the foregoing, the Borrower will, and, upon the reasonable request of the Administrative Agent shall, at the Borrower’s expense, take such other action (including executing and delivering or authorizing for filing any required UCC Financing Statements or any other filing required in the appropriate jurisdictions) as shall be necessary to create and perfect a valid and enforceable first-priority (subject to Permitted Liens) security interest on all Collateral acquired by the Borrower as collateral security for the Obligations and will in connection therewith deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Borrower pursuant to Section 3.01 on the Effective Date or as the Administrative Agent or the Required Lenders (through the Administrative Agent) shall have reasonably requested.

(d) Financial Statements; Other Information. It shall provide to the Administrative Agent or cause to be provided to the Administrative Agent (with enough additional copies for each Lender and the Custodian):

(i) Logan Ridge Annual Audited Financials. Within ninety (90) days after the end of each fiscal year of Logan Ridge, Logan Ridge’s audited consolidated balance sheet and related line item profit and loss statements as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Logan Ridge, and each of its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied. The furnishing of Logan Ridge’s annual report on Form 10-K for such year, as filed with the SEC, shall satisfy this Section 5.01(d)(i) with respect to such year, including with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, so long as the report included in such Form 10-K does not contain any “going concern” or like qualification or exception; provided, however, that such Form 10-K need not be furnished directly to the Administrative Agent if it is publicly available at no charge on the EDGAR system of the SEC;

(ii) Logan Ridge Quarterly Unaudited Financials. Within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of Logan Ridge, each of Logan Ridge’s unaudited consolidated balance sheet and related line item profit and loss statements as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, in each case, to the extent produced, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year. The furnishing of Logan Ridge’s quarterly report on Form 10-Q for such quarter, as filed with the SEC, shall satisfy this Section 5.01(d)(ii) with respect to such year; provided, however, that such Form 10-Q need not be furnished directly to the Administrative Agent if it is publicly available at no charge on the EDGAR system of the SEC;

(iii) Annual Borrower Statements. Within ninety (90) days after the end of each fiscal year of Logan Ridge, the Borrower’s balance sheet and income statement as internally prepared by Logan Ridge;

(iv) Significant Events. As soon as possible, and in any event within two (2) Business Days after a Responsible Officer of the Borrower obtains actual knowledge of the occurrence and continuance of any Collateral Manager Termination Event, Potential Collateral Manager Termination Event, Potential Collateral Manager Termination Event, Default, Event of Default or Early Amortization Event, a written notice setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(v) Breaches of Representations and Warranties. Upon a Responsible Officer obtaining actual knowledge that any representation or warranty set forth in Section 4.01 was incorrect in any material respect (except for representations and warranties already qualified by materiality or Material Adverse Effect, which shall be true and correct), the Borrower shall within two (2) Business Days of obtaining such knowledge deliver to the Administrative Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Borrower shall notify the Administrative Agent in the manner set forth in the preceding sentence before any Borrowing Date of any facts or circumstances within the knowledge of the Borrower which would render any of the said representations and warranties incorrect in any material respect at the date when such representations and warranties were made or deemed to have been made;

(vi) Compliance Certificate. As soon as practicable, but in any event not later than each Monthly Reporting Date, a compliance certificate in the form attached hereto as Exhibit J;

(vii) Borrowing Base Calculation Statement. On each Monthly Reporting Date, Borrowing Date, on the date of each discretionary sale under Section 10.01 and on any other date reasonably requested by the Administrative Agent in its sole discretion (upon no less than three (3) Business Days’ notice), the Borrower shall deliver to the Administrative Agent a Borrowing Base Calculation Statement in the form of Schedule I to the form of Notice of Borrowing attached hereto as Exhibit A setting forth the calculation of the Borrowing Base as of such date;

(viii) Material Adverse Effect. Promptly upon a Responsible Officer obtaining knowledge thereof, notice of any development that results in, or would reasonably be expected to result in, a Material Adverse Effect, including, without limitation, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower, Logan Ridge or the Collateral Manager or any of their Affiliates or any Collateral Loan or any portion of the Collateral (other than any such event the disclosure of which is prohibited by law, rule, court order or regulations) that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(ix) Purchase and Contribution Agreement Reporting. Promptly, but in no event later than two (2) Business Days after its receipt thereof, copies of any and all notices, certificates, documents, or reports received by the Borrower under any Purchase and Contribution Agreement;

(x) Income Tax Liability. Within ten (10) Business Days after the receipt of revenue agent reports or other written proposals, determinations or assessments of the IRS or any other Governmental Authority which propose, determine or otherwise set forth positive adjustments to the Tax liability of, or assess or propose the collection of Taxes required to have been withheld by, the Borrower which equal or exceed $500,000 in the aggregate, telephonic or facsimile notice (confirmed in writing within five (5) Business Days) specifying the nature of the items giving rise to such adjustments and the amounts thereof;

(xi) Additional Information. From time to time such additional information regarding the Borrower’s financial position or business and the Collateral (including reasonably detailed calculations of each Coverage Test and each Collateral Quality Test) as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably request if reasonably available to the Borrower provided that such information is not subject to any confidentiality or similar restrictions on disclosing it to the Administrative Agent or any Lender;

(xii) ERISA Events. Promptly after the occurrence of any ERISA Event, notice of such ERISA Event and copies of any communications with all Governmental Authorities or any Multiemployer Plan with respect to such ERISA Event;

(xiii) Change to W-9. Promptly after the occurrence of any change in the Borrower’s taxpayer identification number, notice of such change on an IRS Form W-9 or its equivalent;

(xiv) Corporate Changes. Not later than five (5) days prior the effective date thereof, notice of any change in the name, jurisdiction of organization, corporate structure, or tax characterization, other than in connection with releases of documents contemplated hereby, of the Borrower; provided that, not later than ten (10) Business Days following any such change, the Borrower agrees to make all filings under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral;

(xv) Accounting Changes. As soon as practical and in any event within thirty (30) days after the effective date thereof, notice of any material change in the accounting policies of the Borrower relating to the loan accounting or revenue recognition;

(xvi) Third-Party Appraisal. As soon as practicable, but in any event not later than three (3) days after request thereof, a copy of the most recent independent Appraisal performed on the Collateral Loans;

(xvii) Certificate of Beneficial Ownership and Other Information. As soon as practical following request: (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Administrative Agent and Lenders; (ii) a new Certificate of Beneficial Ownership, in form and substance acceptable to the Administrative Agent and each Lender, when the individual(s) to be identified as a Beneficial Owner have changed; and (iii) such other information and documentation as may reasonably be requested by the Administrative Agent or any Lender from time to time for purposes of compliance by the Administrative Agent or such Lender with Applicable Laws (including without limitation the Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Lender to comply therewith;

(xviii) Litigation. As soon as practicable, but in any event not later than three (3) Business Days upon becoming aware thereof, written notice of the occurrence of any proceeding, action, litigation or investigation pending before or with any Governmental Authority, or, to the actual knowledge of the Borrower which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on the Borrower or the Collateral Manager; and

Notwithstanding anything in this Section 5.01(d) to the contrary, the Collateral Manager shall be deemed to have satisfied the requirements of this Section if the reports, documents and other information of the type otherwise so required are publicly available when required to be filed on EDGAR at the www.sec.gov website or any successor service provided by the Securities and Exchange Commission, provided notice of such availability is provided to the Administrative Agent at or prior to the time period required by this Section 5.01(d).

(e) Access to Records and Documents. It shall permit the Administrative Agent and each Lender (or any Person designated by the Administrative Agent or such Lender) to, upon reasonable advance notice (which, so long as no Event of Default shall have occurred and be continuing, shall not be less than four (4) Business Days) and during normal business hours, visit and inspect and make copies thereof at reasonable intervals (i) of its books, records and accounts relating to its business, financial condition, operations, assets and its performance under the Facility Documents and the Related Documents and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, and (ii) all Related Documents, in each case, as the Administrative Agent or the Lenders may reasonably request; provided that so long as no

Event of Default has occurred and is continuing, each Person entitled to so visit and inspect the Borrower’s records under this Section 5.01(e) may only exercise its rights under this Section 5.01(e) once during any fiscal year of the Borrower (it being understood that the Borrower shall be responsible for all costs and expenses for such visit per fiscal year that, combined with fees and expenses incurred under Section 5.01(g), Section 5.03(d) and Section 5.03(e), do not exceed $40,000 during any calendar year unless an Event of Default has occurred and is continuing). The Administrative Agent and each Lender agrees to use commercially reasonable efforts to coordinate with each other Lender in exercising their respective rights under this Section 5.01(e) and Section 5.03(d) below with a view to minimizing duplication of effort and expense by the Borrower.

(f) Use of Proceeds. It shall use the proceeds of each Advance made hereunder solely to:

(i) fund or pay the purchase price of or extensions under Eligible Loans originated or acquired by the Borrower in accordance with the terms and conditions set forth herein or for general corporate purposes;

(ii) fund additional extensions of credit under Revolving Loans and Delayed Drawdown Loans purchased or originated in accordance with the terms of this Agreement;

(iii) fund the Revolving Reserve Account on or prior to the Commitment Termination Date to the extent the Revolving Reserve Account is required to be funded pursuant to Section 8.03 (and the Borrower shall submit a Notice of Borrowing requesting a Borrowing of Advances for a Borrowing Date falling no more than five and no less than one Business Day prior to the Commitment Termination Date with a Requested Amount sufficient to fully fund the Revolving Reserve Account under Section 8.03); and

(iv) for working capital purposes and general corporate purposes, including in order to make one or more distributions or dividends to Logan Ridge.

Without limiting the foregoing, it shall use the proceeds of each Advance in a manner that does not, directly or indirectly, violate any provision of its Constituent Documents or any Applicable Law, including Regulation T, Regulation U and Regulation X.

(g) Audit Rights. It will permit the Administrative Agent and any Lender (or any representatives thereof (including any consultants, accountants, lawyers and appraisers)) to conduct evaluations and appraisals of the Borrower’s and the Collateral Manager’s (i) collection and administration of the Collateral Loans, (ii) compliance with the Investment Policies as well as with this Agreement, and (iii) computation of the Borrowing Base and the assets included in the Borrowing Base at least once during any fiscal year of the Borrower. The Borrower shall pay the reasonable and documented fees and expenses of any representatives retained by the Administrative Agent or any Lender to conduct any such evaluation or appraisal; provided that (i) the Borrower shall not be required to pay such fees and expenses that, combined with fees and expenses incurred under Section 5.01(e), Section 5.03(d) and Section 5.03(e), exceed $40,000 during any calendar year unless an Event of Default has occurred and is continuing and (ii) such evaluation or appraisal shall not be duplicative of any audit under Section 5.03(e). For the avoidance of doubt, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and any Lender may exercise its rights under this Section 5.01(g) without limitation.

(h) Opinions as to Collateral. On or before each five (5) year anniversary of the Closing Date until the Final Maturity Date, upon the written request of the Administrative Agent at least thirty (30) days prior to such anniversary, the Borrower shall furnish to the Administrative Agent an opinion of counsel, addressed to the Borrower, the Lenders and the Administrative Agent, relating to the continued perfection of the security interest granted by the Borrower to the Administrative Agent hereunder.

(i) No Other Business. The Borrower shall not engage in any business or activity other than borrowing Advances pursuant to this Agreement, originating, funding, acquiring, owning, holding, administering, selling, enforcing, lending, exchanging, redeeming, pledging, contracting for the management of and otherwise dealing with Loans, Eligible Investments and the other Collateral in connection therewith and entering into and performing its obligations under the Facility Documents, any applicable Related Documents and any other agreements contemplated by this Agreement.

(j) Tax Matters. The Borrower shall (and each Lender hereby agrees to) treat the Advances as debt for U.S. federal income tax purposes and will take no contrary position, except to the extent required by law. The Borrower shall at all times maintain its status as an entity disregarded as separate from its owner for U.S. federal income tax purposes. The Borrower shall at all times ensure that its owner is and will remain a United States person as defined by Section 7701(a)(30) of the Code, and that it will not be subject to any requirement to withhold U.S. federal income tax with respect to payments or income allocable to direct or indirect beneficial owners for U.S. federal income tax purposes. Notwithstanding any contrary agreement or understanding, the Collateral Manager, the Borrower, the Administrative Agent and the Lenders (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure. The foregoing provision shall apply from the beginning of discussions between the parties. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law, and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law.

(k) Collections. The Borrower shall direct, or shall cause the Collateral Manager on behalf of the Borrower to direct all Obligors or the related administrative and paying agents under the Related Documents to remit all Collections directly to the

Collection Account. The Borrower shall direct, or shall cause the Collateral Manager on behalf of the Borrower to direct the related administrative and paying agents under the Related Documents to cause all Collections for any Collateral Loan deposited into a payment account maintained by such administrative agent or paying agent that are owed to the Borrower to be identified and deposited into the Collection Account no later than two (2) Business Days after receipt thereof or such longer period for identification and deposit of collections as may be required under the Related Documents for such Collateral Loan.

(l) Priority of Payments. The Borrower shall apply all Interest Proceeds and Principal Proceeds solely in accordance with the provisions of this Agreement.

(m) Information and Reports. Each Notice of Borrowing, each Monthly Report and all other written information, reports, certificates and statements furnished by or on behalf of the Borrower to any other Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby shall be true, complete and correct in all material respects as of the date such information is stated or certified; provided that solely with respect to information furnished by the Borrower which was provided to the Borrower from an Obligor with respect to a Collateral Loan, such information shall only need to be true, complete and correct in all material respects to the actual knowledge of the Borrower.

(n) Compliance with Legal Opinions. The Borrower shall at all times conduct its business so that any assumptions made with respect to the Borrower in any “true sale” and “substantive non-consolidation” opinion letter delivered in connection with the Facility Documents will continue to be true and correct, but solely to the extent that said opinion letters expressly require such assumptions to remain true and correct at all times in order for such letters’ underlying opinions to be valid.

(o) Reserved.

(p) Reserved.

(q) Taxes; Material Obligations. The Borrower shall pay and discharge as the same shall become due and payable (a) all material Tax liabilities, assessments and governmental charges or levies upon it or its property (and shall file any related Tax returns or Tax reports), unless the same are being contested in good faith by appropriate proceedings diligently conducted which stay the imposition or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by the Borrower and (b) all material lawful claims which, if unpaid, would by law become a Lien upon its property unless the same are being contested in good faith by appropriate proceedings diligently conducted which stay the imposition or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by the Borrower.

(r) Fair Value Reviews. At least once annually (commencing three (3) months after the origination date of each Collateral Loan), the Borrower shall cause the

Fair Value for each Collateral Loan to be reviewed by an Approved Appraisal Firm. The Fair Value for any Collateral Loan reviewed by an Approved Appraisal Firm shall be the lesser of the valuation estimated by such firm and the valuation estimated by the Borrower’s managers or the Collateral Manager pursuant to policies and procedures approved by the Borrower’s managers.

(s) Independent Manager. The Borrower shall at all times (other than in connection with the resignation, death, incapacity or disability of a current independent manager) maintain at least one independent manager who (A) for the five year period prior to his or her appointment as independent manager has not been, and during the continuation of his or her service as independent manager, is not: (i) an employee, manager, member, stockholder, partner or officer of the Borrower or any of its Affiliates (other than his or her service as an independent manager of the Borrower or any of its Affiliates that are structured to be “bankruptcy remote”), (ii) a significant customer or supplier of the Borrower or any of its Affiliates, (iii) a Person controlling or under common control with any partner, shareholder, member, manager, Affiliate or supplier of the Borrower or any Affiliate of the Borrower, or (iv) any member of the immediate family of a Person described in clauses (i), (ii) or (iii); provided that an independent manager may serve in similar capacities for other special purpose entities established from time to time by Affiliates of the Borrower and (B) is a Professional Independent Manager. The criteria set forth above in this Section 5.01(s) are referred to herein as the “Independent Manager Criteria”. The Borrower shall notify the Administrative Agent of any decision to appoint a new manager of the Borrower as the “independent manager” for purposes of this Agreement, such notice shall be delivered not less than ten days prior to the proposed effective date of such appointment (unless such appointment is due to the resignation, death, incapacity, disability or unwillingness to serve of the prior independent manager, in which case the Borrower shall deliver notice promptly upon identifying the successor independent manager) and shall certify that the designated Person satisfies the Independent Manager Criteria. Except for the appointment of a successor independent manager employed by any of AMACAR Group LLC, Global Securitization Services, LLC, Lord Securities Corporation, Cogency Global Inc., Maples Fiduciary Services (Delaware) Inc., Intertrust Corporate Services Delaware Ltd., Citadel SPV LLC, Puglisi & Associates or CT Corporation following the death, disability or incapacity of the previous independent manager, the Borrower shall not appoint a new manager as the independent manager without first confirming that such proposed new independent manager is acceptable to the Administrative Agent as evidenced in a writing executed by the Administrative Agent. In no event shall any independent manager be removed or expelled except as permitted under the Borrower’s Constituent Documents.

(t) Compliance with Investment Policies. The Borrower shall underwrite, originate, service and collect all Loans in accordance with the Investment Policies.

Section 5.02 Negative Covenants of the Borrower. The Borrower covenants and agrees that until the date that all Obligations have been paid in full, other than contingent indemnification obligations as to which no claim giving rise thereto has been asserted, and all Commitments hereunder have been terminated:

(a) Restrictive Agreements. It shall not enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes any condition upon its ability to create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or revenues constituting Collateral, whether now owned or hereafter acquired, to secure its obligations under the Facility Documents other than this Agreement and the other Facility Documents.

(b) Liquidation; Merger; Sale of Collateral. It shall not consummate any plan of division, liquidation, dissolution, partial liquidation, merger or consolidation (or suffer any liquidation, dissolution or partial liquidation) nor sell, transfer, exchange or otherwise dispose of any of its assets, or enter into an agreement or commitment to do so or enter into or engage in any business with respect to any part of its assets, except (i) as expressly permitted by Section 10.01 of this Agreement (including in connection with the repayment in full of the Obligations) or (ii) with the prior written consent of the Required Lenders.

(c) Amendments to Constituent Documents, etc. Without the consent of the Administrative Agent, (i) it shall not amend, modify or take any action inconsistent with its Constituent Documents, or in any manner that would have a Material Adverse Effect and (ii) it will not amend, modify or waive any term or provision in any Facility Document (other than in accordance with its terms, including any provision thereof requiring the consent of the Administrative Agent or all or a specified percentage of the Lenders).

(d) ERISA; Plan Assets. Neither it nor any member of the ERISA Group shall establish any Plan or participate in any Multiemployer Plan.

(e) The assets of the Borrower shall not be treated as “plan assets” for purposes of the Plan Asset Rule. The Borrower shall not take any action which would result in (x) any of the Collateral being treated as “plan assets” for purposes of the Plan Asset Rule or (y) the occurrence of any Prohibited Transaction in connection with the transactions contemplated hereunder.

(f) Liens. It shall not create, assume or suffer to exist any Lien on any of its assets now owned or hereafter acquired by it at any time, except for Permitted Liens or as otherwise expressly permitted by the Agreement and the other Facility Documents.

(g) Margin Requirements. It shall not (i) extend credit to others for the purpose of buying or carrying any Margin Stock in such a manner as to violate Regulation T or Regulation U or (ii) use all or any part of the proceeds of any Advance, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that violates the provisions of the Regulations of the Board of Governors, including, to the extent applicable, Regulation U and Regulation X.

(h) Restricted Payments. It shall not make, directly or indirectly, any Restricted Payment (whether in the form of cash or other assets) or incur any obligation (contingent or otherwise) to do so (other than payments made pursuant to the Priority of

Payments), other than distributions (i) payable solely in additional shares of common stock, (ii) to Logan Ridge, so long as after giving effect thereto, each Coverage Test shall be satisfied, (iii) that are used by Logan Ridge to satisfy the minimum distribution requirements in order to maintain Logan Ridge’s eligibility to be taxed as a “regulated investment company” under the Code or (iv) that are used by Logan Ridge to make distributions to avoid federal excise tax.

(i) Changes to Filing Information. It shall not change its name, its chief place of business, its chief executive office, the office in which the Borrower maintains its principal books and records or its jurisdiction of organization, unless it gives five (5) days’ prior written notice to the Administrative Agent and, within ten (10) Business Days follow any such change, takes all actions necessary to protect and perfect the Administrative Agent’s perfected security interest in the Collateral and promptly files appropriate amendments to all previously filed Financing Statements that are necessary to continue to perfect the security interests of the Administrative Agent under this Agreement under each method of perfection required herein with respect to the Collateral (and shall provide copies of such amendments to the Administrative Agent).

(j) Transactions with Affiliates. Except as permitted or required under the Facility Documents, it shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (including, without limitation, sales of Defaulted Loans and other Loans) unless such transaction is upon terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate (it being agreed that any purchase or sale at par shall be deemed to comply with this provision).

(k) Investment Company Restriction. It shall not become required to register as an “investment company” under the Investment Company Act.

(l) Subject Laws. It shall not to its knowledge utilize directly or indirectly the proceeds of any Advance for the benefit of any Person Controlling, Controlled by, or under common control with any other Person, whose name appears on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC or otherwise in violation of any Subject Laws.

(m) No Claims Against Advances. Subject to Applicable Law, it shall not claim any credit on, make any deduction from, or dispute the enforceability of payment of the principal or interest payable (or any other amount) in respect of the Advances or assert any claim against any present or future Lender, by reason of the payment of any taxes levied or assessed upon any part of the Collateral.

(n) Indebtedness; Guarantees; Securities; Other Assets. It shall not incur or assume or guarantee any indebtedness, obligations (including contingent obligations) or other liabilities, or issue any additional securities, whether debt or equity, in each case other than (i) pursuant to or as expressly permitted by this Agreement and the other Facility Documents or (ii) pursuant to customary indemnification and expense reimbursement and similar provisions under the Related Documents or otherwise in the ordinary course of business. The Borrower shall not acquire any Loans or other property other than as expressly permitted hereunder or by the other Facility Documents; it being understood and agreed that the Borrower shall be permitted to acquire Loans from its Affiliates and from unaffiliated third parties.

(o) Validity of this Agreement. It shall not (i) take any action to permit or fail to take any action that would cause the validity or effectiveness of this Agreement or any grant of Collateral hereunder to be impaired, or permit the Lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Agreement (except in accordance with its terms) and (ii) take any action that would permit the Lien of this Agreement not to constitute a valid first priority security interest in the Collateral (subject to Permitted Liens).

(p) Subsidiaries. Without the prior written consent of the Administrative Agent, it shall not have or permit the formation of any subsidiaries (other than (i) Subsidiaries established in the ordinary course of business to hold equity interests in Obligors and (ii) Subsidiaries established to hold equity interests in Obligors in connection with the exercise of any remedies with respect to a Collateral Loan or any exchange offer, work-out or restructuring of a Collateral Loan so long as such Subsidiaries (x) are limited purpose entities with no activities other than holding equity interests in Obligors, (y) do not have any indebtedness except with the prior written consent of the Administrative Agent, and (z) upon the request of the Administrative Agent, provide a guaranty (in form and substance reasonably satisfactory to the Administrative Agent) of the Borrower’s obligations hereunder).

(q) Reserved.

(r) Reserved.

(s) Name. It shall not conduct business under any name other than its own.

(t) Reserved.

(u) Certificated Securities. The Borrower shall not acquire or hold any Certificated Securities in bearer form (other than securities not required to be in registered form under Section 163(f)(2)(A) of the Code) in a manner that does not satisfy the requirements of United States Treasury Regulations Section 1.165-12(c) (as determined by the Collateral Manager).

(v) Changes to Related Documents. If any amendment, consent, waiver or other modification with respect to a Related Document (other than an Ineligible Loan) would constitute a Material Modification and would cause the Maximum Advance Rate Test to not be satisfied, then the Borrower shall not cause or vote in favor of any such Material Modification without the written consent of the Administrative Agent and the Required Lenders (such consent not to be unreasonably withheld or delayed).

(w) Anti-Corruption and Sanctions. The Borrower will not request any Borrowing, and shall not use the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to the Borrower.

(x) Credit Party Compliance with Sanctions. No Credit Party, no Person directly or indirectly controlling a Credit Party, and no Person directly or indirectly controlled by a Credit Party, and to each Credit Party’s knowledge no other controlled Affiliate of any of the foregoing, in each case directly or indirectly, shall use the proceeds of any Loan hereunder, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person (a) to fund any activities or business of or with a Sanctioned Person, or (b) in any manner that would be prohibited by Sanctions or would otherwise cause a Lender to be in breach of any Sanctions. Each Credit Party shall comply with all applicable Sanctions in all material respects, and shall maintain policies and procedures reasonably designed to ensure compliance with Sanctions.

(y) Credit Party Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws. Each Credit Party, each Person directly or indirectly controlling a Credit Party, and each Person directly or indirectly controlled by a Credit Party shall, and to the knowledge of any Credit Party each other controlled Affiliate of any of the foregoing shall, (a) comply with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws; (b) maintain policies and procedures reasonably designed to ensure compliance with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws in all material respects; and (c) ensure it does not use any of the Loans in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.

(z) Non-Petition. The Borrower shall not be party to any agreements under which it has any material obligations or liability (direct or contingent) without using commercially reasonable efforts to include customary “non-petition” and “limited recourse” provisions therein (and shall not amend or eliminate such provisions in any agreement to which it is party), except for loan agreements, related loan documents, bond indentures and related bond documents, any agreements related to the purchase and sale of any Loans which contain customary (as determined by the Collateral Manager) purchase or sale terms or which are documented using customary (as determined by the Collateral Manager) loan trading documentation, and customary service contracts and engagement letters entered into with Permitted Agents in connection with the Loans.

(aa) Financial covenants.

(i) The Borrower shall not:

(I) fail to satisfy the Interest Coverage Ratio Test or the Interest Spread Test as of any Determination Date; or

(II) fail to satisfy the Maximum Advance Rate Test for three (3) consecutive Business Days.

(ii) The Borrower shall procure that Logan Ridge does not:

(I) fail to maintain unencumbered liquidity (calculated as the sum of (1) cash, cash equivalents or readily saleable securities, (2) committed, undrawn amounts under any of Logan Ridge’s facilities, (3) loans that would constitute Eligible Loans if they were sold or contributed to the Borrower, and (4) the amount (if any) by which the Borrowing Base on such date exceeds the aggregate outstanding principal amount of Advances) in an amount at least equal to the Unfunded Exposure Equity Amount; or

(II) as of the last day of any fiscal quarter, permit its Asset Coverage Ratio, as reported in Logan Ridge’s financial statements in accordance with GAAP, to be less than the greater of (A) 150% and (B) the minimum ratio permitted under the Investment Company Act.

Section 5.03 Affirmative Covenants of the Collateral Manager. The Collateral Manager covenants and agrees that until the date that all Obligations have been paid in full, other than contingent indemnification obligations as to which no claim giving rise thereto has been asserted, and all Commitments hereunder have been terminated:

(a) Compliance with Agreements, Laws, Etc. It shall (i) duly observe, comply in all material respects with all Applicable Laws relative to the conduct of its business or to its assets, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (iv) comply in all material respects with the terms and conditions of each Facility Document, Constituent Document and each Related Document to which it is a party, and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary to carry out its business and the transactions contemplated to be performed by it under the Facility Documents, the Constituent Documents and the Related Documents to which it is a party.

(b) Enforcement. (ii) It shall not take any action, and will use commercially reasonable efforts not to permit any action to be taken by others, that would release any Person from any of such Person’s covenants or obligations under any instrument included in the Collateral, except in the case of (A) repayment of Collateral Loans, (B) subject to the terms of this Agreement, (1) amendments to Related Documents that govern Ineligible Loans, (2) amendments to Collateral Loans in accordance with the provisions hereof, and (3) actions taken in connection with the work-out or restructuring of any Collateral Loan in accordance with the provisions hereof, and (C) other actions by the Collateral Manager to the extent not prohibited by this Agreement or as otherwise required hereby.

(i)  Except as otherwise expressly permitted hereunder, it will not, without the prior written consent of the Administrative Agent and the Required Lenders, contract with other Persons for the performance of actions and obligations to be performed by the Collateral Manager hereunder. Notwithstanding any such arrangement, the Collateral Manager shall remain primarily liable with respect thereto. In the event of such contract, the performance of such actions and obligations by such Persons shall be deemed to be performance of such actions and obligations by the Collateral Manager, and the Collateral Manager will punctually perform all of its obligations and agreements contained in this Agreement or any such other agreement.

(c)  Further Assurances. It shall promptly at the Borrower’s expense, execute and deliver such further instruments and take such further action in order to maintain and protect the Administrative Agent’s first-priority perfected security interest in the Collateral pledged by the Borrower for the benefit of the Secured Parties free and clear of any Liens (subject to Permitted Liens) in all appropriate jurisdictions. The Collateral Manager shall promptly take, at the Borrower’s expense, such further action necessary to establish and protect the rights, interests and remedies created or intended to be created under this Agreement in favor of the Secured Parties in the Collateral, including all actions which are necessary to (x) enable the Secured Parties to enforce their rights and remedies under this Agreement and the other Facility Documents, and (y) effectuate the intent and purpose of, and to carry out the terms of, the Facility Documents.

In addition, the Collateral Manager will take such reasonable action from time to time as shall be necessary to ensure that all assets described in Section 7.01(a) (including all Covered Accounts, but excluding all Excluded Collateral) of the Borrower constitute “Collateral” hereunder. Subject to the foregoing, the Collateral Manager will at the Borrower’s expense, take such other action (including executing and delivering or authorizing for filing any required UCC Financing Statements) as shall be necessary to create and perfect a valid and enforceable first-priority security interest on all Collateral acquired by the Borrower as collateral security for the Obligations in all appropriate jurisdictions.

(d)  Access to Records and Documents. It shall permit the Administrative Agent and each Lender (or any Person designated by the Administrative Agent or such Lender) to, upon reasonable advance notice (which, so long as no Event of Default shall have occurred and be continuing, shall not be less than five (5) Business Days) and during normal business hours, visit and inspect and make copies thereof at reasonable intervals (i) its books, records and accounts relating to its business, financial condition, operations, assets and its performance under the Facility Documents and the Related Documents and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, and (ii) all of its Related Documents, in each case as the Administrative Agent or the Lenders may reasonably request; provided that so long as no Event of Default has occurred, each Person entitled to so visit and inspect the Collateral Manager’s records under this paragraph (d) may only exercise its rights under this paragraph (d) once during any fiscal year of the Collateral Manager (it being understood that the Borrower shall be responsible for all costs and expenses for such visit per fiscal year that, combined with fees and expenses incurred under Section 5.01(e), Section 5.01(g) and Section 5.03(e), do not exceed $40,000 during any calendar year unless an Event of Default has occurred and is continuing). The Administrative Agent and each Lender agrees to use commercially reasonable efforts to coordinate with each other Lender in exercising their respective rights under this Section 5.03(d) and under Section 5.01(e) above with a view to minimizing duplication of effort and expense by the Borrower and the Collateral Manager.

(e)  Audit Rights. It will permit the Administrative Agent and any Lender (or any representatives thereof (including any consultants, accountants, lawyers and appraisers)) to conduct evaluations and appraisals of the Borrower’s and the Collateral Manager’s collection and administration of the Collateral Loans, compliance by the Collateral Manager with the Investment Policies as well as with this Agreement, the Collateral Manager’s computation of the Borrowing Base and the assets included in the Borrowing Base at least once during any fiscal year of the Collateral Manager. The Borrower shall pay the reasonable and documented fees and expenses of any representatives retained by the Administrative Agent or any Lender to conduct any such evaluation or appraisal; provided that (i) the Borrower shall not be required to pay such fees and expenses that, combined with fees and expenses incurred under Section 5.01(e), Section 5.01(g) and Section 5.03(d), exceed $40,000 during any calendar year unless an Event of Default has occurred and is continuing and (ii) such evaluation or appraisal shall not be duplicative of any audit under Section 5.01(g). Each Lender agrees to use commercially reasonable terms to coordinate with the other Lenders in exercising their respective rights under this Section 5.03(e) and under Section 5.01(d) above with a view to minimizing duplication of effort and expense by the Borrower.

(f)  Investment Policies. The Collateral Manager will (i) comply in all material respects with the Investment Policies in regard to each Collateral Loan and the related property included in the Collateral, and in regard to compliance with the Related Documents, including determinations with respect to the enforcement of the Borrower’s rights thereunder and (ii) furnish to the Administrative Agent, at least ten (10) Business Days prior to its proposed effective date, notice of any material change in the Investment Policies.

(g)  Reserved.

(h)  Information and Reports. Each Notice of Borrowing, each Monthly Report and all other written information, reports, certificates and statements furnished by or on behalf of the Collateral Manager to any other Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby shall be true, complete and correct in all material respects as of the date such information is stated or certified; provided that solely with respect to information furnished by the Collateral Manager which was provided to the Collateral Manager from an Obligor with respect to a Collateral Loan, such information shall only need to be true, complete and correct in all material respects to the actual knowledge of the Collateral Manager.

(i)  Amendments to Management Agreement. The Collateral Manager shall notify the Administrative Agent (which shall notify the Lenders) of any proposed material amendment or modification of the Management Agreement. Such notice shall be delivered not less than ten (10) days prior to the proposed effective date of such amendment or modification.

(j)  Financial Statements and Reports.

~~(i) Collateral Manager Profitability. Within one hundred twenty (120) days after the end of each fiscal year of the Collateral Manager, evidence (in form and substance reasonably satisfactory to the Administrative Agent) that the Collateral Manager or Parent had positive net income for such fiscal year.~~

(i)  ~~(ii)~~ Compliance with Investment Policies. The Collateral Manager shall underwrite, originate, service and collect all Loans in accordance with the Investment Policies.

(ii)  ~~(iii)~~ Compliance Certificate. Within one hundred twenty (120) days after the end of each fiscal year of the Collateral Manager, the Collateral Manager shall deliver to the Administrative Agent and the Borrower, a certificate (a “Collateral Manager’s Certificate”), signed by a Responsible Officer of the Collateral Manager and substantially in the form of Exhibit L certifying as to its performance of all obligations and duties hereunder and the absence of any Collateral Manager Termination Event.

(iii)   ~~(iv)~~ Significant Events. As soon as possible and in any event within two (2) Business Days after a Responsible Officer of the Collateral Manager obtains actual knowledge of the occurrence of an Event of Default, a Default, an Early Amortization Event, a Potential Collateral Manager Termination Event or a Collateral Manager Termination Event, the Collateral Manager shall deliver to the Administrative Agent a written statement, signed by a Responsible Officer, setting forth the details of such event and the action that the Collateral Manager proposes to take with respect thereto.

(iv)  ~~(v)~~ Litigation. As soon as practicable, but in any event not later than three (3) Business Days upon becoming aware thereof, written notice of the occurrence of any proceeding, action, litigation or investigation pending before or with any Governmental Authority, or, to the actual knowledge of the Collateral Manager which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on the Borrower or the Collateral Manager.

(v)   ~~(vi)~~ Monthly Report. No later than the Monthly Reporting Date, delivery of the Monthly Report and Data File for the corresponding Collection Period.

(k)   As of the last day of any fiscal quarter, at least one of Logan Ridge, the Collateral Manager or Parent shall have had positive net income (i) for the prior two (2) consecutive fiscal quarters and (ii) for the trailing twelve (12) month period then ended

(unless the Administrative Agent (in its sole discretion) waives compliance with this Section 5.03(k) within 30 days of either the Collateral Manager or Parent identifying a failure to comply herewith; provided that, any waiver by the Administrative Agent with respect to a prior fiscal quarter shall continue to apply to the extent that such prior fiscal quarter is still included in the determination of the prior two (2) consecutive fiscal quarters or the trailing twelve (12) month period, as the case may be).

Section 5.04 Negative Covenants of the Collateral Manager. The initial Collateral Manager covenants and agrees that until the date that all Obligations have been paid in full, other than contingent indemnification obligations as to which no claim giving rise thereto has been asserted, and all Commitments hereunder have been terminated:

(a)  Restrictive Agreements. It shall not enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes material any condition upon its ability to perform its obligations under the Facility Documents.

(b)  Validity of this Agreement. It shall not (i) take any action to permit or fail to take any action that would cause the validity or effectiveness of this Agreement or any grant of Collateral hereunder to be impaired, or permit the Lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Agreement (except in accordance with its terms) and (ii) except as permitted by this Agreement, take any action that would permit the Lien of this Agreement not to constitute a valid first priority security interest in the Collateral (subject to Permitted Liens).

(c)  Liquidation; Merger; Disposition of Assets. It shall not consummate any plan of liquidation, dissolution, partial liquidation, merger or consolidation (or suffer any liquidation, dissolution or partial liquidation) nor sell, transfer, exchange or otherwise dispose of all or substantially all of its assets or enter into any agreement or commitment to do so, except (i) with the prior written consent of the Required Lenders and (ii) that the Collateral Manager shall be allowed to merge with any entity so long as the Collateral Manager remains the surviving corporation of such merger, with a net worth not less than the net worth of the Collateral Manager immediately prior to such merger, and such merger does not result in an Event of Default under Section 6.01 or a Collateral Manager Termination Event under Section 6.03. The Collateral Manager shall give 30 days prior written notice of any merger to the Administrative Agent.

(d)  Changes to Related Documents. If any amendment, consent, waiver or other modification with respect to a Related Document (other than an Ineligible Loan) would constitute a Material Modification and would cause the Maximum Advance Rate Test to not be satisfied, then the Collateral Manager shall not cause or vote in favor of any such Material Modification to occur without the written consent of the Administrative Agent and the Required Lenders (such consent not to be unreasonably withheld or delayed).

Section 5.05  Certain Undertakings Relating to Separateness. (a) Without limiting any, and subject to all, other covenants of the Borrower contained in this Agreement, since its formation, the Borrower has conducted and the Borrower shall conduct its business and operations separate and apart from that of any other Person (including the Collateral Manager, Logan Ridge and their respective Affiliates) and in furtherance of the foregoing:

(1)  The Borrower has and shall maintain its accounts, financial statements, books, accounting and other records, and other Borrower documents separate from those of any other Person.

(2)  The Borrower has not and shall not commingle or pool any of its funds or assets with those of any Affiliate or any other Person, has and shall hold all of its assets solely in its own name.

(3)  The Borrower has conducted and shall conduct its own business solely in its own name and, for all purposes, shall not operate, or purport to operate, collectively as a single or consolidated business entity with respect to any Person; provided that this clause (3) shall not bind the Borrower’s position for U.S. federal or state or local income tax purposes.

(4)  The Borrower has paid and shall pay its own debts, liabilities and expenses (including overhead expenses, if any) only out of its own assets as the same shall become due.

(5)  The Borrower has observed, and shall observe all (A) limited liability company formalities and (B) other organizational formalities, in each case to the extent necessary or advisable to preserve its separate existence, and shall preserve its existence, and it shall not, nor shall it permit any Affiliate or any other Person to, amend, modify or otherwise change its limited liability company agreement in a manner that would adversely affect the existence of the Borrower as a bankruptcy-remote special purpose entity.

(6)  The Borrower has not and shall not (A) guarantee, become obligated for, or hold itself or its credit out to be responsible for or available to satisfy, the debts or obligations of any other Person or (B) control the decisions or actions respecting the daily business or affairs of any other Person except as permitted by or pursuant to the Facility Documents.

(7)  The Borrower has held and shall, at all times, hold itself out to the public as a legal entity separate and distinct from any other Person.

(8)  The Borrower has not and shall not identify itself as a division of any other Person; provided that this clause (8) shall not bind the Borrower’s position for U.S. federal or state or local income tax purposes.

(9)  The Borrower has and shall maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person.

(10) The Borrower shall not use its separate existence to perpetrate a fraud in violation of Applicable Law.

(11) The Borrower shall not, in connection with the Facility Documents, act with an intent to hinder, delay or defraud any of its creditors in violation of Applicable Law.

(12) The Borrower has and shall maintain an arm’s length relationship with its Affiliates and Logan Ridge, and the Borrower has only entered into and shall only enter into a contract or agreement with any member, principal or Affiliate of the Borrower or any manager, member, principal or Affiliate thereof, in the ordinary course of business and upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with third parties.

(13) Except as permitted by or pursuant to the Facility Documents to secure its own obligations, the Borrower shall not grant a security interest or otherwise pledge its assets for the benefit of any other Person.

(14) The Borrower has not and shall not acquire any securities or debt instruments of Logan Ridge, its Affiliates or any other Person.

(15) The Borrower shall not make loans or advances to any Person, except for the Loans and as permitted by or pursuant to the Facility Documents.

(16) The Borrower shall make no transfer of its assets except as permitted by or pursuant to the Facility Documents.

(17) The Borrower has filed and shall file its own tax returns separate from those of any other Person or entity, except to the extent that the Borrower is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law.

(18) The Borrower has not and shall not acquire obligations or securities of its members.

(19) The Borrower has and shall use separate invoices and checks bearing its own name.

(20) The Borrower has and shall correct any known misunderstanding regarding its separate identity.

(21) The Borrower shall intend to maintain adequate capital in light of its contemplated business operations.

(22) The Borrower shall at all times be organized as a special purpose entity.

(23) The Borrower has not listed and the Borrower shall not list its assets as assets on the financial statement of any other Person; provided, however, that the Borrower’s assets may be included in a consolidated financial statement of its Affiliate provided that (A) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Borrower from such Affiliate and to indicate that the Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (B) such assets shall also be listed on the Borrower’s own separate balance sheet.

(24) The Borrower has maintained, and the Borrower shall maintain a sufficient number of employees (if any) in light of its contemplated business operations, it being understood that as of the date hereof, the Borrower does not require employees in the operation of its assets.

(25) The Borrower has paid and shall pay the salaries of its own employees, if any, from its own funds.

(26) The Borrower has allocated, and the Borrower shall allocate fairly and reasonably shared expenses with Affiliates (including, without limitation, shared office space).

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01 Events of Default. “Event of Default”, wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)  a default by the Borrower in the payment, when due and payable, of any Interest or Unused Fee and such default is not cured within two (2) Business Days; or

(b)  the Borrower or Collateral Manager becomes an investment company required to be registered under the Investment Company Act; or

(c)  a default in the performance, or breach in a covenant by the Borrower, the Collateral Manager or Logan Ridge with respect to the management and distribution of funds received with respect to the Collateral Loans and such default is not cured within (x) two (2) Business Days or (y) if such default is due to an administrative error, five (5) Business Days; or

(d)  except as otherwise provided in this Section 6.01, a default in any material respect in the performance, or breach in any material respect, of any other covenant or other agreement of the Borrower, the Collateral Manager, or Logan Ridge under this Agreement or the other Facility Documents (other than failure to comply with any

Concentration Limitation or Collateral Quality Test), or the failure of any representation or warranty of the Borrower, the Collateral Manager, or Logan Ridge made in this Agreement, in any other Facility Document or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith to be correct in each case in all material respects when the same shall have been made, and the continuation of such default, breach or failure for a period of thirty (30) days after the earlier of (x) written notice to the Borrower, the Collateral Manager, or Logan Ridge (which may be by email) by the Administrative Agent or the Collateral Manager (as the case may be), and (y) actual knowledge of the Borrower, the Collateral Manager, or Logan Ridge; or

(e)  (i) a failure by the Borrower to deliver (or cause to be delivered) any Monthly Report, Borrowing Base Calculation Statement, quarterly financial report pursuant to Section 5.01(d)(ii) or notice of a Default or Event of Default pursuant to Section 5.01(d)(iv) when due and such default is not cured within three (3) Business Days; or (ii) a failure by the Borrower to deliver (or cause to be delivered) any material information requested by the Administrative Agent or the Required Lenders pursuant to Section 5.01(d)(v) within ten (10) Business Days of such request; or

(f)  the Borrower ceases to have a valid ownership interest in all of the Collateral (subject to Permitted Liens) or the Administrative Agent shall fail to have a first priority perfected security interest in any part of the Collateral (other than in respect of a de minimis amount of Collateral and subject to Permitted Liens); or

(g)  the Borrower or the Collateral Manager shall assign or attempt to assign any of its rights, obligations, or duties under the Facility Documents without the prior written consent of each Lender; or

(h)  a default in any material respect in the performance, or breach in any material respect, of any other covenant, obligation or agreement of the Borrower contained in Section 5.02; or

(i)  a Change of Control occurs; or

(j)  Logan Ridge shall fail to be in the business of lending to middle market companies in the United States; or

(k)  (iii) any Facility Document to which the Borrower or Logan Ridge is a party shall (except in accordance with its terms) terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower or Logan Ridge, as applicable; (ii) the Borrower, Logan Ridge or any of their Affiliates shall contest in any manner the effectiveness, validity, binding nature or enforceability of any Facility Document or any Lien purported to be created thereunder; or (iii) an Insolvency Event relating to the Borrower or Logan Ridge occurs; or

(l)  any change to the Investment Policies that has a Material Adverse Effect at any time on the interests and rights and remedies of the Administrative Agent or the Lenders without the prior written consent of the Administrative Agent; or

(m)  the failure to reduce the outstanding Advances to $0 on the Final Maturity Date; or

(n)  any Collateral Manager Termination Event shall have occurred and be continuing; or

(o)  the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $10,000,000 against Logan Ridge, or $5,000,000 against the Borrower (exclusive of any amounts fully covered by insurance), and the aforementioned parties shall not have either (x) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (y) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal, in each case, within thirty (30) days from the date of entry thereof; or

(p)  (i) the IRS shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower and such Lien shall not have been released within five (5) Business Days or (ii) the PBGC shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower or Logan Ridge and such Lien shall not have been released within five (5) Business Days, unless in each case a reserve has been established therefor in accordance with GAAP and such action is being diligently contested in good faith by appropriate proceedings (except to the extent that the amount secured by such Lien exceeds $750,000); or

(q)  the Borrower shall fail to maintain at least one independent manager as required pursuant to Section 5.01(o), provided that, upon the resignation, death, disability, incapacity or unwillingness to serve of the current independent manager, the Borrower shall have 10 Business Days to replace such independent manager with a successor independent manager that satisfies the Independent Manager Criteria; or

(r)  Logan Ridge shall fail to maintain its “business development company” status under the Investment Company Act or its “regulated investment company” status under Subchapter M of the Code, and such failure is not cured within 30 days; or

(s)  as of the last day of any fiscal quarter, Logan Ridge’s consolidated book value of equity is less than the sum of (i) $75,000,000 and (ii) 75.0% of its additional paid-in capital following the Second Amendment Closing Date~~; or~~.

~~(t) as of the last day of any fiscal quarter, each of Logan Ridge, the Collateral Manager and Parent fails to have positive net income (i) for any two (2) consecutive fiscal quarters or (ii) for the trailing twelve (12) month period then ended.~~

Section 6.02 Remedies upon an Event of Default. (q) Upon a Responsible Officer of the Borrower or Collateral Manager obtaining actual knowledge of the occurrence of an Event of Default, each of the Borrower and the Collateral Manager shall notify each other and the Administrative Agent and the Custodian, in accordance with Section 5.01(d)(iv). Upon the occurrence of an Event of Default known to a Responsible Officer of the Administrative Agent, the Administrative Agent shall promptly notify the Borrower and Lenders of such Event of Default in writing.

(a)  Upon the occurrence and during the continuance of any Event of Default, in addition to all rights and remedies specified in this Agreement and the other Facility Documents, including Article VII, and the rights and remedies of a secured party under Applicable Law, including the UCC (which rights shall be cumulative), the Administrative Agent shall, at the request of, or may with the consent of, the Required Lenders, by notice to the Borrower (with a copy to the Collateral Manager and the Custodian), do any one or more of the following: (1) apply the Interest Rate contemplated pursuant to Section 2.13, (2) declare the Commitments to be terminated forthwith, whereupon the Commitments shall forthwith terminate, and (3) declare the principal of and the accrued Interest on the Advances and all other Obligations whatsoever payable by the Borrower hereunder to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrower; provided that, upon the occurrence of any Event of Default described in clause (l) of Section 6.01, the Commitments shall automatically terminate and the Advances and all such other amounts shall automatically become due and payable, without any further action by any party. The Borrower and the Collateral Manager hereby agree that they will, at the Borrower’s expense and at the direction of the Administrative Agent, (i) assemble all or any part of the Collateral as directed by the Administrative Agent and make the same available to the Administrative Agent at a place to be designated by the Administrative Agent that is reasonably convenient to such parties and (ii) without notice except as specified below, cooperate with the Administrative Agent in connection with any sale of the Collateral or any part thereof at a public or private sale in accordance with Applicable Law. The Administrative Agent shall provide notice to the Borrower, Collateral Manager or Logan Ridge of its election to sell the Collateral hereunder on the date that is twelve (12) Business Days prior to the proposed date of such sale (the date such notice is delivered, the “Collateral Sale Notice Date”), and the Borrower agrees that such notice shall constitute reasonable notification. All cash proceeds received by the Administrative Agent or Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral (after payment of any amounts incurred in connection with such sale) shall be deposited into the Collection Account and to be applied pursuant to Section 9.01(a)(iii).

If the Administrative Agent elects to sell the Collateral in whole or in part, at a public or private sale, the Borrower, Logan Ridge, the Collateral Manager (so long as it is an Affiliate of Logan Ridge) or any of their respective Affiliates or designees shall have the right of first refusal to repurchase the Collateral, in whole but not in part, prior to such sale at a purchase price that is equal to the amount of the Obligations as of the date of such proposed sale. Such right of first refusal shall terminate not later than 8:00 a.m. on the twelfth (12th) Business Day following the Collateral Sale Notice Date.

If none of the Borrower, Logan Ridge, the Collateral Manager or any of their respective Affiliates or assignees elects to exercise its right of first refusal, the Administrative Agent may sell such Collateral or portion thereof. For the avoidance of doubt, the Borrower, Logan Ridge, the Collateral Manager or their respective Affiliates or designees may participate in any public or private sale of the Collateral directed by the Administrative Agent.

(b)  In addition, upon the occurrence and during the continuation of an Event of Default, following written notice by the Administrative Agent (provided in its sole discretion or at the direction of the Required Lenders) of the exercise of control rights with respect to the Collateral, which notice shall be delivered to the Borrower, Logan Ridge and the Collateral Manager (with a copy to the Custodian): (w) the Collateral Manager’s power to consent to modifications to and to direct the acquisition, sales and other dispositions of Collateral Loans will be immediately suspended, (x) the Collateral Manager will be required to obtain the consent of the Administrative Agent before causing the Borrower to agree to any modification of any Collateral Loan or before causing the Borrower to acquire, sell or otherwise dispose of any Collateral Loan, and (y) the Collateral Manager (so long as it is an Affiliate of the Borrower) will cause the Borrower to sell or otherwise dispose of any Collateral Loan as directed by the Administrative Agent in its sole discretion (so long as, in the case of this clause (y), the Collateral Manager and Logan Ridge are afforded a commercially reasonable opportunity to bid for and acquire such Collateral Loan in such sale or disposition).

Section 6.03 Collateral Manager Termination Events. “Collateral Manager Termination Event”, wherever used herein, means any one of the following events (whatever the reason for such Collateral Manager Termination Event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) except as otherwise provided in this Section 6.03, a default in any material respect in the performance, or breach in any material respect, of any other covenant or other agreement of the Collateral Manager under this Agreement or the other Facility Documents, or the failure of any representation or warranty of the Collateral Manager made in this Agreement, in any other Facility Document (other than failure to comply with any Concentration Limitation, Coverage Test or Collateral Quality Test) or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith to be correct in each case in all material respects when the same shall have been made, and the continuation of such default, breach or failure for a period of thirty (30) days after the earlier of (x) written notice to the Collateral Manager by the Administrative Agent, and (y) a Responsible Officer of the Collateral Manager acquiring actual knowledge of such default, breach or failure; or

(b) (i) any Facility Document to which the Collateral Manager is a party shall (except in accordance with its terms) terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Collateral Manager, (ii) the Collateral Manager or any of its Affiliates shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Facility Document or any Lien purported to be created thereunder, or (iii) any Lien securing any obligation under any Facility Document shall, in whole or in part (other than in respect of a de minimis amount of Collateral), cease to be a first priority perfected security interest of the Administrative Agent except for Permitted Liens; or

(c)  the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $15,000,000 against the Collateral Manager (exclusive of any amounts fully covered by insurance), and the Collateral Manager shall not have either (x) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (y) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal, in each case, within sixty (60) days from the date of entry thereof; or

(d)  the Collateral Manager shall default in making any payment required to be made under any agreement for indebtedness for borrowed money in excess of $10,000,000 to which it is a party and such default is not cured within the relevant cure period and the effect of such event or condition results in the acceleration of such debt; or

(e)  an Insolvency Event relating to the Collateral Manager occurs; or

(f)  a failure by the Collateral Manager to deliver (or cause to be delivered) any Monthly Report or Borrowing Base Calculation Statement when due and such default is not cured within three (3) Business Days; or (ii) a default in the performance or breach in a covenant by the Collateral Manager with respect to the management and distribution of funds received with respect to the Collateral Loans, and such failure or default is not cured within two (2) Business Days; or

(g)  any Event of Default shall have occurred and be continuing; or

(h)  the Collateral Manager shall fail to comply with the first sentence of Section 5.04(c); or

(i)  (i) one or more acts (including any failure(s) to act) by the Collateral Manager occurs that constitutes fraud (as determined in a final, non-appealable adjudication by a court of competent jurisdiction) in the performance of investment advisory services comparable to those contemplated to be provided by the Collateral Manager under this Agreement or (ii) the Collateral Manager or any senior officer of the Collateral Manager is convicted of (with no further right of appeal) a felony criminal offense materially related to the performance of investment advisory services comparable to those contemplated to be provided by the Collateral Manager in this Agreement, and such senior officer has not been removed from performing investment advisory services within five (5) Business Days after the date that a Responsible Officer of the Collateral Manager becomes aware of such conviction; or

(j)  the Management Agreement between Mount Logan Management, LLC and Logan Ridge is terminated or otherwise ceases to be in full force and effect; or

(k)  Logan Ridge fails to qualify as a “business development company” under the Investment Company Act or fails to maintain its tax status as a “regulated investment company” under Subchapter M of the Code and such failure is not cured within 30 days~~.~~; or

(l)   Logan Ridge, ~~the Collateral Manager or Parent~~ shall fail to comply with Section 5.03(k) and such failure is not waived by the Administrative Agent within the 30-day period set forth in such Section in accordance therewith.

Section 6.04 Remedies upon a Collateral Manager Termination Event. Upon a Responsible Officer of the Borrower or Collateral Manager obtaining knowledge of the occurrence of Collateral Manager Termination Event, each of the Borrower and the Collateral Manager shall notify each other and the Administrative Agent and the Custodian, specifying the specific Collateral Manager Termination Event(s) that occurred as well as all other Collateral Manager Termination Events that are then known to be continuing. Upon the occurrence of a Collateral Manager Termination Event actually known to a Responsible Officer of the Administrative Agent, the Administrative Agent shall promptly notify the Lenders of such Collateral Manager Termination Event in writing.

Upon the occurrence and during the continuance of a Collateral Manager Termination Event, the Administrative Agent, by written notice to the Collateral Manager (with a copy to the Custodian and the Administrative Agent), may terminate all of the rights and obligations of the Collateral Manager as Collateral Manager under this Agreement in accordance with Section 11.09 and appoint a successor Collateral Manager pursuant to Section 11.09 hereto.

ARTICLE VII

PLEDGE OF COLLATERAL; RIGHTS OF THE ADMINISTRATIVE AGENT

Section 7.01 Grant of Security. (r) The Borrower hereby grants, pledges, transfers and collaterally assigns to the Administrative Agent, for the benefit of the Secured Parties, as collateral security for all Obligations, a continuing security interest in, and a Lien upon, all of the Borrower’s right, title and interest in, to and under, the following property, in each case whether tangible or intangible, wheresoever located, and whether now owned by the Borrower or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section 7.01(a) being collectively referred to herein as the “Collateral”):

(i)  all Collateral Loans and Related Documents (listed, as of the Second Amendment Closing Date, in Schedule 3), both now and hereafter owned, including all Collections and other proceeds thereon or with respect thereto;

(ii)  each Covered Account and all Money from time to time on deposit in or credited to each Covered Account;

(iii)  all interest, dividends, stock dividends, stock splits, distributions and other money or property of any kind distributed in respect of the Collateral Loans of the Borrower, which the Borrower is entitled to receive, including all Collections in respect of its Collateral Loans;

(iv)  each Facility Document (other than this Agreement) and all rights, remedies, powers, privileges and claims under or in respect thereto (whether arising pursuant to the terms thereof or otherwise available to the Borrower at law or equity), including the right to enforce each such Facility Document and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect thereto, to the same extent as the Borrower could but for the assignment and security interest granted to the Administrative Agent under this Agreement;

(v)  all Cash or Money in possession of the Borrower or delivered to the Administrative Agent (or any bailee of the foregoing);

(vi)  all accounts, chattel paper, deposit accounts, documents, equipment, Financial Assets, general intangibles, instruments, investment property (including all securities, whether certificated or uncertificated, all Security Entitlements and Financial Assets), letter-of-credit rights and other supporting obligations relating to the foregoing (in each case as defined in the UCC);

(vii)  all other property of the Borrower and all property of the borrower which is delivered to the Administrative Agent (or the Custodian on its behalf) by or on behalf of the Borrower (whether or not constituting Collateral Loans or Eligible Investments);

(viii)  all security interests, liens, collateral, property, guaranties, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of the assets, investments and properties described above; and

(ix)  all Proceeds of any and all of the foregoing.

provided, however, that the term “Collateral” shall exclude all Excluded Amounts, the Operating Account and any Cash or Money deposited in the Operating Account in accordance with this Agreement (the “Excluded Collateral”).

(b)  All terms used in this Section 7.01 that are defined in the UCC but are not defined in Section 1.01 shall have the respective meanings assigned to such terms in the UCC.

(c)  The Borrower confirms that, upon the occurrence and during the continuance of an Event of Default until the Obligations are paid in full (other than contingent indemnification obligations as to which no claim giving rise thereto has been asserted) and all Commitments are terminated, the Administrative Agent on behalf of the Secured Parties shall have the sole right to enforce the Borrower’s rights and remedies under the Purchase and Contribution Agreement and any UCC Financing Statements filed under or in connection therewith for the benefit of the Secured Parties.

Section 7.02 Release of Security Interest. If and only if all Obligations have been paid in full (other than contingent indemnification obligations as to which no claim giving rise thereto has been asserted) and all Commitments have been terminated, the Administrative Agent, for itself and on behalf of the Secured Parties, shall, at the expense of the Borrower, promptly execute, deliver and file or authorize for filing such instruments as the Borrower shall reasonably request in order to reassign, release or terminate the Administrative Agent’s security interest in the Collateral. The Secured Parties acknowledge and agree that upon the sale or disposition of any Collateral by the Borrower in compliance with the terms and conditions of this Agreement, the security interest of the Secured Parties in such Collateral shall immediately terminate and the Administrative Agent, for itself and on behalf of the other Secured Parties, shall, at the expense of the Borrower, execute, deliver and file or authorize for filing such instrument as the Borrower shall reasonably request to reflect or evidence such termination. Any and all actions under this Article VII in respect of the Collateral shall be without any recourse to, or representation or warranty by any Secured Party and shall be at the sole cost and expense of the Borrower and the Collateral Manager.

Section 7.03 Rights and Remedies. The Administrative Agent (for itself and on behalf of the other Secured Parties) shall have all of the rights and remedies of a secured party under the UCC and other Applicable Law. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or its designees may, or in accordance with the written direction of the Required Lenders shall, (i) instruct the Borrower to deliver any or all of the Collateral, the Related Documents and any other documents relating to the Collateral to the Administrative Agent or its designees and otherwise give all instructions for the Borrower regarding the Collateral; (ii) sell or otherwise dispose of the Collateral in a commercially reasonable manner, all without judicial process or proceedings; (iii) take control of the Proceeds of any such Collateral; (iv) subject to the provisions of the applicable Related Documents, exercise any consensual or voting rights in respect of the Collateral; (v) release, make extensions, discharges, exchanges or substitutions for, or surrender all or any part of the Collateral; (vi) enforce the Borrower’s rights and remedies with respect to the Collateral; (vii) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (viii) require that the Borrower immediately take all actions necessary to cause the liquidation of the Collateral in order to pay all amounts due and payable in respect of the Obligations, in accordance with the terms of the Related Documents; (ix) to redeem or withdraw or cause the Borrower to redeem or withdraw any asset of the Borrower to pay amounts due and payable in respect of the Obligations; (x) make copies of or, if necessary, remove from the Borrower’s, the Collateral Manager’s and their respective agents’ place of business all books, records and documents relating to the Collateral; and (xi) endorse the name of the Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor.

The Borrower hereby agrees that, upon the occurrence and during the continuance of an Event of Default, at the request of the Administrative Agent or the Required Lenders (acting through the Administrative Agent), it shall execute all documents and agreements which are necessary or appropriate to have the Collateral be assigned to the Administrative Agent or its designee. For purposes of taking the actions described in clauses (i) through (xi) of this Section 7.03, the Borrower hereby irrevocably appoints the Administrative Agent as its attorney-in-fact (which appointment being coupled with an interest and is irrevocable while any of the Obligations remain unpaid, with power of substitution), in the name of the Administrative Agent or in the name of the Borrower or otherwise, for the use and benefit of the Administrative Agent (for the benefit of the Secured Parties), but at the cost and expense of the Borrower and, except as permitted by Applicable Law, without notice to the Borrower.

Section 7.04 Remedies Cumulative. Each right, power, and remedy of the Administrative Agent and the other Secured Parties, or any of them, as provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Administrative Agent or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies.

Section 7.05 Related Documents. (s) Each of the Borrower and the Collateral Manager hereby agrees that, to the extent not expressly prohibited by the terms of the Related Documents, after the occurrence and during the continuance of an Event of Default, it shall (i) upon the written request of the Administrative Agent, promptly forward to the Administrative Agent all material information and notices which it receives under or in connection with the Related Documents relating to the Collateral, and (ii) upon the written request of the Administrative Agent, act and refrain from acting in respect of any request, act, decision or vote under or in connection with the Related Documents relating to the Collateral only in accordance with the direction of the Administrative Agent.

(a)  Each of the Borrower and the Collateral Manager hereby agree that, to the extent the same shall be in the Borrower’s or the Collateral Manager’s possession, it will hold all Related Documents relating to the Collateral in trust for the Administrative Agent on behalf of the Secured Parties, and upon request of the Administrative Agent following the occurrence and during the continuance of an Event of Default or as otherwise provided herein, promptly deliver the same to the Administrative Agent or its designee (including the Custodian). In addition, in accordance with Article XIV, promptly following its acquisition of any Loan the Borrower or the Collateral Manager (on behalf of the Borrower) shall deliver to the Custodian the note or other instrument with respect to such Loan together copies of the Related Documents with respect to such Loan (e.g., loan or credit agreement, primary security agreement and guarantees, etc.) no later than five (5) Business Days after receipt thereof.

Section 7.06 Borrower Remains Liable. (t) Notwithstanding anything herein to the contrary, (i) the Borrower shall remain liable under the contracts and agreements included in and relating to the Collateral (including the Related Documents) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed, and (ii) the exercise by any Secured Party of any of its rights hereunder shall not release the Borrower from any of its duties or obligations under any such contracts or agreements included in the Collateral.

(a)  No obligation or liability of the Borrower is intended to be assumed by the Administrative Agent or any other Secured Party under or as a result of this Agreement or the other Facility Documents, and the transactions contemplated hereby and thereby, including under any Related Document or any other agreement or document that relates to Collateral and, to the maximum extent permitted under provisions of law, the Administrative Agent and the other Secured Parties expressly disclaim any such assumption.

Section 7.07 Protection of Collateral. The Borrower shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such Financing Statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be reasonably necessary to secure the rights and remedies of the Secured Parties hereunder and to:

(i)  grant security more effectively on all or any portion of the Collateral;

(ii)  maintain, preserve and perfect any grant of security made or to be made by this Agreement including, without limitation, the first priority (subject to Permitted Liens) nature of the lien or carry out more effectively the purposes hereof;

(iii)  perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement (including, without limitation, any and all actions necessary as a result of changes in law or regulations);

(iv)  enforce any of the Collateral or other instruments or property included in the Collateral;

(v)  preserve and defend title to the Collateral and the rights therein of the Administrative Agent and the Secured Parties in the Collateral against the claims of all third parties; and

(vi)  pay or cause to be paid any and all taxes levied or assessed upon all or any part of the Collateral.

The Borrower hereby designates the Administrative Agent as its agent and attorney in fact to prepare and file any UCC-1 Financing Statement, continuation statement and all other instruments, and take all other actions, required pursuant to this Section 7.07 in each case after the occurrence and continuation of an Event of Default. Such designation shall not impose upon the Administrative Agent, or release or diminish, the Borrower’s obligations under this Section 7.07 or Section 5.01(c). The Borrower further authorizes the Administrative Agent or its counsel to file, without the Borrower’s signature, UCC- 1 Financing Statements that name the Borrower as debtor and the Administrative Agent as secured party and that describe the Collateral in which the Administrative Agent has a grant of security hereunder and any amendments or continuation statements that may be necessary or desirable.

ARTICLE VIII

ACCOUNTS, ACCOUNTINGS AND RELEASES

Section 8.01 Collection of Money. Except as otherwise expressly provided herein, the Administrative Agent may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Administrative Agent pursuant to this Agreement, including all payments due on the Collateral, in accordance with the terms and conditions of such Collateral. The Administrative Agent shall segregate and hold all such Money and property received by it in trust for the Secured Parties and shall apply it as provided in this Agreement. On or prior to the Closing Date, the Collection Account shall be established and maintained under the Account Control Agreement with a Qualified Institution. On or prior to the end of the Reinvestment Period, the Revolving Reserve Account shall be established and maintained under the Account Control Agreement with a Qualified Institution. Any Covered Account may contain any number of subaccounts for the convenience of the Account Bank or as required by the Collateral Manager for convenience in administering the Covered Account or the Collateral.

Section 8.02 Collection Account. (u) In accordance with this Agreement and the applicable Account Control Agreement, the Borrower shall, on or prior to the Closing Date, establish at the Account Bank a single, segregated deposit account in the name “Capitala Business Lending, LLC Collection Account, subject to the lien of the Administrative Agent”, which shall be designated as the “Collection Account”, which shall be maintained with the Account Bank in accordance with such Account Control Agreement and which shall be subject to the lien of and full dominion and control of the Administrative Agent. All Money deposited from time to time in the Collection Account pursuant to this Agreement shall be held by the Administrative Agent as part of the Collateral and shall be applied to the purposes herein provided. Each of the Borrower and the Collateral Manager shall from time to time deposit into the Collection Account, immediately upon receipt thereof all Interest Proceeds and all Principal Proceeds (unless simultaneously reinvested in additional Loans in accordance with Sections 10.02 and 10.04 or in Eligible Investments or required to be deposited in the Revolving Reserve Account pursuant to Section 8.03) received by the Borrower or the Collateral Manager.

(a)  At any time (x) when reinvestment is permitted pursuant to Article X, the Collateral Manager on behalf of the Borrower may by delivery of written instructions (which may be a .pdf or similar file sent by email) of a Responsible Officer of the Collateral Manager direct the Administrative Agent to, and upon receipt of such certificate the Administrative Agent shall, withdraw funds on deposit in the Collection Account representing Principal Proceeds and reinvest such funds in additional Loans, Eligible Investments or exercise a warrant held in the Collateral, in each case in accordance with the requirements of Article X. If at any time the amount on deposit in the Revolving Reserve Account is less than the Revolving Reserve Required Amount, the Collateral Manager (on behalf of the Borrower) may, by delivery of written instructions (which may be a .pdf or similar file sent by email) of a Responsible Officer of the Collateral Manager direct the Administrative Agent to, and upon receipt of such certificate the Administrative Agent, shall, withdraw funds on deposit in the Collection Account representing Principal Proceeds and remit such funds as so directed by the

Collateral Manager to meet the Borrower’s funding obligations in respect of Delayed Drawdown Loans or Revolving Loans; provided, however, that no such withdrawal of funds from the Collection Account shall occur unless each of the following conditions shall have been satisfied both before and immediately after giving effect to such withdrawal of funds from the Collection Account, the satisfaction of which will be deemed upon delivery of the certificate referenced above:

(i)  each Coverage Test shall be satisfied (as demonstrated on a duly completed and executed Borrowing Base Calculation Statement delivered to the Administrative Agent);

(ii)  each of the representations and warranties of the Borrower and the Collateral Manager contained in this Agreement shall be true and correct in all material respects (except for representations and warranties already qualified by materiality or Material Adverse Effect, which shall be true and correct) as of such date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects (except for representations and warranties already qualified by materiality or Material Adverse Effect, which shall be true and correct) as of such earlier date as if made on such date); and

(iii) no Default or Event of Default shall have occurred and be continuing at the time of such withdrawal or shall result upon the making of such withdrawal.

(b)  Notwithstanding anything to the contrary set forth herein, the Collateral Manager may direct the Administrative Agent to withdraw from the Collection Account and pay to the Person entitled thereto any amounts credited thereto constituting Excluded Amounts if the Collateral Manager has, prior to such withdrawal and consent, delivered to the Administrative Agent a report setting forth the calculation of such Excluded Amounts in form and substance reasonably satisfactory to the Administrative Agent, which report shall include a brief description of the facts and circumstances supporting such request and designate a date for the payment of such reimbursement, which date shall not be earlier than two (2) Business Days following delivery of such notice.

Section 8.03 The Revolving Reserve Account; Fundings. (v) In accordance with this Agreement and the Account Control Agreement, the Borrower shall, on or prior to the end of the Reinvestment Period, establish at the Account Bank a single, segregated deposit account in the name “Capitala Business Lending, LLC Revolving Reserve Account, subject to the lien of the Administrative Agent”, which shall be designated as the “Revolving Reserve Account”, which shall be maintained with the Account Bank in accordance with such Account Control Agreement and which shall be subject to the lien of and full dominion and control of the Administrative Agent. All Monies deposited from time to time in the Revolving Reserve Account pursuant to this Agreement shall be held by the Administrative Agent as part of the Collateral and shall be applied to the purposes herein provided.

(a)  The Borrower shall at all times following the end of the Reinvestment Period, maintain an amount in the Revolving Reserve Account equal to and in no event less than the Revolving Reserve Required Amount. On the Commitment Termination Date and at all times thereafter, the “Revolving Reserve Required Amount” shall equal the sum of (x) the Unfunded Exposure Equity Amount, plus (y) the aggregate amount of funds needed to settle purchases or originations of Loans which the Borrower committed, prior to the end of the Reinvestment Period, to acquire or originate after the Commitment Termination Date. Subject to the terms of this Agreement, the Borrower may request a Borrowing prior to the Commitment Termination Date in an amount sufficient to fund the Revolving Reserve Required Amount. Neither the Administrative Agent nor the Account Bank shall be under any obligation to monitor or determine if the amounts in the Revolving Reserve Account are equal to or greater than the Revolving Reserve Required Amount.

(b)  During the Amortization Period, Principal Proceeds received by the Borrower (or the Collateral Manager on its behalf) in respect of Revolving Loans (to the extent not accompanied by a permanent reduction in the related commitments) shall be deposited by the Borrower (or the Collateral Manager on its behalf) into the Revolving Reserve Account to the extent the amount on deposit in the Revolving Reserve Account is less than the Revolving Reserve Required Amount.

(c)  Funds in the Revolving Reserve Account will be available solely to cover drawdowns on the Delayed Drawdown Loans and Revolving Loans; provided that, to the extent that the aggregate amount of funds on deposit therein at any time exceeds the Revolving Reserve Required Amount, the Borrower or the Collateral Manager on its behalf may by delivery of written instructions (which may be a .pdf or similar file sent by email) of a Responsible Officer thereof to the Administrative Agent, remit such excess to the Collection Account. In addition, following the occurrence and during the continuance of an Event of Default, funds in the Revolving Reserve Account may be withdrawn by the Administrative Agent and deposited into the Collection Account.

Section 8.04 Covered Account Details. The account number of each Covered Account is set forth on Schedule 6.

Section 8.05 Delivery of Report, Notices, Etc. Documents and notices required to be delivered by the Borrower or the Collateral Manager pursuant this Agreement (except for any documents or notices to be delivered to the Custodian or the Account Bank) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower or the Collateral Manager posts such documents or notices, or provides a link thereto on the Collateral Manager’s website or otherwise delivers such documents or notices via email in accordance with Section 13.02.

Section 8.06 Accountings. The Collateral Manager shall compile and provide (or cause to be compiled and provided) to the Administrative Agent a loan data file (the “Data File”) for the previous monthly period ending on the Determination Date (containing such information agreed upon by the Collateral Manager and the Administrative Agent). The Collateral Manager shall compile (or cause to be compiled) a monthly report on a settlement basis (each, a “Monthly Report”) (containing such information agreed upon by the Administrative Agent and the Collateral Manager). Upon completion of the Monthly Report by the Collateral Manager and in

any event by no later than the Monthly Reporting Date, the Collateral Manager shall compile and provide to the Administrative Agent and the Lenders the Monthly Report. The Monthly Report delivered for any calendar month shall contain the information with respect to the Collateral Loans and Eligible Investments included in the Collateral set forth on Schedule 2 hereto and shall be determined as of the Determination Date applicable to such Monthly Report. Additionally, each Monthly Report that is delivered on the first Monthly Reporting Date to occur after the delivery of the quarterly valuation statements for Logan Ridge pursuant to Section 5.01(d)(iii) shall include a statement reporting the assets (including cash) under management by the Collateral Manager.

In addition, the Collateral Manager shall provide together with each Data File a copy of each amendment, modification or waiver under any Related Document for each Collateral Loan that constitutes a Material Modification, together with each other amendment, modification or waiver under any Related Document for each Collateral Loan that, in the Collateral Manager’s reasonable judgment, are material in relation to the related Obligor, in each case that became effective during the one month period ending on the Determination Date for the immediately prior Monthly Report (or, in respect of the first Monthly Report, from the Closing Date) together with a listing of each Collateral Loan with respect to which one of the foregoing amendments, modifications or waivers is being provided.

Section 8.07 Release of Collateral. (w) If no Event of Default has occurred and is continuing, the Borrower may, by delivery of a certificate of a Responsible Officer of the Collateral Manager delivered to the Administrative Agent and the Custodian at least one Business Day prior to the settlement date for any sale of any item of Collateral certifying that the sale of such security is being made in accordance with Section 10.01 and such sale complies with all applicable requirements of Section 10.01, direct the Administrative Agent to release or cause to be released such item from the Lien of this Agreement and, upon receipt of such certificate, the Administrative Agent (or Custodian, as applicable) shall deliver any such item, if in physical form, duly endorsed to the broker or purchaser designated in such certificate against receipt of the sales price therefor as specified by the Collateral Manager in such certificate; provided that the Administrative Agent may deliver any such item in physical form for examination in accordance with street delivery custom. Notwithstanding the foregoing, a trade ticket or other confirmation of trade in respect of such sale of Collateral delivered by the Borrower (or the Collateral Manager on its behalf) to the Administrative Agent and the Custodian shall constitute certification as to the matters described in this Section 8.07, and the Administrative Agent and the Custodian may conclusively rely on such certification.

(a)  Subject to the terms of this Agreement, the Administrative Agent or Custodian, as applicable, shall, upon the receipt of a certificate of a Responsible Officer of the Borrower or a certificate of a Responsible Officer of the Collateral Manager on the Borrower’s behalf, deliver any Collateral as instructed in such certificate, and execute such documents or instruments as are presented by the Borrower or the Collateral Manager and are reasonably necessary to release or cause to be released such security from the Lien of this Agreement, which is set for any mandatory call or redemption or payment in full to the appropriate paying agent on or before the date set for such call, redemption or payment, in each case against receipt of the call or redemption price or payment in full thereof.

(b)  As provided in Section 8.02(a), the Borrower or the Collateral Manager, as applicable, shall deposit any proceeds received by it from the disposition of Collateral in the Collection Account, unless simultaneously applied to the purchase of additional Loans as permitted under and in accordance with the requirements of this Article VIII and Article X.

(c)  The Administrative Agent shall, upon receipt of a certificate of a Responsible Officer of the Borrower (or the Collateral Manager on its behalf), at such time as there are no Commitments outstanding and all Obligations of the Borrower hereunder and under the other Facility Documents have been satisfied, release any remaining Collateral from the Lien of this Agreement.

(d)  Any security, Collateral Loan or amounts that are released pursuant to Section 8.07(a) or (b) shall automatically be released from the Lien of this Agreement.

Section 8.08 Reports by Independent Accountants. (x) As of the Closing Date, the Borrower has appointed a firm of independent certified public accountants, independent auditors or independent consultants (together with its successors, the “Independent Accountants”), in each case reasonably acceptable to the Administrative Agent and the Required Lenders, for purposes of reviewing and delivering the reports or certificates of such accountants required by this Agreement, which may be the firm of independent certified public accountants, independent auditors or independent consultants that performs accounting services for the Borrower or the Collateral Manager. The Borrower may remove any firm of Independent Accountants at any time upon notice to, but without the consent of any of, the Lenders. Upon any resignation by such firm or removal of such firm by the Borrower, the Borrower (or the Collateral Manager on behalf of the Borrower) shall promptly appoint, by a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent and the Custodian, a successor thereto that shall also be a firm of independent certified public accountants, independent auditors or independent consultants of recognized standing, which may be a firm of independent certified public accountants, independent auditors or independent consultants that performs accounting services for the Borrower or the Collateral Manager. If the Borrower shall fail to appoint successor Independent Accountants within thirty (30) days after such resignation, the Borrower shall promptly notify the Administrative Agent and the Collateral Manager of such failure in writing and the Collateral Manager shall promptly appoint a successor Independent Accountant of recognized standing. The fees of such Independent Accountants and any successor shall be payable by the Borrower.

(a)  The Administrative Agent shall not have any responsibility to make any inquiry or investigation as to, and shall have no obligation in respect of, the terms of any engagement of Independent Accountants by the Borrower (or the Collateral Manager on its behalf) or the terms of any agreed upon procedures in respect of such engagement; provided, however that the Administrative Agent shall be authorized, upon receipt of direction from the Borrower (or the Collateral Manager on its behalf) to execute any acknowledgement or other agreement with the Independent Accountants required for the Administrative Agent to receive any of the certificates, reports or instructions provided for in this Agreement, which acknowledgement or agreement may include, among other things, (i) acknowledgement that the Borrower or Collateral Manager has agreed that the procedures to be performed by the

Independent Accountants are sufficient for the Borrower’s and each Lender’s purposes, (ii) releases by the Administrative Agent (on behalf of itself and the Lenders) of claims against the Independent Accountants and acknowledgement of other limitations of liability in favor of the Independent Accountants, and (iii) restrictions or prohibitions on the disclosure of information or documents provided to it by such firm of Independent Accountants (including to the Administrative Agent and the Lenders). Notwithstanding the foregoing, in no event shall the Administrative Agent be required to execute any agreement in respect of the Independent Accountants that it reasonably determines adversely affects it.

ARTICLE IX

APPLICATION OF MONIES

Section 9.01 Disbursements of Monies from Collection Account. (y) Notwithstanding any other provision in this Agreement, but subject to the other subsections of this Section 9.01, on each Payment Date, the Administrative Agent shall disburse amounts on deposit in the Collection Account pursuant to Section 8.02 in accordance with the following priorities (the “Priority of Payments”) as set forth in the related Monthly Report:

(i)  On each Payment Date prior to the occurrence and continuance of an Event of Default, Interest Proceeds on deposit in the Collection Account, to the extent received on or before the related Determination Date will be applied in the following order of priority:

(A)  (1) first, to pay all out-of-pocket costs and expenses of the Administrative Agent incurred in connection with any sale of Collateral or other exercises of its remedial rights pursuant to Section 7.03; and (2) second, to pay, in the following order, (i) first, to the Custodian, any amounts payable pursuant to the Custodian Fee Letter, this Agreement and the other Facility Documents and (ii) second, to the Administrative Agent and the Account Bank, any amounts payable pursuant to the Administrative Agent Fee Letter, this Agreement and the other Facility Documents, provided that the amount applied under this clause (A)(2) for such Payment Date shall not exceed the Third Party Expense Cap or the Administrative Expense Cap, as applicable, for such Payment Date;

(B)  to the Collateral Manager, to pay accrued and unpaid Collateral Management Fees and all other expenses (including indemnities) incurred by the Collateral Manager in connection with the services provided under this Agreement, provided that, to the extent directed by the Collateral Manager, all or any portion of such Collateral Management Fees may be waived or payable to an Affiliate of the Collateral Manager; provided, further, that the amount applied under this clause (B) for such Payment Date in respect of expenses and indemnities shall not exceed the Collateral Manager Expense Cap for such Payment Date;

(C)  [reserved];

(D)  to the Administrative Agent, for the account of each Lender, to pay accrued and unpaid Interest, Unused Fees due to each such Lender and amounts payable to each such Lender under Sections 2.09 and 2.10;

(E)  (i) if the Maximum Advance Rate Test is not satisfied as of the related Determination Date, to pay the principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) until the Maximum Advance Rate Test is satisfied (on a pro forma basis as at such Determination Date) and (ii) if the Collateral Quality Tests are not satisfied as of the related Determination Date, to pay the principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage);

(F)  to payment of Administrative Expenses; provided that the amount applied to the Administrative Agent under this clause (F) (together with any amount applied under clause (a)(2)) for such Payment Date shall not exceed the Administrative Expense Cap for such Payment Date;

(G)  to the payment or application of amounts referred to in clauses (A), (B) and (F) above, to the extent not paid in full pursuant to applications under such clauses;

(H)  [reserved]; and

(I)  the remainder to the Borrower or to Logan Ridge at the direction of the Collateral Manager.

(ii)  On each Payment Date prior to the occurrence and continuance of an Event of Default, Principal Proceeds on deposit in the Collection Account, to the extent received on or before the related Determination Date will be applied in the following order of priority:

(A)  to the payment of unpaid amounts under clauses (A) through (F) in clause (i) above (in the same order of priority specified therein and subject to any limitations set forth therein), to the extent not paid in full thereunder;

(B)  during the Reinvestment Period so long as the Maximum Advance Rate Test is not satisfied, all remaining amounts shall be applied in any combination of the following two options: (1) to repay the Advances in an amount necessary to cause the Maximum Advance Rate Test to be satisfied; and/or (2) for deposit into the Revolving Reserve Account;

(C)  during the Reinvestment Period and so long as the Maximum Advance Rate Test is satisfied, at the discretion of the

Collateral Manager, all remaining amounts shall remain in the Collection Account as Principal Proceeds or be applied in any combination of the following three options: (1) for the purpose of acquiring additional Loans, and/or (2) to prepay the Advances, and/or (3) for deposit into the Revolving Reserve Account;

(D)  after the Reinvestment Period, for deposit into the Revolving Reserve Account until the Revolving Reserve Required Amount is on deposit therein;

(E)  after the Reinvestment Period, to each Lender to pay the Advances of such Lender (pro rata, based on each Lender’s Percentage) until the Advances are paid in full;

(F)  after the Reinvestment Period, to the payment of amounts referred to in clauses (G) and (H) of clause (i) above (in the same order of priority specified therein), to the extent not paid in full thereunder; and

(G)  after the Reinvestment Period, the remainder to the Borrower or to Logan Ridge at the direction of the Collateral Manager.

(iii)  On each Business Day following the occurrence and continuance of an Event of Default, amounts on deposit in the Collection Account will be applied in the following order of priority:

(A)  to the payment of unpaid amounts under clause (A) in Section 9.01(a)(i) above (in the order specified therein and subject to any limitations set forth therein; provided, that if the Advances have been accelerated following the occurrence and during the continuance of an Event of Default, and the sale of the Collateral has commenced in connection therewith, such limitations specified therein shall not be given any effect);

(B)  to the payment of unpaid amounts under clause (B) in Section 9.01(a)(i) above (subject to the Collateral Manager Expense Cap if the Collateral Manager is the initial Collateral Manager or an Affiliate of the Borrower or Logan Ridge);

(C)  [reserved];

(D)  to the Administrative Agent, for the account of each Lender, to pay accrued and unpaid Interest, Unused Fees due to each such Lender and amounts payable to each such Lender under Sections 2.09 and 2.10;

(E)  to the payment of Administrative Expenses (subject to the cap set forth in clause (F) in clause (i) above);

(F)  to each Lender to pay the Advances of such Lender (pro rata, based on each Lender’s Percentage) until the Advances are paid in full;

(G)  to the payment or application of amounts referred to in clauses (A) through (D) above (in the same order of priority specified therein), to the extent not paid in full pursuant to applications under such clauses;

(H)  to the Collateral Manager to pay accrued and unpaid Collateral Management Fees; provided that, to the extent directed by the Collateral Manager, all or any portion of such Collateral Management Fees may be waived or payable to an Affiliate of the Collateral Manager;

(I)  to the payment of any other Administrative Expenses to the extent not paid in full;

(J)  the remainder to the Borrower or to Logan Ridge at the direction of the Collateral Manager.

(b)  If on any Payment Date the amount available in the Collection Account is insufficient to make the full amount of the disbursements required by the Monthly Report, the Administrative Agent shall make the disbursements called for in the order and according to the priority set forth under Section 9.01(a) to the extent funds are available therefor.

ARTICLE X

SALE OF COLLATERAL LOANS; PURCHASE OF ADDITIONAL LOANS

Section 10.01 Sales of Collateral Loans. (z) Discretionary Sales of Collateral Loans. Subject to the satisfaction of the conditions specified in Section 10.04, the Collateral Manager, on behalf of the Borrower, may sell any Collateral Loan if such sale meets the requirements set forth below (provided that prior to such discretionary sale, the Collateral Manager shall demonstrate that the requirements set forth below are met by submitting to the Lenders (with a copy to the Custodian) completed forms of “BB Calc Stmt,” “Compliance” and “Priority of Payments” as set forth in the forms of Monthly Report (Schedule 2 to this Agreement) as of the date of such discretionary sale after giving effect thereto):

(i) no Default or Event of Default is continuing or would result upon giving effect thereto (unless, in the case of such a Default, such Default will be cured upon giving effect to such sale and the application of the proceeds thereof) unless the purchase price for such Collateral Loan is no less than par;

(ii) upon giving effect thereto and the application of the proceeds thereof, each Coverage Test and each Collateral Quality Test is satisfied (or if any Collateral Quality Test is not satisfied, such test is maintained or improved after giving effect to such sale) unless the purchase price for such Collateral Loan is no less than par;

(iii)  except as provided in Section 10.01(c), if such sale is to an Affiliate of the Borrower, such sale is made for a purchase price at least equal to the Fair Value thereof or the Administrative Agent has provided its prior written consent to such sale in its sole discretion;

(iv)  such sale is made for Cash; and

(v)  in the reasonable judgment of the Collateral Manager in accordance with the Collateral Management Standard, there is no adverse selection of such Collateral Loans to be sold.

Notwithstanding anything above that would otherwise prohibit the sale of a Collateral Loan after the occurrence or during the continuance of a Default or an Event of Default, if the Borrower entered into an agreement to sell any such Collateral Loan prior to the occurrence and continuance of such Default or an Event of Default, but such sale did not settle prior to the occurrence of such Default or an Event of Default, then the Borrower shall be permitted to consummate such sale notwithstanding the occurrence and continuance of such Default or an Event of Default, provided that such sale was not entered into in contemplation of the occurrence of such Default or Event of Default and such settlement occurs within the customary settlement period for similar trades.

(b)  Sales of Equity Securities. The Borrower may sell any Equity Security at any time without restriction (including, for the avoidance of doubt, to an Affiliate), and shall use its commercially reasonable efforts to effect the sale of any Equity Security, regardless of price within forty-five days of receipt if such Equity Security constitutes Margin Stock, unless such sale is prohibited by Applicable Law or applicable contract restriction, in which case such Equity Security should be sold as soon as such sale is permitted by Applicable Law or applicable contract.

(c)  Certain Restrictions. In the case of a sale of an Ineligible Loan to an Affiliate of the Borrower, the purchase price may be a price less than the original percentage of par paid by the Borrower, which price may be reflective of the Borrower’s amortized cost.

(d)  Terms of Sales. All sales of Collateral Loans and other property of the Borrower under the provisions above in this Section 10.01 must be exclusively for Cash (other than, for the avoidance of doubt, any exchange or substitution of assets in the event of a workout or restructuring of a Loan).

Section 10.02 Purchase or Origination of Additional Loans. (aa) Purchase or Origination of Loans. On any date during the Reinvestment Period, if no Event of Default has occurred and is continuing, the Borrower (or the Collateral Manager on behalf of the Borrower) may, if each of the conditions specified in this Section 10.02 and Section 10.04 are met, invest Principal Proceeds, accrued interest received with respect to any Collateral Loan to the extent used to pay for accrued interest on additional Loans and other amounts available in the

Collection Account following application of the Priority of Payments in additional Loans, provided, that no Loan may be purchased or originated with Principal Proceeds unless each of the following conditions are satisfied as of the date the Borrower (or the Collateral Manager on behalf of the Borrower) commits to make such purchase or origination, as applicable, in each case after giving effect to such purchase or origination and all other sales, purchases or originations previously or simultaneously committed to:

(i)  such obligation is an Eligible Loan;

(ii)  each Coverage Test is satisfied; and

(iii)  each Collateral Quality Test is satisfied (or if any such Collateral Quality Test was not satisfied prior to such purchase or acquisition, such test is maintained or improved after giving effect to such purchase).

(b)  Purchase of Loans Involving Affiliates. Additional Loans may be purchased from time to time by the Borrower from any of its Affiliates only if (i) such purchase is in accordance with the Purchase and Contribution Agreement or (ii) (x) the material terms and conditions thereof are no less favorable to the Borrower than the terms it would obtain if negotiated on an arms-length basis, (y) the transactions are effected in accordance with all Applicable Laws and (z) such purchase is for an amount equal to or less than the lesser of (A) the original purchase price paid by such Affiliate (after adjustment for any borrowings or repayments and amortization ) and (B) the Borrower’s current mark with respect to such Loan.

Section 10.03 Substitution and Transfer of Loans. (bb) Substitutions. The Borrower may replace any Collateral Loan with another Loan (a “Substitute Loan”), subject to the satisfaction of the conditions set forth below and in Section 10.04.

(a)  Conditions to Substitution. No substitution of a Collateral Loan with a Substitute Loan shall occur unless each of the following conditions is satisfied as of the date of such substitution (as certified to the Administrative Agent by the Borrower (or the Collateral Manager on behalf of the Borrower)):

(i)  each Substitute Loan satisfies the eligibility criteria set forth in the definition of Eligible Loan on the date of substitution;

(ii)  after giving effect to any such substitution, each Collateral Quality Test is satisfied (or if any such Collateral Quality Test is not satisfied, such test is maintained or improved after giving effect to such substitution);

(iii)  to the extent the Loan Balance of the Collateral Loan(s) to be replaced is greater than that of the Substitute Loan(s) on the date of such substitution, the Borrower shall deposit the difference thereof in the Collection Account as Principal Proceeds;

(iv)  no Default or Event of Default has occurred and is continuing (immediately before or after giving effect to such substitution) other than any Default that will be cured after giving effect to such substitution;

(v)  there is no adverse selection, impacting the interest of the Secured Parties, by the Borrower or Collateral Manager with regard to such Collateral Loans to be substituted or the Substitute Loans;

(vi)  the Borrower shall notify the Administrative Agent of any amount to be deposited into the Collection Account in connection with any such substitution and shall deliver to the Custodian the Related Documents for any Substitute Loans; and

(vii)  upon confirmation of the delivery of a Substitute Loan for each applicable Collateral Loan being substituted for, each applicable Collateral Loan being substituted for shall be removed from the Collateral and the applicable Substitute Loan(s) shall be included in the Collateral.

Section 10.04 Conditions Applicable to All Sale, Origination, Substitution and Purchase Transactions. (cc) Any transaction effected under this Article X or in connection with the acquisition of additional Loans shall be conducted on an arm’s length basis and, if effected with a Person that is an Affiliate of the Borrower (or with an account or portfolio for which the Collateral Manager or any of its Affiliates serves as investment adviser), shall be on material terms no less favorable to the Borrower and the Secured Parties than would be the case if such Person were not such an Affiliate or as otherwise expressly permitted under the Facility Documents.

(a)  Upon each acquisition or origination by the Borrower of a Loan, (i) all of the Borrower’s right, title and interest to such Loan shall be subject to the Lien granted to the Administrative Agent pursuant to this Agreement and (ii) such Loan and the note or other instrument with respect to such Loan shall be Delivered to the Administrative Agent (or the Custodian on its behalf, as applicable); provided, that, notwithstanding the foregoing, the Related Documents and Loan Checklist with respect to such Loan may be delivered within five (5) Business Days of receipt by the Borrower in connection with the contribution, origination or acquisition of such Collateral Loan.

(b)  Upon the sale or substitution of a Collateral Loan pursuant to this Article X, the Administrative Agent, for the benefit of the Secured Parties, shall automatically and without further action be deemed to release and transfer to the Borrower, without recourse, representation or warranty, all the right, title and interest of the Administrative Agent, for the benefit of the Secured Parties in, to and under such Collateral Loan being sold or being substituted for, as applicable. The Administrative Agent, for the benefit of the Secured Parties, shall, at the sole expense of the Borrower, execute such documents and instruments of transfer as may be prepared by the Collateral Manager, on behalf of the Borrower, and take other such actions as shall reasonably be requested by the Collateral Manager on behalf of the Borrower to effect the release and transfer of such Collateral Loan being sold pursuant to this Article X.

(c)  The Aggregate Loan Balance of the Collateral Loan(s) which are the subject of any sale to an Affiliate of the Borrower under this Article X or substitution pursuant to Section 10.03, together with the sum of the Aggregate Loan Balance of all Collateral Loans sold to Affiliates or substituted in the twelve month period preceding the proposed date of sale or substitution (or such lesser number of months as shall have elapsed since the Closing Date) shall not exceed 10% of the highest Aggregate Loan Balance during such period (excluding, however, from such 10% threshold any Collateral Loan sold to an Affiliate of the Borrower (other than a seller under the Purchase and Contribution Agreement) within 150 days of the acquisition of such Collateral Loan by the Borrower); provided that, the sum of the Aggregate Loan Balance of all Defaulted Loans sold to Affiliates or substituted in the twelve month period preceding the proposed date of sale or substitution (or such lesser number of months as shall have elapsed since the Closing Date) shall not exceed 10% of the of the highest Aggregate Loan Balance during such period. For the avoidance of doubt, the foregoing limitations shall not apply (i) to Warranty Loans or (ii) where Collateral Loans are sold by the Borrower in connection with a Permitted Securitization.

(d)  For the avoidance of doubt, the restrictions set forth in Sections 10.01 and 10.04 shall not apply to the sale of Warranty Loans.

Section 10.05 Additional Equity Contributions. Each equity holder in the Borrower may, but shall have no obligation to, at any time or from time to time contribute additional equity to the Borrower for any purpose, including for the purpose of curing any Default, satisfying any Coverage Test, enabling the acquisition or sale of any Loan or satisfying any conditions under Section 3.02. Each equity contribution shall either be made (i) in Cash, (ii) by assignment and contribution of an Eligible Investment and/or (iii) by assignment and contribution of a Loan. All Cash contributed to the Borrower shall be treated as Principal Proceeds except to the extent that the Collateral Manager, in its discretion, specifies that such Cash shall constitute Interest Proceeds.

ARTICLE XI

ADMINISTRATION AND SERVICING OF CONTRACTS

Section 11.01 Designation of the Collateral Manager. (dd) Initial Collateral Manager. The servicing, administering and collection of the Collateral shall be conducted in accordance with this Section 11.01 by the Person designated as the Collateral Manager hereunder. Mount Logan Management, LLC is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and responsibilities, of Collateral Manager pursuant to the terms hereof. The Collateral Manager and the Borrower hereby acknowledge that each of the Secured Parties are third party beneficiaries of the obligations taken by the Collateral Manager hereunder.

(a)  Subcontracts. Except as otherwise provided in this Agreement, the Collateral Manager may, with the prior written consent of the Administrative Agent (other than with respect to any duties performed by U.S. Bank National Association (or an affiliate thereof) as an agent or sub-agent on behalf of the Collateral Manager as of the Closing Date), subcontract with any Person for back office, servicing and administrative functions or collecting the Collateral; provided that (i) the Collateral Manager shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to such Person, (ii) the Collateral Manager shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Collateral Manager pursuant to the terms hereof without regard to any subcontracting arrangement and (iii) any such subcontract shall be subject to the provisions hereof.

Section 11.02 Duties of the Collateral Manager. (ee) Duties. The Collateral Manager shall take or cause to be taken all such actions as may be necessary or advisable to service, administer and collect on the Collateral from time to time, all in accordance with Applicable Law and the Collateral Management Standard. Without limiting the foregoing, the duties of the Collateral Manager shall include the following:

(i)  supervising the Collateral, including communicating with Obligors, executing amendments, providing consents and waivers, exercising voting rights, enforcing and collecting on the Collateral and otherwise managing the Collateral on behalf of the Borrower;

(ii)  preparing and submitting claims to Obligors on each Collateral Loan;

(iii)  maintaining all necessary servicing records with respect to the Collateral;

(iv)  maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate servicing records evidencing the Collateral in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral;

(v)  promptly delivering to the Administrative Agent and each Lender, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Administrative Agent or each Lender may from time to time reasonably request;

(vi)  identifying each Collateral Loan clearly and unambiguously in its servicing records to reflect that such Collateral Loan is owned by the Borrower and that the Borrower is pledging a security interest therein to the Administrative Agent (for the benefit of the Secured Parties) pursuant to this Agreement;

(vii)  notifying the Administrative Agent and each Lender of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (1) that is or is threatened to be asserted by an Obligor with respect to any Collateral Loan (or portion thereof) of which it has actual knowledge or has received notice; or (2) that could reasonably be expected to have a Material Adverse Effect;

(viii) maintaining the perfected security interest of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral;

(ix)  with respect to each Collateral Loan included as part of the Collateral, making copies of the Related Documents available for inspection by the Administrative Agent, upon reasonable notice, at the offices of the Collateral Manager during normal business hours in accordance with Section 5.03(d);

(x)   directing the Administrative Agent to make payments pursuant to the terms of the Monthly Report in accordance with the Priority of Payments;

(xi)   directing the acquisition, sale or substitution of Collateral in accordance with Article X;

(xii)  providing assistance to the Borrower with respect to the purchase, origination and sale of the Loans;

(xiii) instructing the Obligors or the administrative agents and paying agents on the Collateral Loans to make payments directly into the Collection Account including instructing the related administrative agents and paying agents on the Collateral Loans to cause all Collections for any Collateral Loan deposited into a payment account maintained by such administrative agent or paying agent that are owed to the Borrower to be identified and deposited into the Collection Account no later than two (2) Business Days after receipt thereof or such longer period for identification and deposit of collections as may be required under the Related Documents for such Collateral Loan;

(xiv) preparing the Monthly Reports in the manner and at the times required hereunder;

(xv)  complying with such other duties and responsibilities as required of the Collateral Manager by this Agreement; and

(xvi) with respect to each Loan proposed to be acquired by the Borrower, providing a Loan Checklist and Related Documents to the Custodian in accordance with the terms hereof (with an electronic copy provided to the Administrative Agent).

It is acknowledged and agreed that the Borrower possesses only such rights with respect to the enforcement of rights and remedies with respect to the Collateral Loans and the underlying assets securing such Collateral Loans under the Related Documents as have been transferred to the Borrower with respect to the related Collateral Loan, and therefore, for all purposes under this Agreement, the Collateral Manager shall perform its administrative and management duties hereunder only to the extent that, as a lender under the Related Documents, it has the right to do so.

(b)  Exercise of Remedies Not Release.  Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent, each Lender and the

Secured Parties of their rights hereunder or any other Facility Document shall not release the Collateral Manager or the Borrower from any of their duties or responsibilities with respect to the Collateral. The Secured Parties, the Administrative Agent, each Lender and the Administrative Agent shall not have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Collateral Manager hereunder.

(c)  Application of Obligor Payments. Any payment by an Obligor in respect of any indebtedness owed by it to the Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a collection of a payment by such Obligor (starting with the oldest such outstanding payment due) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

(d)  Notwithstanding anything to the contrary in this Agreement, any action taken or not taken by the Collateral Manager shall be in accordance with the terms of the Borrower LLC Agreement (including, those parts of the Borrower LLC Agreement setting forth the terms of the management and policies of the Borrower), and each of the parties hereby acknowledges and agrees that the ultimate authority on the management of the Borrower’s business and affairs shall reside with the managers of the Borrower.

Section 11.03 Liability of the Collateral Manager; Indemnification of the Collateral Manager Persons.

(a)  The Collateral Manager and any of its Affiliates, employees, shareholders, members, partners, assigns, representatives or agents (each such individual or entity, a “Collateral Manager Person”) shall not be liable to the Borrower, any Lender, the Administrative Agent, the Lead Arranger, the Administrative Agent, the Custodian or any other Person for any liability, loss (including amounts paid in settlement), damages, judgments, costs, expenses (including reasonable attorneys’ fees and expenses, accountant’s fees and expenses and the fees and expenses of other experts), demands, charges or claim (collectively, the “Damages”) incurred by reason of any act or omission or alleged act or omission performed or omitted by such Collateral Manager Person, or for any decrease in the value of the Collateral or any other losses suffered by any party; provided, however, that a Collateral Manager Person shall be liable for any Damages that arise (i) by reason of any act or omission constituting bad faith, willful misconduct, or gross negligence by any Collateral Manager Person in the performance of or reckless disregard of the Collateral Manager’s duties hereunder or (ii) by any breach of the representations and warranties of the Collateral Manager expressly set forth in this Agreement (each such breach, a “Collateral Manager Breach”).

(b)  The Collateral Manager may rely in good faith upon, and will incur no Damages for relying upon, (i) any authoritative source customarily used by firms performing services similar to those services provided by the Collateral Manager under this Agreement, and (ii) the advice of nationally recognized counsel, accountants or other advisors as the Collateral Manager determines reasonably appropriate in connection with the services provided by the Collateral Manager under this Agreement.

(c)  In no event shall the Collateral Manager be liable for special, indirect or consequential losses or damages of any kind whatsoever (including but not limited to lost profits) even if the Collateral Manager has been advised of the likelihood of such damages and regardless of the form of such action.

(d)  Each Collateral Manager Person shall be held harmless and be indemnified by the Borrower for any Damages suffered by virtue of any acts or omissions or alleged acts or omissions arising out of the activities of such Collateral Manager Person in the performance of the obligations of the Collateral Manager under this Agreement or as a result of this Agreement, or the Borrower’s ownership interest in any portion of the Collateral Loans, except to the extent any such Damage arises as a result of a Collateral Manager Breach. All amounts payable pursuant to this Section 11.03 shall be payable in accordance with the Priority of Payments.

Section 11.04 Authorization of the Collateral Manager.  The Borrower hereby authorizes the Collateral Manager to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Collateral Manager and not inconsistent with the pledge of the Collateral by the Borrower to the Administrative Agent, on behalf of the Secured Parties, hereunder, to collect all amounts due under any and all Collateral, including, without limitation, endorsing its name on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Collateral Manager could have done if it owned such Collateral. The Borrower shall furnish the Collateral Manager (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Collateral Manager to carry out its collateral management duties hereunder, and shall cooperate with the Collateral Manager to the fullest extent in order to ensure the collectability of the Collateral. In no event shall the Collateral Manager be entitled to make the Secured Parties, the Administrative Agent or any Lender a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any foreclosure or similar collection procedure) without the Administrative Agent’s consent. Following the occurrence and continuance of an Event of Default (unless otherwise waived by the Lenders in accordance with Section 13.01), the Administrative Agent (acting in its sole discretion or at the direction of the Required Lenders) may provide notice to the Collateral Manager (with a copy to the Custodian and the Administrative Agent) that the Secured Parties are exercising their control rights with respect to the Collateral in accordance with Section 6.02.

Section 11.05 Realization Upon Defaulted Loans.  The Collateral Manager will use reasonable efforts consistent with the Collateral Management Standard, this Agreement and the Related Documents to exercise (on behalf of the Borrower and the Secured Parties) available remedies (which may include liquidating, foreclosing upon or repossessing, as applicable, or otherwise comparably converting the ownership of any related property) with respect to any

Defaulted Loan. The Collateral Manager will comply with the Collateral Management Standard, the Related Documents and Applicable Law in realizing upon such related property, and employ practices and procedures, including reasonable efforts, consistent with the Collateral Management Standard and the Related Documents, to enforce all obligations of Obligors. Without limiting the generality of the foregoing, the Collateral Manager may cause the sale of any such related property to the Collateral Manager or its Affiliates for a purchase price equal to the then fair market value thereof, any such sale to be evidenced by a certificate of a Responsible Officer of the Collateral Manager delivered to the Administrative Agent setting forth the Collateral Loan, the related property, the sale price of the related property and certifying that such sale price is the fair market value of such related property. The Collateral Manager will remit to the Collection Account the recoveries received in connection with the sale or disposition of related property relating to any Defaulted Loan hereunder.

Section 11.06 Collateral Management Compensation.  As compensation for its servicing and collateral management activities hereunder and reimbursement for its expenses, the Collateral Manager shall be entitled to receive the Collateral Management Fees to the extent of funds available therefor pursuant to the Priority of Payments, as applicable.

Section 11.07 Payment of Certain Expenses by Collateral Manager.  The Collateral Manager (if the Collateral Manager is an Affiliate of the Borrower) will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of its independent accountants, Taxes imposed on the Collateral Manager, expenses incurred by the Collateral Manager in connection with the production of reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower. The Collateral Manager shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor other than the Collateral Management Fees.

Section 11.08 The Collateral Manager Not to Resign; Assignment.  The Collateral Manager shall not resign from the obligations and duties hereby imposed on it except upon the Collateral Manager’s determination that the performance of its duties hereunder is or becomes impermissible under Applicable Law. Any such determination permitting the resignation of the Collateral Manager shall be evidenced by an opinion of counsel to such effect delivered to the Administrative Agent and each Lender. No such resignation shall become effective until a Successor Collateral Manager shall have assumed the responsibilities and obligations of the Collateral Manager in accordance with Section 11.09.

Section 11.09 Appointment of Successor Collateral Manager.  (ff) Upon resignation of the Collateral Manager pursuant to Section 11.08, the Borrower may (with the consent of the Administrative Agent and the Required Lenders) at any time appoint a successor collateral manager (the “Successor Collateral Manager”), which, for the avoidance of doubt may be the Administrative Agent or any Lender, and such Successor Collateral Manager shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent. Upon the occurrence and continuance of a Collateral Manager Termination Event, the Administrative Agent may (with the consent of the Required Lenders and, in the case of a Collateral Manager Termination Event arising solely under Section 6.03(a), with the consent of the Borrower) at any time appoint a Successor Collateral Manager, which, for the avoidance of doubt may be the

Administrative Agent or any Lender, and such Successor Collateral Manager shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent. No assignment of this Agreement by the Collateral Manager (including, without limitation, a change in control or management of the Collateral Manager which would be deemed an “assignment” under the Investment Advisers Act of 1940, as amended) shall be made unless such assignment is consented to in writing by the Borrower and the Administrative Agent, provided, however, that nothing herein shall be construed to restrict the ability of the Administrative Agent to replace the Collateral Manager upon the occurrence of a Collateral Manager Termination Event pursuant to this Section 11.09 or any obligations of the Collateral Manager in connection with such provisions.

(a)  Upon its appointment (the “Assumption Date”), the Successor Collateral Manager shall be the successor in all respects to the Collateral Manager with respect to collateral management functions under this Agreement subject to and in accordance with the terms of this Agreement (including without limitation Article XIII hereof) and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Collateral Manager by the terms and provisions hereof, and all references in this Agreement to the Collateral Manager shall be deemed to refer to the Successor Collateral Manager; provided that the Successor Collateral Manager shall not (i) be deemed to have assumed or to become liable for, or otherwise have any liability for, any duties, responsibilities, actions performed, breaches, defaults, claims, obligations or liabilities of the terminated Collateral Manager or any other predecessor Collateral Manager arising before the Assumption Date, (ii) have any obligation to pay any taxes required to be paid by the terminated Collateral Manager or any other predecessor Collateral Manager (provided that the Successor Collateral Manager shall pay any income taxes for which it is liable), (iii) have any liability for any failure to perform its duties as Collateral Manager, or any loss or damages arising from such failure, that results from the actions (or inaction) of the terminated Collateral Manager or any other predecessor Collateral Manager on or before the Assumption Date, (iv) have any obligation to perform advancing or repurchase obligations, if any, of the Borrower, the terminated Collateral Manager or any other predecessor Collateral Manager unless it elects to do so in its sole discretion, (v) have any obligation to pay any of the fees and expenses of any other party to the transaction contemplated by this Agreement or any Facility Document, (vi) have any liability with respect to any of the representations and warranties of any predecessor Collateral Manager under this Agreement, (vii) have any obligation to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder or in the exercise of any of its rights and powers, if, in its reasonable judgment, it shall believe that repayment of such funds or adequate indemnity against such risk or liability is not assured to it and (viii) have any obligation to file or record any Financing Statements or other documents in order to perfect or continue any security interests contemplated by this Agreement unless it has been directed by the Administrative Agent to make such filing or recordation. The indemnification obligations of the Successor Collateral Manager, upon becoming a Successor Collateral Manager, are expressly limited to those arising on account of its failure to act in good faith and with reasonable care under the circumstances.

(b)  The Collateral Manager agrees to cooperate and use its commercially reasonable efforts in effecting the transition of the responsibilities and rights of servicing of the Collateral, including, without limitation, the transfer to the Successor Collateral Manager for the administration by it of all cash amounts that shall at the time be held by the Collateral Manager for deposit, or have been deposited by the Collateral Manager, or thereafter received with respect to the Collateral and the delivery to the Successor Collateral Manager in an orderly and timely fashion of all files and records with respect to the Collateral and a computer data file in readable form containing all information necessary to enable the Successor Collateral Manager to service the Collateral. In addition, the Collateral Manager agrees to cooperate and use its commercially reasonable efforts in providing, at the expense of the Collateral Manager, the Successor Collateral Manager with reasonable access (including at the premises of the Collateral Manager) to the employees of the Collateral Manager, and any and all of the books, records (in electronic or other form) or other information reasonably requested by it to enable the Successor Collateral Manager to assume the servicing functions hereunder and under this Agreement and to maintain a list of key servicing personnel and contact information.

(c)  Notwithstanding the Successor Collateral Manager’s assumption of, and its agreement to perform and observe, all duties, responsibilities and obligations of the Collateral Manager under this Agreement arising on and after the Assumption Date, the Successor Collateral Manager shall not be deemed to have assumed or to become liable for, or otherwise have any liability for, any duties, responsibilities, obligations or liabilities of the initial Collateral Manager or any other predecessor Collateral Manager arising under the terms of this Agreement, arising by operation of law or otherwise with respect to the period ending on the Assumption Date, including, without limitation, any liability for, any duties, responsibilities, obligations or liabilities of the initial Collateral Manager or any other predecessor Collateral Manager arising on or before the Assumption Date under this Agreement, regardless of when the liability, duty, responsibility or obligation of the initial Collateral Manager or any other predecessor Collateral Manager therefor arose, whether provided by the terms of this Agreement arising by operation of law or otherwise, and in no case will the Successor Collateral Manager have any liability for any failure to perform its duties as Collateral Manager, or any loss or damages arising from such failure, that results from the actions (or inaction) of the initial Collateral Manager or any other predecessor Collateral Manager on or before the Assumption Date.

(d)  The Successor Collateral Manager undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Successor Collateral Manager hereunder.

(e)  Notwithstanding anything contained in this Agreement or any Facility Document to the contrary, the Successor Collateral Manager is authorized to accept and rely on all of the accounting, records (including computer records) and work of the prior Collateral Manager relating to the Collateral Loans (collectively, the “Predecessor Collateral Manager Work Product”) without any audit or other examination thereof, except to the extent that it knows such records or work product to be incorrect, and such

Successor Collateral Manager shall have no duty, responsibility, obligation or liability for the acts and omissions of the prior Collateral Manager or any other predecessor Collateral Manager. If any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively, “Errors”) exist in any Predecessor Collateral Manager Work Product and such Errors make it materially more difficult to service or should cause or materially contribute to the Successor Collateral Manager making or continuing any Errors (collectively, “Continued Errors”), such Successor Collateral Manager shall have no duty, responsibility, obligation or liability for such Continued Errors; provided that such Successor Collateral Manager agrees to use commercially reasonable efforts to prevent further Continued Errors. In the event that the Successor Collateral Manager becomes aware of Errors or Continued Errors, it shall, with the prior consent of the Administrative Agent, use its commercially reasonable efforts to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and to prevent future Continued Errors. The Successor Collateral Manager shall be entitled to recover its costs thereby expended in accordance with the Priority of Payments.

(f)  The Collateral Manager will, upon the request of the Successor Collateral Manager, provide the Successor Collateral Manager with a power of attorney providing that the Successor Collateral Manager is authorized and empowered to execute and deliver, on behalf of the Collateral Manager, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do so or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination or to perform the duties of the Collateral Manager under this Agreement.

(g)  The Successor Collateral Manager shall not be liable for an action or omission to act hereunder, except for its own willful misconduct, gross negligence or bad faith. Under no circumstances will the Successor Collateral Manager be liable for indirect, special, consequential or incidental damages, such as loss of use, revenue or profit. In no event shall the Successor Collateral Manager be liable to the Borrower for any bad debts or other defaults by Obligors.

(h)  Except as set forth herein, the Successor Collateral Manager shall have no duty to review any information regarding the Collateral Manager, including any financial statements or the information set forth herein.

(i)  If the Successor Collateral Manager is prevented from fulfilling its obligations hereunder as a result of government actions, regulations, fires, strikes, accidents, acts of God or other causes beyond the control of such party, the Successor Collateral Manager shall use commercially reasonable efforts to resume performance as soon as reasonably possible, and the Successor Collateral Manager’s obligations shall be suspended for a reasonable time during which such conditions exist.

ARTICLE XII

THE ADMINISTRATIVE AGENT

Section 12.01 Authorization and Action. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and, to the extent applicable, the other Facility Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, subject to the terms hereof. The Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Facility Documents to which it is a party or any fiduciary relationship with any Secured Party and no implied covenants, functions, responsibilities, duties or obligations or liabilities on the part of the Administrative Agent shall be read into this Agreement or any other Facility Document to which the Administrative Agent is a party (if any) as duties on its part to be performed or observed. The Administrative Agent shall not have or be construed to have any other duties or responsibilities in respect of this Agreement or any other Facility Document and the transactions contemplated hereby or thereby. As to any matters not expressly provided for by this Agreement or the other Facility Documents, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders; provided that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent, in its judgment, to personal liability, cost or expense or which is contrary to this Agreement, the other Facility Documents or Applicable Law, or would be, in its judgment, contrary to its duties hereunder, under any other Facility Document or under Applicable Law. Each Lender agrees that in any instance in which the Facility Documents provide that the Administrative Agent’s consent may not be unreasonably withheld, provide for the exercise of the Administrative Agent’s reasonable discretion, or provide to a similar effect, it shall not in its instructions (or by refusing to provide instruction) to the Administrative Agent withhold its consent or exercise its discretion in an unreasonable manner.

Section 12.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and each other Facility Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the gross negligence or willful misconduct of any non-Affiliated agent or attorneys-in-fact selected by it with reasonable care.

Section 12.03 Administrative Agent’s Reliance, Etc. (gg) Neither the Administrative Agent nor any of its respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the other Facility Documents, except for its or their own gross negligence, fraud, bad faith or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower or the Collateral Manager or any of their Affiliates) and independent public accountants and other experts selected by it with due care and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts in the absence of its own gross negligence, fraud or willful misconduct; (ii) makes no warranty or representation to any Secured Party or any other Person and shall not be responsible to any Secured Party or any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Facility Documents; (iii) shall not have any duty to monitor, ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the other Facility Documents or any Related Document on the part of the Borrower, the Collateral Manager or any other Person or to inspect the property (including the books and records) of the Borrower or the Collateral Manager; (iv) shall not be responsible to any Secured Party or any other Person for the due execution, legality, validity, enforceability, perfection, genuineness, sufficiency or value of any Collateral (or the validity, perfection, priority or enforceability of the Liens on the Collateral), this Agreement, the other Facility Documents, any Related Document or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any other Facility Document by relying on, acting upon (or by refraining from action in reliance on) any notice, consent, certificate (including, for the avoidance of doubt, the Borrowing Base Calculation Statement), instruction or waiver, report, statement, opinion, direction or other instrument or writing (which may be delivered by telecopier, email, cable or telex, if acceptable to it) believed by it in good faith to be genuine and believed by it to be signed or sent by the proper party or parties. The Administrative Agent shall not have any liability to the Borrower or any Lender or any other Person for the Borrower’s, the Collateral Manager’s, any Lender’s or any other Person’s, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement or any other Facility Document. The Administrative Agent shall not be liable for the actions for omissions of any other agent (including concerning the application of funds), or under any duty to monitor or investigate compliance on the part of any other agent with the terms or requirements of this Agreement, any Facility Document or any Related Document, or their duties hereunder or thereunder.

(a) The Administrative Agent shall be entitled to assume the due authority of any signatory and genuineness of any signature appearing on any instrument or document it may receive (including each Notice of Borrowing received hereunder) in the absence of its own gross negligence, fraud, willful misconduct and reckless disregard. The Administrative Agent shall not be liable for any action taken in good faith and reasonably believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of the Required Lenders to provide, written instruction to exercise such discretion or grant such consent from the Required Lenders, as applicable). The Administrative Agent shall not be liable for any error of judgment made in good faith unless it shall be proven by a court of competent jurisdiction that the Administrative Agent was grossly negligent in ascertaining the relevant facts. Nothing herein or in any Facility Document or Related Document shall obligate the Administrative Agent to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not adequately indemnified. The Administrative Agent shall not be liable for any indirect, special, punitive or consequential damages (including lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action. The Administrative Agent shall not be charged with knowledge or notice of any matter unless actually known to a Responsible Officer of the Administrative Agent, or unless and to the extent written notice of such matter is received by the Administrative Agent at its address in accordance with Section 13.02. Any electronically signed document delivered via email from a person purporting to be a Responsible Officer shall be considered signed or executed by such Responsible Officer on behalf of the applicable Person. The Administrative Agent shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto. Any permissive grant of power to the Administrative Agent hereunder shall not be construed to be a duty to act. The Administrative Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval, electronic transmission or other paper or document. The Administrative Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith, except in the case of its willful misconduct, bad faith, fraud or grossly negligent performance or omission of its duties.

(b) The Administrative Agent shall not be responsible or liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

(c) Each Lender acknowledges that, except as expressly set forth in this Agreement, the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Secured Party as to any matter. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the Collateral Manager, and made its own decision to enter into this Agreement and the other Facility Documents to which it is a party. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Secured Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the Facility Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the Collateral Manager. The Administrative Agent shall not have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Borrower or Collateral Manager which may come into the possession of the Administrative Agent.

Section 12.04 Indemnification. Each of the Lenders agrees to indemnify and hold the Administrative Agent harmless (to the extent not reimbursed by or on behalf of the Borrower pursuant to Section 13.04 or otherwise) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorney’s fees and expenses) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Facility Document or any Related Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Facility Document or any Related Document; provided that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct; and provided, further, that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (for purposes hereof, “Administrative Agent Indemnified Liabilities”) unless such Administrative Agent Indemnified Liabilities are imposed on, incurred by, or asserted against the Administrative Agent as a result of any action taken, or not taken, by the Administrative Agent at the direction of the Administrative Agent or such Lender or Lenders, as the case may be, in accordance with the terms and conditions set forth in this Agreement (it being understood and agreed that the Administrative Agent shall be under no obligation to exercise or to honor any of the rights or powers vested in it by this Agreement at the request or direction of any of the Lenders (or other Persons authorized or permitted under the terms hereof to make such request or give such direction) pursuant to this Agreement or any of the other Facility Documents, unless such Lenders shall have provided to the Administrative Agent security or indemnity reasonably satisfactory to it against the costs, expenses (including reasonable and documented attorney’s fees and expenses) and Administrative Agent Indemnified Liabilities which might reasonably be incurred by it in compliance with such request or direction, whether such indemnity is provided under this Section 12.04 or otherwise). The rights of the Administrative Agent and obligations of the Lenders under or pursuant to this Section 12.04 shall survive the termination of this Agreement, and the earlier removal or resignation of the Administrative Agent hereunder.

Section 12.05 Successor Administrative Agent. (hh) Subject to the terms of this Section 12.05, the Administrative Agent may, upon thirty (30) days’ notice to the Lenders and the Borrower, resign as Administrative Agent. If the Administrative Agent shall resign, then the Required Lenders shall appoint a successor agent. If for any reason a successor agent is not so appointed and does not accept such appointment within thirty (30) days of notice of resignation, the Administrative Agent may appoint a successor agent. The appointment of any successor Administrative Agent shall be subject to the prior written consent of the Borrower and the Collateral Manager (which consent shall not be unreasonably withheld or delayed); provided that the consent of the Borrower to any such appointment shall not be required if (i) an Event of Default shall have occurred and is continuing or (ii) if such successor agent is a Lender or an Affiliate of the Administrative Agent or any Lender. Any resignation of the Administrative Agent shall be effective upon the appointment of a successor agent pursuant to this Section 12.05. After the effectiveness of the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents and the provisions of this Article XII shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and under the other Facility Documents.

(a) Any Person (i) into which the Administrative Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Administrative Agent shall be a party, or (iii) that may succeed to the corporate trust properties and assets of the Administrative Agent substantially as a whole, shall be the successor to the Administrative Agent this Agreement without further act of any of the parties to this Agreement.

Section 12.06 Administrative Agent’s Capacity as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 12.07 Certain ERISA Matters. (ii) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Rule or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) clause (a)(i) above is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (a)(iv) above, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Facility Document or any documents related hereto or thereto).

Section 12.08 Recovery of Erroneous Payments. (jj) If the Administrative Agent notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient, but in any event excluding the Borrower and its Affiliates, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(a) Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(A) an error may have been made (in the case of immediately preceding clauses (x) or (y)) or an error has been made (in the case of immediately preceding clause (z)) with respect to such payment, prepayment or repayment; and

(B) such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof and that it is so notifying the Administrative Agent pursuant to this Section 12.08(b).

(b) Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Facility Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(c) In the event an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s request to such Lender at any time, (i) such Lender shall be deemed to have assigned its Advances (but not its Commitments) in an amount equal to the Erroneous Payment Return Deficiency (such assignment of the Advances (but not Commitments), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any promissory notes evidencing such Advances to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment and (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous

Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(d) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(e) To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(f) Each party’s obligations, agreements and waivers under this Section 12.08 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under the Facility Documents.

(g) Notwithstanding anything to the contrary herein or in any other Facility Document, none of the Borrower or any of its Affiliates shall have any obligations or liabilities directly or indirectly arising out of this Section 12.08 in respect of any Erroneous Payment (provided that the foregoing shall in no way limit the obligation of the Borrower to repay the Obligations in accordance with the terms of this Agreement).

ARTICLE XIII

MISCELLANEOUS

Section 13.01 No Waiver; Modifications in Writing. (kk) No failure or delay on the part of any Secured Party exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver of any provision of this Agreement, and any consent to any departure by any party to this Agreement from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(a) No amendment, modification, supplement or waiver of this Agreement shall be effective unless signed by the Borrower, the Collateral Manager, the Administrative Agent and the Required Lenders, provided that:

(i) any Fundamental Amendment shall also require the written consent of all Lenders; and

(ii) no such amendment, modification, supplement or waiver shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Custodian hereunder without the prior written consent of the Administrative Agent or the Custodian, as the case may be.

(b) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 13.02 Notices, Etc. Except where telephonic instructions are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be personally delivered or sent by registered, certified or express mail, postage prepaid, or by facsimile transmission, or by prepaid courier service, or by electronic mail (if the recipient has provided an email address in Schedule 5), and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof in accordance with the provisions of this Section 13.02. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 13.02, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective facsimile numbers or email addresses) indicated in Schedule 5, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party in Schedule 5.

Section 13.03 Taxes. (ll) Any and all payments by or on account of any obligation of the Borrower under this Agreement and any other Facility Document shall be made free and clear of and without deduction for any and all Taxes with respect thereto, except as required by Applicable Law. If the Borrower or the Administrative Agent shall, in its good faith discretion, be required by Applicable Law to deduct any Taxes from or in respect of any sum payable by it hereunder or under any other Facility Document to any Secured Party, (i) if such Tax is an Indemnified Tax, the sum payable by the Borrower shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 13.03) such Secured Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or the Administrative

Agent, as applicable, shall be entitled to make such deductions, and (iii) the Borrower or the Administrative Agent, as applicable, shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(a) In addition, the Borrower agrees to timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes (and, to the extent the funds available for the Borrower are insufficient to pay such amounts in full, the Collateral Manager, on behalf of the Borrower, shall pay such amounts).

(b) The Borrower agrees to indemnify each of the Secured Parties for the full amount of Indemnified Taxes (including any Indemnified Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 13.03) payable or paid by any Secured Party or required to be withheld or deducted from a payment to such Secured Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted. Payments by the Borrower or the Collateral Manager pursuant to this indemnification shall be made promptly following the date the Secured Party makes written demand therefor, which demand shall be accompanied by a certificate describing in reasonable detail the basis thereof. Such certificate shall be presumed to be correct absent manifest error.

(c) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.06(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Facility Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Facility Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(d) Promptly after the date of any payment of Taxes by the Borrower, the Borrower will furnish to the Administrative Agent the original or a certified copy of a receipt issued by the relevant Governmental Authority evidencing payment thereof (or such other evidence of payment as may be reasonably satisfactory to the Administrative Agent).

(e) If any Secured Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 13.03 (including by the payment of additional amounts pursuant to this Section 13.03), it shall reimburse the Borrower (or the Collateral Manager, as applicable) for the amount of any such refund (but only to the extent of indemnity payments made under this Section 13.03 with respect to the Taxes giving rise to such refund), net of reasonable out of pocket expenses incurred (including Taxes) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that in the event that such Secured Party is required to repay such refund to the relevant taxing authority, the Borrower (or the Collateral Manager, as applicable) agrees to return the refund (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Secured Party upon request therefor. Notwithstanding anything to the contrary in this Section 13.03(f), in no event will any Secured Party be required to pay any amount to the Borrower (or the Collateral Manager, as applicable) pursuant to this Section 13.03(f) the payment of which would place the Secured Party in a less favorable net after-Tax position than the Secured Party would have been in if the Tax giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(f) Each Lender that is a U.S. person as that term is defined in Section 7701(a)(30) of the Code (a “U.S. Person”) hereby agrees that it shall, on or about the date on which such Lender becomes a party hereto, deliver to the Borrower and the Administrative Agent two accurate, complete and signed copies of IRS Form W-9 or successor form, certifying that such Lender is on the date of delivery thereof entitled to an exemption from United States backup withholding tax. Each Lender that is not a U.S. Person (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, on or about the date on which such Lender becomes a party hereto, deliver to the Borrower and the Administrative Agent two properly completed and duly executed copies of either IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto (together with all required attachments), in each case claiming complete exemption from, or reduced rate of, U.S. federal withholding tax with respect to payments of interest hereunder. In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code, such Non-U.S. Lender shall provide the appropriate certification pursuant to Exhibit I that such Non-U.S. Lender (i) is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (ii) is not a 10 percent shareholder of the Borrower or Logan Ridge within the meaning of Section 871(h)(3)(B) of the Code and (iii) is not a controlled foreign corporation related to the Borrower or Logan Ridge within the meaning of Section 864(d)(4) of the Code (and if a Non-U.S. Holder is a partnership, such certification may be provided on behalf of its partners), and such Non-U.S. Lender agrees that it shall notify the Borrower and the Administrative Agent in the event such certification is no longer accurate. Such forms shall be delivered by each Non-U.S. Lender on or about the date it becomes a party to this Agreement and on or before the date, if any, such Non-U.S. Lender designates a new lending office. In addition, each Non-U.S. Lender shall deliver such forms as promptly as practicable after receipt of a written request therefor from the Borrower or the Administrative Agent. Any Lender shall also, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made. Each Secured Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If any Secured Party requires the Borrower to pay any additional amount to such Secured Party or any Governmental Authority for the account of such Secured Party or to indemnify such Secured Party pursuant to this Section 13.03, then such Secured Party shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder (in the case of a Lender) or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such Secured Party determines, in its sole discretion, that such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 13.03 in the future and (ii) would not subject such Secured Party to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Secured Party. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Secured Party in connection with any such designation or assignment.

(h) Nothing in this Section 13.03 shall be construed to require any Secured Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(i) Each Secured Party shall deliver to the Borrower and the Administrative Agent, as applicable, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent, as applicable, to comply with their obligations under FATCA and to determine that such Secured Party has complied with such Secured Party’s obligations under FATCA or to determine the amount to deduct and withhold from any payment. Solely for purposes of this Section 13.03(j), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Secured Party agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

Section 13.04 Costs and Expenses; Indemnification. (mm) The Borrower agrees to promptly pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Custodian, the Account Bank and the other Lenders in connection with the preparation, review, negotiation, reproduction, execution and delivery of this Agreement and the other Facility Documents, including the reasonable fees and disbursements of outside counsel for each of the Administrative Agent, the Custodian, the Account Bank and the other Lenders, UCC filing fees and all other related fees and expenses in connection therewith; and in connection with any modification or amendment of this Agreement or any other Facility Document by no later than the Payment Date occurring immediately following the invoice date with respect to such costs and expenses. Further, the Borrower shall pay on demand (A) all reasonable and documented out-of-pocket costs and expenses (including all reasonable fees, expenses and disbursements of outside legal counsel, auditors, accountants, consultants or appraisers or other professional advisors and agents engaged by the Administrative Agent, the Custodian, the Account Bank and the Lenders) incurred by the Administrative Agent, the Custodian, the Account Bank and the Lenders in the preparation, execution, delivery, filing, recordation, administration, performance or enforcement of this Agreement or any other Facility Document or any consent, amendment, waiver or other modification relating thereto, (B) all reasonable and documented out-of-pocket costs and expenses of creating, perfecting, releasing or enforcing the Administrative Agent’s security interests in the Collateral, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, and title insurance premiums, and (C) after the occurrence of any Event of Default, all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Custodian, the Account Bank and the Lenders in connection with the preservation, collection, foreclosure or enforcement of the Collateral subject to the Facility Documents or any interest, right, power or remedy of the Administrative Agent and the Lenders or in connection with the collection or enforcement of any of the Obligations or the proof, protection, administration or resolution of any claim based upon the Obligations in any insolvency proceeding, including all reasonable fees and disbursements of outside attorneys, accountants, auditors, consultants, appraisers and other professionals engaged by the Administrative Agent, the Custodian, the Account Bank and the Lenders; provided that in each case, there shall be a single primary counsel to the Administrative Agent and the Lenders and a single local counsel to the Administrative Agent and the Lenders in each relevant jurisdiction (unless there is an actual or perceived conflict of interest or the availability of different claims or defenses among the Administrative Agent and the Lenders, in which case each such similarly conflicted group of Persons may retain its own counsel). The undertaking in this Section shall survive repayment of the Obligations, any foreclosure under, or modification, release or discharge of, any or all of the Related Documents, termination of this Agreement and the resignation or replacement of the Administrative Agent. Without prejudice to its rights hereunder, the expenses and the compensation for the services of the Administrative Agent are intended to constitute expenses of administration under any applicable bankruptcy law.

(a) The Borrower agrees to indemnify and hold harmless each Secured Party and each of their Affiliates and the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, obligations, expenses, penalties, actions, suits, judgments and disbursements of any kind or nature whatsoever, (including the reasonable and documented fees and disbursements of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of the execution, delivery, enforcement, performance, administration of or otherwise arising out of or incurred in connection with this Agreement, any other Facility Document, any Related Document or any transaction contemplated hereby or thereby (and regardless of whether or not any such transactions are consummated or whether brought by or involving any party hereto or any third party) (collectively, the “Liabilities”), including any such Liability that is incurred or arises out of or in connection with, or by reason of any one or more of the following: (i) preparation for a defense of any investigation, litigation or proceeding arising out of, related to or in connection with this Agreement, any other Facility Document, any Related Document or any of the transactions contemplated hereby or thereby; (ii) any breach of any covenant by the Borrower or the Collateral Manager contained in any Facility Document; (iii) any representation or warranty made or deemed made by the Borrower or the Collateral Manager contained in any Facility Document or in any certificate, statement or report delivered in connection therewith is false or misleading; (iv) any failure by the Borrower or the Collateral Manager to comply with any Applicable Law or contractual obligation binding upon it; (v) any failure to vest, or delay in vesting, in the Administrative Agent (for the benefit of the Secured Parties) a perfected security interest in all of the Collateral free and clear of all Liens (subject to Permitted Liens); (vi) any action or omission, not expressly authorized by the Facility Documents, by the Borrower or any Affiliate of the Borrower which has the effect of reducing or impairing the Collateral or the rights of the Administrative Agent or the Secured Parties with respect thereto; (vii) the failure to file, or any delay in filing, Financing Statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to any Collateral, whether at the time of any Advance or at any subsequent time; (viii) any dispute, claim, offset or defense (other than the discharge in bankruptcy of an Obligor) of an Obligor to the payment with respect to any Collateral (including, without limitation, a defense based on any Collateral Loan (or the Related Documents evidencing such Collateral Loan) not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from any related property; (ix) the commingling of Collections on the Collateral at any time with other funds; (x) any failure by the Borrower to give reasonably equivalent value to the applicable seller, in consideration for the transfer by such seller to the Borrower of any item of Collateral or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code; (xi) the failure of the Borrower, the Collateral Manager or any of their respective agents or representatives to remit to the Collection Account, within two (2) Business Days of receipt, Collections on the Collateral Loans remitted to the Borrower, the Collateral Manager or any such agent or representative as provided in this Agreement; and (xii) any Default or Event of Default; provided, that (x) the Borrower shall not be liable (A) for any Liability or losses arising due to the deterioration in the credit quality or market value of the Collateral Loans or other Collateral hereunder or (B) to the extent any such Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Party’s fraud, bad faith, gross negligence or willful misconduct; (C) to the extent any such Liability arises out of a claim or counterclaim brought by the Borrower or any of its Affiliates against an Indemnified Party for a material breach of such Indemnified Party’s obligations under this Agreement or any other Facility Document, if the Borrower or such other Affiliate has obtained a final and non-appealable judgment in its favor on such claim or counterclaim as determined by a court of competent jurisdiction or (D) to the extent any such Liability arises from disputes solely between or among the Indemnified Parties not relating to or in connection with acts or omissions by the Borrower or any of its Affiliates (it being understood that in the event of such dispute relating to or in connection with acts or omissions by the Borrower or any of its Subsidiaries or any of their respective Affiliates involving a claim or proceeding brought against the Administrative Agent or any of its Affiliates, directors, officers, employees, partners, representatives, advisors and agents and each of their respective heirs, successors and assigns (each, a “Related Party” and, in each case, acting in its capacity as such) by the other Indemnified Parties, the Administrative Agent or such Related Party, as applicable, shall be entitled (subject to the other limitations and exceptions set forth in this proviso) to the benefit of such indemnification) and (y) no Indemnified Party seeking indemnification hereunder shall, without the prior written consent of the Borrower (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is a party and indemnity has been sought hereunder by such Indemnified Party; provided, however that in no event will such Indemnified Party have any liability for any special, exemplary, indirect, punitive or consequential damages in connection with or as a result of such Indemnified Party’s activities related to this Agreement or any Facility Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.

Section 13.05 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Each party agrees that this Agreement and any documents to be delivered in connection herewith may be electronically signed, and that any electronic signatures appearing on this Agreement and such other documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility. Any party that uses an electronic or digital signature service (such as Docusign) to execute this Agreement or any document related to this Agreement agrees to notify the other parties in writing of which service such party is using for the execution of such document.

Section 13.06 Assignability. (nn) Each Lender may, with the consent of the Administrative Agent and the Borrower (in each case not to be unreasonably withheld or delayed), assign to an assignee all or a portion of its rights and obligations under this Agreement (including all or a portion of its outstanding Advances or interests therein owned by it, together with ratable portions of its Commitment); provided that:

(i) the Borrower’s consent to any such assignment shall not be required if the assignee is a Permitted Assignee and not a Prohibited Assignee with respect to such assignor;

(ii) the Borrower’s consent to any such assignment pursuant to this Section 13.06(a) shall not be required if an Event of Default shall have occurred and is continuing (and not been waived by the Lenders in accordance with Section 13.01);

(iii) the Borrower’s consent to any such assignment shall not be required if it becomes illegal for any Lender to hold Advances;

(iv) no assignment shall be made to a natural person or any Prohibited Assignee; and

(v)  no assignment shall be made to the Borrower or any of its Affiliates or Subsidiaries.

The parties to each such assignment shall execute and deliver to the Administrative Agent (with a copy to the Borrower and the Custodian) an Assignment and Acceptance and the applicable tax forms required by Section 13.03(g) and (j), together with a processing and recordation fee of $2,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders. Notwithstanding any other provision of this Section 13.06, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including rights to payment of principal and interest) under this Agreement to secure obligations of such Lender, including any pledge or security interest granted to a Federal Reserve Bank, without consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto.

(b) The Borrower may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and the Lenders.

(c) (i) Any Lender may, with the consent of the Borrower (not to be unreasonably withheld or delayed), sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (D) each Participant shall have agreed to be bound by this Section 13.06(c) and Sections 13.09(b) and 13.15 and (E) each Participant shall have a short term rating of at least “A-2/P2” by S&P and Moody’s, respectively. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any Fundamental Amendment. Each Lender that sells a participation agrees, at the Participant’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 13.06(f) with respect to any Participant. Sections 2.09, 2.10, and 13.03 shall apply to each Participant (it being understood that the documentation required under Section

13.03(g) and (j) shall be delivered to the participating Lender and the Administrative Agent) as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that no Participant shall be entitled to any amount under Section 2.09, 2.10, or 13.03 which is greater than the amount the related Lender would have been entitled to under any such Sections or provisions if the applicable participation had not occurred.

(i) In the event that any Lender sells participations in any portion of its rights and obligations hereunder, such Lender as non-fiduciary agent for the Borrower shall maintain a register on which it enters the name of all participants in the Advances held by it and the principal amount of (and stated interest on) the portion of the Advance which is the subject of the participation (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5 of the Proposed United States Treasury Regulations. An Advance may be participated in whole or in part only by registration of such participation on the Participant Register. Any participation of such Advance may be effected only by the registration of such participation on the Participant Register. The entries in the Participant Register shall be conclusive absent manifest or demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) The Administrative Agent, on behalf of and acting solely for this purpose as the non-fiduciary agent of the Borrower, shall maintain at its address specified in Section 13.02 or such other address as the Administrative Agent shall designate in writing to the Lenders, a copy of this Agreement and each signature page hereto and each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the aggregate outstanding principal amount of the outstanding Advances maintained by each Lender under this Agreement (and any stated interest thereon). The entries in the Register shall be conclusive and binding for all purposes, absent manifest or demonstrable error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. An Advance may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register and in accordance with this Section 13.06.

(e) Notwithstanding anything to the contrary set forth herein or in any other Facility Document, each Lender hereunder, and each Participant, must at all times be a Qualified Purchaser and a “qualified institutional buyer” as defined in Rule 144A under the Securities Act (a “QIB”). Each Lender and Participant represents to the Borrower, (i) on the date that it becomes a party to this Agreement (whether by being a signatory hereto or by entering into an Assignment and Acceptance) and (ii) on each date on which it makes an Advance hereunder, that it is a Qualified Purchaser and a QIB. Notwithstanding anything to the contrary set forth herein or in any other Facility Document, each Lender and each Participant further agrees and represents that it is the sole direct and indirect beneficial owner and holder of its Loans, Advances and Commitments (and all beneficial, economic and other interest therein); shall not hold such Loan, Advance or Commitment for the direct or indirect benefit of any other person; shall not directly or indirectly sell, transfer, convey, assign, or grant any participations in, or any direct or indirect beneficial, economic or other interest in any Loan or any of its Advances or its Commitment, directly or indirectly, in whole or in part, including without limitation, by pledge, hypothecation, on-loan, or derivative or similar transaction or contract, or enter into any other arrangement pursuant to which any other person shall be entitled to or receive a direct or indirect beneficial, economic or other interest therein or any payments made in respect thereof, to any Person unless such Person is a Qualified Purchaser and a QIB. Notwithstanding anything to the contrary set forth herein or in any other Facility Document, each Lender and each Participant agrees: that if any such representation or agreement is no longer accurate or has been breached, it shall promptly notify the Borrower; that if the Borrower determines or is notified that a Lender or a Participant is in breach of any of the representations, acknowledgments or agreements herein, the Borrower may consider the relevant transaction to be null and void and not given effect for any purpose hereunder; and to cooperate with the Borrower’s efforts to so treat such transaction.

(f) Replacement of Lenders. If a Lender (i) is a Defaulting Lender, (ii) is a Non-Consenting Lender, or (iii) requests payment of amounts payable pursuant to Section 2.09 or 13.03 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.09(c) or Section 13.03(h), respectively, then, in addition to any other rights and remedies that any Person may have, the Borrower may, at its sole expense and effort, by notice to the applicable Lender within 180 days after such event (with a copy of such notice concurrently delivered to the Administrative Agent), require such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.09 or Section 13.03) and obligations under the Facility Documents to one or more Eligible Assignees specified by the Borrower within 20 days after the Borrower’s notice, provided, however, that (A) such assignment does not conflict with Applicable Law, (B) in the case of any such assignment resulting from a claim for compensation under Section 2.09 or 13.03, such assignment will result in a reduction in such compensation or payments thereafter, and (C) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. The Administrative Agent is irrevocably appointed as attorney-in-fact to execute any such assignment if any member of the affected Lender fails to execute same. The affected Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Facility Documents, including all principal, interest and fees through the date of assignment (including any amounts under Section 2.10 as if the Advances owing to it were prepaid rather than assigned).

(g) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs. No assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 13.07 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT (EXCEPT, AS TO ANY OTHER FACILITY DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, EXCEPT THE CONFLICT OF LAW PRINCIPLES THEREOF WHICH WOULD HAVE THE EFFECT OF APPLYING THE LAW OF ANY OTHER JURISDICTION.

Section 13.08 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 13.09 Confidentiality. Each Secured Party agrees to keep confidential all non-public information provided to it by the Borrower, Logan Ridge or the Collateral Manager with respect to the Borrower, Logan Ridge, the Collateral Manager, their respective Affiliates, the Collateral or any other information furnished to any Secured Party pursuant to this Agreement or any other Facility Document (collectively, the “Borrower Information”); provided that nothing herein shall prevent any Secured Party from disclosing any Borrower Information (a) in connection with this Agreement and the other Facility Documents and not for any other purpose, (x) to any Secured Party or any Affiliate of a Secured Party, or (y) any of their respective Affiliates, employees, directors, agents, attorneys, accountants and other professional advisors (collectively, the “Secured Party Representatives”), it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information, (b) subject to an agreement to comply with the provisions of this Section (or other provisions at least as restrictive as this Section), (i) to use the Borrower Information only in connection with this Agreement and the other Facility Documents and not for any other purpose, to any actual or bone fide prospective permitted assignees and Participants in any of the Secured Parties’ interests under or in connection with this Agreement and (ii) as reasonably required by any direct contractual counterparties or professional advisors thereto, to any swap or derivative transaction relating to the Borrower and its obligations, (c) to any Governmental Authority purporting to have jurisdiction over any Secured Party or any of its Affiliates or any Secured Party Representative, (d) in response to any order of any court or other Governmental Authority or as may otherwise be required to be disclosed pursuant to any Applicable Law, (e) that is a matter of general public knowledge or that has heretofore been made available to the public by any Person other than any Secured Party or any Secured Party Representative, (f) in connection with the exercise of any remedy hereunder or under any other Facility Document, (g) with the written consent of the Borrower, Logan Ridge, or the Collateral Manager, as applicable, (h) that was in its possession or known by such Secured Party or any of its Affiliates without restriction prior to receipt from the Borrower, Logan Ridge or the Collateral Manager, (i) that was rightfully disclosed to such Secured Party by a third party not known by such Secured Party to be under any obligation of confidentiality to the Borrower, Logan Ridge or the Collateral Manager or (j) that was independently developed by such Secured Party or any of its Affiliates without any use of Borrower Information. Notwithstanding any contrary agreement or understanding, the Collateral Manager, the Borrower, the Administrative Agent and the Lenders (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure. The foregoing provision shall apply from the beginning of discussions between the parties. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law, and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law.

Section 13.10 Merger. This Agreement and the other Facility Documents executed by the Administrative Agent or the Lenders taken as a whole incorporate the entire agreement between the parties thereto concerning the subject matter thereof and such Facility Documents supersede any prior agreements among the parties relating to the subject matter thereof.

Section 13.11 Survival. All representations and warranties made hereunder, in the other Facility Documents and in any certificate delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the making of the Advances hereunder. The agreements in Sections 2.04(g), 2.09, 2.10, 2.12, 13.03, 13.04, 13.09, 13.16, and 13.18 and this Section 13.11 shall survive the termination of this Agreement in whole or in part and the payment in full of the principal of and interest on the Advances.

Section 13.12 Submission to Jurisdiction; Waivers; Service of Process; Etc. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement or the other Facility Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of New York County in the State of New York, the courts of the United States of America for the Southern District of New York, and the appellate courts of any of them;

(b) consents that any such action or proceeding may be brought in any court described in Section 13.12(a) and waives to the fullest extent permitted by Applicable Law any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) other than with respect to the Custodian, agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 13.02 or at such other address as may be permitted thereunder;

(d) agrees that nothing herein shall affect the right to effect service of process, summons, notices and documents in any other manner permitted by Applicable Law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding against any Secured Party arising out of or relating to this Agreement or any other Facility Document any special, exemplary, indirect, punitive or consequential damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement).

Additionally, if the Borrower fails at any time to maintain a business office in Maryland it shall immediately (but no later than five Business Days following such occurrence) notify the Administrative Agent.

Section 13.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT OR FOR ANY COUNTERCLAIM THEREIN OR RELATING THERETO.

Section 13.14 [Reserved].

Section 13.15 Waiver of Setoff. Each of the Borrowers and the Collateral Manager hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against any Lender or its assets.

Section 13.16 PATRIOT Act Notice. Each Lender, the Custodian and the Administrative Agent hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lenders to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Lender in order to assist such Lender in maintaining compliance with the PATRIOT Act.

Section 13.17 Legal Holidays. In the event that the date of any Payment Date, date of prepayment or Final Maturity Date shall not be a Business Day, then notwithstanding any other provision of this Agreement or any Facility Document, payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of any such Payment Date, date of prepayment or Final Maturity Date, as the case may be, and interest shall accrue on such payment for the period from and after any such nominal date to but excluding such next succeeding Business Day.

Section 13.18 Non-Petition. The Collateral Manager, each Lender and the Administrative Agent each hereby agrees not to institute against, or join, cooperate with or encourage any other Person in instituting against, the Borrower any bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under federal or state bankruptcy or similar laws until at least one year and one day, or if longer the applicable preference period then in effect plus one day, after the payment in full of the Advances and the termination of all Commitments. The provisions of this Section 13.18 shall survive the termination of this Agreement.

Section 13.19 No Fiduciary Duty. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each of the Borrower and the Collateral Manager (collectively, solely for purposes of this paragraph, the “Credit Parties”) agrees that nothing in the Facility Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Facility Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto

(irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Facility Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

Section 13.20 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued Interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued Interest on their respective Advances and other amounts owing them; provided that:

(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant.

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

ARTICLE XIV

THE CUSTODIAN

Section 14.01 Designation of Custodian.

(a) Initial Custodian. The role of Custodian with respect to the Collateral Loans shall be conducted by the Person designated as Custodian hereunder from time to time in accordance with this Section 14.01. Until the Administrative Agent shall give to U.S. Bank National Association a Custodian Termination Notice, U.S. Bank National Association is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of, Custodian pursuant to the terms hereof.

(b) Successor Custodian. Upon the Custodian’s receipt of a Custodian Termination Notice from the Administrative Agent of the designation of a successor Custodian pursuant to the provisions of Section 14.05, the Custodian agrees that it will terminate its activities as Custodian hereunder. Upon the resignation of the Custodian, the Administrative Agent shall appoint a successor Custodian and if it does not do so within thirty days of the Custodian’s resignation, the Custodian may petition a court of competent jurisdiction for the appointment of a successor.

Section 14.02 Duties of Custodian.

(a) Appointment. Each of the Borrower and the Administrative Agent hereby designate and appoint the Custodian to act as its agent and hereby authorizes the Custodian to take such actions on its behalf and to exercise such powers and perform such duties as are expressly granted to the Custodian by this Agreement. The Custodian hereby accepts such agency appointment to act as Custodian pursuant to the terms of this Agreement, until its resignation or removal as Custodian pursuant to the terms hereof.

(b) Duties. On or before the Effective Date, and until its removal pursuant to Section 14.05, the Custodian shall perform, on behalf of the Administrative Agent and the other Secured Parties, the following duties and obligations:

(i) The Custodian shall take and retain custody of the Related Documents delivered by the Borrower pursuant to Section 7.05 in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties and subject to the Lien thereon in favor of the Administrative Agent, as agent for the Secured Parties. Within five (5) Business Days of its receipt of the Related Documents and Loan Checklist (the “Review Period”), the Custodian shall review the Related Documents delivered to it to confirm that (A) if the files delivered per the following sentence indicate that any document must contain an original signature, each such document appears to bear the original signature, or if the file indicates that such document may contain a copy of a signature, that such copies appear to bear a reproduction of such signature and (B) based on a review of the applicable note, the related initial principal loan balance when entered into or obtained by the Borrower, loan identification number and Obligor name with respect to such Collateral Loan is referenced on the related Loan Checklist and does not appear to be a duplicate Collateral Loan (such items (A) through (B) collectively, the “Review Criteria”). In order to facilitate the foregoing review by the Custodian, in connection with each delivery of Related Documents hereunder to the Custodian, the Collateral Manager shall provide to the Custodian an electronic file (in EXCEL or a comparable format acceptable to the Custodian) or the related Loan Checklist that contains a list of all Related Documents and whether they require original signatures, the loan identification number and the name of the Obligor and the initial principal loan balance when entered into or obtained by the Borrower with respect to each related Collateral Loan. Notwithstanding anything herein to the contrary, the Custodian’s obligation to review the Related Documents shall be limited to reviewing such Related Documents based on the information provided on the Loan Checklist. In receiving any Related Documents hereunder, and in maintaining any listing or providing any report or communication with respect to the Related Documents held hereunder, the Custodian shall be required only to review such Related Documents in accordance with the Review Criteria. Within one Business Day after the end of the Review Period, the Custodian shall notify the Borrower, the Collateral Manager, and the Administrative Agent in writing of any Related Documents listed on the Loan Checklist not included in the related file and any other exceptions to the Review Criteria in a form of certificate substantially in the form of Exhibit K (the “Custodial Certificate”). After the Custodian’s delivery of the Custodial Certificate, the Collateral Manager shall have ten Business Days to correct any non-compliance with any Review Criteria. In addition, if requested in writing in the form of Exhibit E by the Collateral Manager and approved by the Administrative Agent within ten Business Days of the Custodian’s delivery of such Custodial Certificate, the Custodian shall return the Related Documents for any Collateral Loan which fails to satisfy a Review Criteria to the Borrower. Other than the foregoing, the Custodian shall not have any responsibility for reviewing any Related Documents.

(ii) In taking and retaining custody of the Related Documents, the Custodian shall be deemed to be acting as the agent of the Secured Parties; provided that the Custodian makes no representations as to the existence, perfection or priority of any Lien on the Related Documents or the instruments therein; and provided further that the Custodian’s duties as agent shall be limited to those expressly contemplated herein.

(iii) All Related Documents that are originals or copies shall be kept in fire resistant vaults, rooms or cabinets at the Custodian Facilities. All Related Documents that are originals or copies shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. All Related Documents that are originals or copies shall be clearly segregated from any other documents or instruments maintained by the Custodian. All Related Documents that are delivered to the Custodian in electronic format shall be saved onto disks and/or onto the Custodian’s secure computer system, and maintained in a manner so as to permit retrieval and access.

(iv) On each Payment Date, the Custodian shall provide a written report to the Administrative Agent and the Collateral Manager (in a form acceptable to the Administrative Agent) identifying each Collateral Loan for which it holds Related Documents, the non-complying Collateral Loans and the applicable Review Criteria that any non-complying Collateral Loan fails to satisfy.

(v) [Reserved].

(vi) In no event shall the Custodian be liable for special, indirect, punitive or consequential losses or damages of any kind whatsoever (including but not limited to lost profits) even if the Custodian has been advised of the likelihood of such damages and regardless of the form of such action.

(vii) Any duty on the part of the Custodian with respect to the custody of such Collateral Loans shall be limited to the exercise of reasonable care by the Custodian in the physical custody of any such Related Documents and other documents delivered to it, and any related instrument, security, credit agreement, assignment agreement and/or other agreements or documents, if any (collectively, “Financing Documents”), that may be delivered to it.

(viii) Notwithstanding anything herein to the contrary, delivery of the Collateral Loans acquired by the Borrower which constitute Noteless Loans or Participations or which are otherwise not evidenced by a “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the UCC, respectively, shall be made by delivery to the Custodian of a copy of the loan register with respect to such Noteless Loan evidencing registration of such Collateral Loan on the books and records of the applicable Obligor or bank agent to the name of the Borrower (or its nominee) or a copy (which may be a facsimile copy) of an assignment agreement in favor of the Borrower as assignee.

(ix) The Custodian may assume the genuineness of any such Financing Document it may receive and the genuineness and due authority of any signatures appearing thereon, and shall be entitled to assume that each such Financing Document it may receive is what it purports to be. If an original “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the UCC, respectively, is or shall be or become available with respect to any Collateral Loan to be held by the Custodian under this Agreement, it shall be the sole responsibility of the Borrower to make or cause delivery thereof to the Custodian, and the Custodian shall not be under any obligation at any time to determine whether any such original security or instrument has been or is required to be issued or made available in respect of any Collateral Loan or to compel or cause delivery thereof to the Custodian.

Section 14.03 Merger or Consolidation. Any Person (i) into which the Custodian may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Custodian shall be a party, or (iii) that may succeed to all or substantially all of the document custody business of the Custodian, shall be the successor to the Custodian under this Agreement without further act of any of the parties to this Agreement.

Section 14.04 Custodian Compensation and Indemnification. As compensation for its Custodian activities hereunder, the Custodian shall be entitled to fees pursuant to the Custodian Fee Letter. The Custodian’s entitlement to receive the fees under the Custodian Fee Letter shall cease on the earlier to occur of: (i) its removal as Custodian pursuant to Section 14.05 or (ii) the termination of this Agreement. Upon termination of this Agreement or earlier resignation or removal of the Custodian, the Borrower shall pay to the Custodian such compensation, and shall likewise reimburse the Custodian for its costs, expenses and disbursements, as may be due as of the date of such termination, resignation or removal, as the case may be. For the avoidance of doubt, the Custodian shall be entitled to all of the benefits of the indemnification provisions to the extent and in the manner set forth in Section 13.04. All indemnifications in favor of the Custodian under this Agreement shall survive the termination of this Agreement, or any resignation or removal of the Custodian. The Borrower agrees to pay or reimburse to the Custodian upon its request from time to time all costs, disbursements, advances, and expenses (including reasonable fees and expenses of legal counsel) incurred, in connection with the preparation or execution of this Agreement, or in connection with the transactions contemplated hereby or performance by the Custodian of its duties and services under this Agreement (including costs and expenses of any action deemed necessary by the Custodian to collect any amounts owing to it under this Agreement).

Section 14.05 Custodian Removal. The Custodian may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Custodian (the “Custodian Termination Notice”); provided that notwithstanding its receipt of a Custodian Termination Notice, the Custodian shall continue to act in such capacity (and shall continue to be entitled to receive fees) until a successor Custodian has been appointed, has agreed to act as Custodian hereunder, and has received all Related Documents held by the previous Custodian.

Section 14.06 Limitation on Liability.

(a) The Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document or electronic communication delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Custodian may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Administrative Agent or (b) the verbal instructions of the Administrative Agent.

(b) The Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel. The Custodian may exercise any of its rights or powers hereunder or perform any of its duties hereunder either directly or by or through agents or attorneys, and the Custodian shall not be responsible for any actions or omissions on the part of any agent or attorney appointed hereunder with due care by it.

Each of the protections, reliances, indemnities and immunities offered to the Administrative Agent in Article XII shall be afforded to the Custodian.

(c) The Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except, notwithstanding anything to the contrary contained herein, in the case of its willful misconduct, bad faith or grossly negligent performance or omission of its duties and in the case of its grossly negligent performance of its duties in taking and retaining custody of the Related Documents.

(d) The Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral. The Custodian shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e) The Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Custodian.

(f) The Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g) It is expressly agreed and acknowledged that the Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(h) Without prejudice to the generality of the foregoing, the Custodian shall be without liability to the Borrower, Collateral Manager, the Administrative Agent or any other Person for any damage or loss resulting from or caused by events or circumstances beyond the Custodian’s reasonable control, including nationalization, expropriation, currency restrictions, the interruption, disruption or suspension of the normal procedures and practices of any securities market, power, mechanical, communications or other technological failures or interruptions, computer viruses or the like, fires, floods, earthquakes or other natural disasters, civil and military disturbance, acts of war or terrorism, riots, revolution, acts of God, work stoppages, strikes, national disasters of any kind, or other similar events or acts; errors by the Borrower or the Administrative Agent (including any authorized Person of any thereof) in its instructions to the Custodian; or changes in Applicable Law, regulation or orders.

(i) In the event that (i) the Borrower, the Administrative Agent, the Collateral Manager, the Lenders or the Custodian shall be served by a third party with any type of levy, attachment, writ or court order with respect to any Loan or Related Documents or

(ii) a third party shall institute any court proceeding by which any Related Document shall be required to be delivered otherwise than in accordance with the provisions of this Agreement, the party receiving such service shall promptly deliver or cause to be delivered to the other parties to this Agreement copies of all court papers, orders, documents and other materials concerning such proceedings. The Custodian shall, to the extent permitted by law, continue to hold and maintain all the Related Documents that are the subject of such proceedings pending a final, nonappealable order of a court of competent jurisdiction permitting or directing disposition thereof. Upon final determination of such court, the Custodian shall dispose of such Related Documents as directed by the Administrative Agent or Administrative Agent, which shall give a direction consistent with such determination. Expenses of the Custodian incurred as a result of such proceedings shall be borne by the Borrower.

Section 14.07 Resignation of the Custodian. The Custodian shall not resign from the obligations and duties hereby imposed on it except upon (a) ninety days written notice to the Borrower, the Collateral Manager and the Administrative Agent, or (b) the Custodian’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Custodian could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Custodian shall be evidenced as to clause (i) above by an opinion of counsel to such effect delivered to the Administrative Agent. No such resignation shall become effective until a successor Custodian shall have assumed the responsibilities and obligations of the Custodian hereunder.

Section 14.08 Release of Related Documents.

(a) Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Collateral, the Custodian is hereby authorized (unless and until such authorization is revoked by the Administrative Agent) to, and shall, upon written receipt from the Collateral Manager of a request for release of documents and receipt in the form annexed hereto as Exhibit E, release to the Collateral Manager within two Business Days of receipt of such request, the Related Documents or the documents set forth in such request and receipt to the Collateral Manager. All documents so released to the Collateral Manager shall be held by the Collateral Manager in trust for the benefit of the Administrative Agent in accordance with the terms of this Agreement. The Collateral Manager shall return to the Custodian the Related Documents or other such documents (i) promptly upon the request of the Administrative Agent, or (ii) when the Collateral Manager’s need therefor in connection with such enforcement or servicing no longer exists, unless the Collateral Loan shall be liquidated or sold, in which case, upon receipt of an additional request for release of documents and receipt certifying such liquidation or sale from the Collateral Manager to the Custodian in the form annexed hereto as Exhibit E, the Collateral Manager’s request and receipt submitted pursuant to the first sentence of this subsection shall be released by the Custodian to the Collateral Manager.

(b) Release for Payment. Upon receipt by the Custodian of the Collateral Manager’s request for release of documents and receipt in the form annexed hereto as

Exhibit E (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account as provided in this Agreement), the Custodian shall promptly release the Related Documents to the Collateral Manager.

Section 14.09 Return of Related Documents. The Borrower may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), require that the Custodian return each Related Document (as applicable), respectively (a) delivered to the Custodian in error, (b) as to which the Lien on the underlying assets securing such related Collateral Loan has been so released pursuant to Section 7.02, (c) that has been the subject of a discretionary sale or any sale of a loan pursuant to Section 10.01 or (d) that is required to be redelivered to the Borrower in connection with the termination of this Agreement, in each case by submitting to the Custodian and the Administrative Agent a written request in the form annexed hereto as Exhibit E (signed by both the Borrower and the Administrative Agent) specifying the Collateral to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Custodian shall upon its receipt of each such request for return executed by the Borrower and the Administrative Agent promptly, but in any event within two Business Days, return the Related Documents so requested to the Borrower.

Section 14.10 Access to Certain Documentation and Information Regarding the Collateral; Audits.

(a) The Collateral Manager and the Custodian shall provide to the Administrative Agent access to the Related Documents and all other documentation regarding the Collateral including in such cases where the Administrative Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge (but, with respect to the Custodian, at the expense of the Borrower) but only (i) upon two Business Days’ prior written request, (ii) during normal business hours and (iii) subject to the Collateral Manager’s and Custodian’s normal security and confidentiality procedures; provided that the Administrative Agent may, and shall upon request of any Lender, permit each Lender to be included on any such review, and shall use reasonably commercial efforts to schedule any review on a day when Lenders desiring to participate in such review may be included. From time to time at the discretion of the Administrative Agent, the Administrative Agent may review the Collateral Manager’s collection and administration of the Collateral in order to assess compliance by the Collateral Manager with Article XI and may conduct an audit of the Collateral, and Related Documents in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time, in each case subject to the provisions of Section 5.03(e).

(b) Without limiting the foregoing provisions of Section 14.10(a), from time to time on request of the Administrative Agent, the Custodian shall permit certified public accountants or other independent auditors acceptable to the Administrative Agent to conduct a review of the Related Documents and all other documentation regarding the Collateral. Up to one such review per fiscal year shall be at the expense of the Borrower and additional reviews in a fiscal year shall be at the expense of the requesting Lender(s); provided that, after the occurrence and during the continuance of an Event of Default, any such reviews, regardless of frequency, shall be at the expense of the Borrower.

Section 14.11 Representations and Warranties of the Custodian. The Custodian in its individual capacity and as Custodian represents and warrants as follows:

(a) Organization; Power and Authority. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Custodian under this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Custodian, as the case may be.

(c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Custodian is a party or by which it or any of its property is bound.

(d) No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law as to the Custodian.

(e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Custodian, required in connection with the execution and delivery of this Agreement, the performance by the Custodian of the transactions contemplated hereby and the fulfillment by the Custodian of the terms hereof have been obtained.

(f) Validity. The Agreement constitutes the legal, valid and binding obligation of the Custodian, enforceable against the Custodian in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Code and general principles of equity (whether considered in a suit at law or in equity).

Section 14.12 Covenants of the Custodian.

(a) Affirmative Covenants of the Custodian.

(i) Compliance with Law. The Custodian will comply in all material respects with all Applicable Law.

(ii) Preservation of Existence. The Custodian will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(iii) Location of Related Documents. Subject to Section 14.08, the Related Documents shall remain at all times in the possession of the Custodian at the Custodian Facilities unless notice of a different address is given in accordance with the terms hereof or unless the Administrative Agent agrees to allow certain Related Documents to be released to the Collateral Manager on a temporary basis in accordance with the terms hereof, except as such Related Documents may be released pursuant to this Agreement.

(b) Negative Covenants of the Custodian.

(i) Related Documents. The Custodian will not dispose of any documents constituting the Related Documents in any manner that is inconsistent with the performance of its obligations as the Custodian pursuant to this Agreement.

(ii) No Changes to Custodian Fee. The Custodian will not make any changes to the custodian fee set forth in the Custodian Fee Letter without the prior written approval of the Administrative Agent and the Borrower.

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